Exhibit 4.2

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 15, 2011

among

MICHAEL KORS (USA), INC.

The Foreign Subsidiary Borrowers Party Hereto

The LENDERS Party Hereto,

The GUARANTORS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

(successor by merger to WELLS FARGO TRADE CAPITAL, LLC),

as Collateral Agent

J.P. MORGAN SECURITIES LLC

as Sole Bookrunner and Sole Lead Arranger

Schedules and Exhibits

SCHEDULES

Schedule 1.01A	—	Existing Letters of Credit
Schedule 1.01B	—	Foreign Subsidiary Responsible Officers
Schedule 2.01	—	Commitments
Schedule 3.05	—	Disclosed Matters as to Litigation
Schedule 3.06	—	Canadian Pension Plans
Schedule 3.08	—	Disclosed Matters as to Environmental Compliance
Schedule 3.09	—	Other Leased and Owned Property
Schedule 3.16	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.03	—	Fiscal Year End
Schedule 6.04	—	Existing Investments
Schedule 6.07	—	Transactions with Affiliates
Schedule 6.08	—	Existing Restrictions

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	[Reserved]
Exhibit C	—	Form of Promissory Note
Exhibit D	—	Form of Borrowing Request
Exhibit E	—	Form of Borrowing Base Certificate
Exhibit F	—	Form of Guarantee Agreement
Exhibit G	—	Form of Pledge and Security Agreement
Exhibit H	—	Reserved
Exhibit I	—	Reserved
Exhibit J	—	Reserved
Exhibit K	—	Form of Tri-Party Notification
Exhibit L-1	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit L-2	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit L-3	—	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit L-4	—	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit M	—	JPMorgan Continuing Agreement for Commercial and Standby Letters of Credit
Exhibit N	—	[Reserved]
Exhibit O	—	Reserve Costs
Exhibit P	—	Form of Increasing Lender Supplement
Exhibit Q	—	Form of Augmenting Lender Supplement
Exhibit R	—	Form of Borrowing Subsidiary Agreement
Exhibit S	—	Form of Borrowing Subsidiary Termination

This is a SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 15, 2011 by and among MICHAEL KORS (USA), INC., a Delaware corporation (the “Company”), MICHAEL KORS (EUROPE) B.V., a Dutch private limited liability company with its corporate seat in Amsterdam, The Netherlands, MICHAEL KORS (CANADA) CO., an unlimited liability company incorporated under the laws of the Province of Nova Scotia, MICHAEL KORS (SWITZERLAND) GMBH, a limited liability company organized under the laws of Switzerland and the other FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, as Borrowers, MICHAEL KORS HOLDINGS LIMITED, a British Virgin Islands company, MICHAEL KORS CORPORATION, a British Virgin Islands company, MICHAEL KORS, L.L.C., a Delaware limited liability company, MICHAEL KORS INTERNATIONAL LIMITED, a British Virgin Islands company, MICHAEL KORS STORES (CALIFORNIA), INC., a Delaware corporation, MICHAEL KORS STORES, L.L.C., a New York limited liability company, MICHAEL KORS RETAIL, INC., a Delaware corporation, MICHAEL KORS (EUROPE) HOLDING COOPERATIE U.A., a co-operative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) organized and existing under the laws of the Netherlands, MICHAEL KORS (EUROPE) HOLDINGS B.V., a private limited liability company incorporated under the laws of Curaçao, and MICHAEL KORS (UK) LIMITED, a private limited company incorporated under the laws of England and Wales with registered number 6481234, as Guarantors, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to WELLS FARGO TRADE CAPITAL, LLC), as Collateral Agent.

WHEREAS, the Borrowers, certain of the Guarantors, the Lenders and the Agents entered into an Amended and Restated Credit Agreement, dated as of August 30, 2007 (as amended prior to the date hereof, the “Original Agreement”);

WHEREAS, the Borrowers, the Guarantors, the Lenders and the Agents have agreed to enter into this Agreement in order to (i) amend and restate the Original Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Original Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Original Agreement, but that this Agreement shall amend and restate in its entirety the Original Agreement and re-evidence the obligations and liabilities of the Borrowers outstanding thereunder, which shall be payable in accordance with the terms hereof; and

WHEREAS, it is also the intent of the Borrowers and the Guarantors to confirm that all obligations under the applicable “Financing Documents” (as referred to and defined in the Original Agreement) shall continue in full force and effect as modified or restated by the Financing Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Financing Documents” shall be deemed to refer to this Agreement, as the same may be further amended, restated, supplemented or modified from time to time.

NOW THEREFORE, the Borrowers, the Guarantors, the Lenders and the Agents hereby agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” has the meaning assigned to such term in the definition of “Permitted Acquisition”.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to any Eurocurrency Borrowing denominated in an Alternative Currency or to a Foreign Subsidiary Borrower, the Adjusted LIBO Rate shall mean the LIBO Rate plus the Mandatory Costs Rate, if applicable, as reasonably determined by the Administrative Agent.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $100,000,000. Notwithstanding any of the foregoing, as of any date, the Aggregate Commitment shall be deemed to be reduced by the aggregate amount of all Permanent Commitment Reductions made during the Availability Period pursuant to Section 2.07 hereof as of such date; provided that for purposes of determining the Aggregate Commitment at any such time, any portion of such amount that is denominated in Alternative Currencies shall be included in such amount as the Dollar Equivalent thereof at such time.

“Agreed Currencies” means (i) U.S. Dollars, (ii) Euro, (iii) Canadian Dollars, (iv) Pounds Sterling, (v) Yen, (vi) Swiss Francs and (vii) any other Alternative Currency agreed to by the Administrative Agent and each of the Lenders.

“Alternative Currencies” means Agreed Currencies other than U.S. Dollars.

“Alternative Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Sublimit” means $35,000,000.

“Applicable Payment Office” means, (a) in the case of a Canadian Borrowing, the Canadian Payment Office and (b) in the case of a Eurocurrency Borrowing, the applicable Eurocurrency Payment Office.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.18 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any date of determination with respect to (i) any Base Rate Loan, the Base Rate plus 125 bps, (ii) with respect to any Canadian Base Rate Loan, the Canadian Prime Rate plus 125 bps, (iii) with respect to any Eurocurrency Loan, the Adjusted LIBO Rate plus 225 bps and (iv) with respect to any BA Equivalent Loan, the BA Rate plus 225 bps.

To the extent that a change in the Applicable Rate occurs during the pendency of an Interest Period for an existing Eurocurrency Loan, the Applicable Rate shall remain the same for the remainder of the Interest Period for such existing Eurocurrency Loan.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Availability” means at any time (i) the lesser at such time of (x) the Aggregate Commitment and (y) the Borrowing Base, minus (ii) the sum at such time of (x) the unpaid principal balance of the Loans, (y) the LC Exposure and (z) all Availability Reserves; provided that for purposes of determining the Availability at any such time, any portion of such amount that is denominated in an Alternative Currency shall be included in such amount as the Dollar Equivalent thereof at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserves” means, as of any date of determination, such reserves in amounts as the Collateral Agent may from time to time establish (upon five days’ notice to the Company in the case of new reserve categories established after the Effective Date and without duplication of the application of Dilution Reserves, if any) and revise (upward or downward) in good faith in accordance with its customary credit policies in respect of any of the following: (a) to reflect events, conditions, contingencies or risks which, as determined by the Collateral Agent, in its reasonable judgment, do, or are reasonably likely to, materially adversely affect either (i) the Collateral or its value or (ii) the security interests and other rights of the Collateral Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect the Collateral Agent’s belief, in its reasonable judgment, that any collateral report or financial information furnished by or on behalf of the Borrowing Base Entities is or may have been incomplete, inaccurate or misleading in any material respect, (c) in respect of any state of facts which the Collateral Agent determines in good faith, in its reasonable judgment, constitutes a Default or (d) to reflect any Banking Services Obligations or Derivative Obligations of MK Holdings or a Subsidiary entered into with a Lender or an Affiliate thereof.

“Available Amount” means, at any time (the “Reference Date”), an amount (if positive) equal to (a) the lesser of (i) $100,000,000 and (ii) the aggregate amount of any cash capital contributions or Net Proceeds from Permitted Equity Issuances received by MK Holdings (or any direct or indirect parent thereof and contributed by such parent to MK Holdings) during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date,

(b)	minus

(i)	the aggregate amount of any Investments made pursuant to Section 6.04(q),

(ii)	the aggregate amount of any Restricted Payments made pursuant to Section 6.06(h), and

(iii)	the aggregate amount of Capital Expenditures made pursuant to Section 6.11 in excess of the Capital Expenditures Allowance,

in the case of each of the foregoing clauses (b)(i) through (b)(iii), made during the period commencing on the Effective Date and ending on the Reference Date (without taking into account the intended usage of the Available Amount on such Reference Date in the contemplated transaction),

(c)	minus without duplication of amounts subtracted pursuant to clause (b)(i) above, the aggregate amount of any Restricted Payments made pursuant Section 6.06(d)(ii).

The Company shall promptly notify the Administrative Agent of any event giving rise to a change in the Applicable Amount.

“BA Equivalent Borrowing” means a Canadian Borrowing that bears interest at a rate per annum determined by reference to the BA Rate.

“BA Equivalent Loan” means a Canadian Loan that bears interest at a rate per annum determined by reference to the BA Rate.

“BA Rate” means, with respect to any Interest Period for any BA Equivalent Loan (a) in the case of any Lender named in Schedule I of the Bank Act (Canada), the rate per annum determined by the Administrative Agent by reference to the average annual rate applicable to Canadian Dollar bankers’ acceptances having a term comparable to such Interest Period quoted on the Reuters Screen “CDOR Page” (or such other page as may replace such page on such screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) at 10:00 a.m. on the date of the commencement of such Interest Period (the “CDOR Rate”) and (b) in the case of any other Lender, the CDOR Rate plus 0.10%. If such rates do not appear on the Reuters Screen at such time, the CDOR Rate shall be the rate of interest determined by the Administrative Agent that is equal to the average (rounded upwards to the nearest 1/100 of 1%) of rates per annum quoted by the banks listed in Schedule I of the Bank Act (Canada) that are also Lenders in respect of Canadian Dollar bankers’ acceptances with a term comparable to such Interest Period.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by any Loan Party or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of any Loan Party or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the preservation, reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Base Rate Loan” means a Loan that bears interest at a rate per annum determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Foreign Subsidiary Borrower.

“Borrowing” means Loans (other than Swingline Loans) of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans and BA Loans, as to which a single Interest Period is in effect and (ii) Swingline Loans.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (i) eighty percent (80%) of the Net Amount of Eligible Receivables plus (ii) sixty percent (60%) of the Net Amount of Eligible Inventory plus (iii) sixty percent (60%) of Eligible Inventory which is In Transit and is imported under Letters of Credit plus (iv) (A) $30,000,000 until an initial appraisal of the value of the Michael Kors Trademark is completed after the Effective Date in connection with the Specified Audit and (B) thereafter, the lesser of (x) twenty-five percent (25%) of the value of the Michael Kors Trademark as reflected in the most recent appraisal thereof (including any appraisal conducted in connection with the Specified Audit or a Collateral Audit) and (y) $30,000,000; provided, that in the event that the value Michael Kors Trademark is required to be included in the determination of Borrowing Base to create Availability, the Administrative Agent shall have the right, in its sole reasonable discretion, to require that funds deposited by any Borrowing Base Entity into any deposit account will be swept on a daily basis into a deposit account maintained with the Administrative Agent that is subject to a Deposit Account Control Agreement or otherwise subject to the control of the Collateral Agent to the Agents’ reasonable satisfaction.

“Borrowing Base Certificate” means a certificate executed by a Responsible Officer of the Company, substantially in the form attached as Exhibit E hereto, as such form may be modified to include such additional detail as the Agents may reasonably request from time to time.

“Borrowing Base Entities” means (i) the Company and its Domestic Subsidiaries that are Loan Parties, (ii) MK Canada and (iii) any other Foreign Subsidiary approved by the Agents.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit R.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit S.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro) and (ii) when used in connection with any Canadian Loan, the term “Business Day” shall also exclude any day on which banks are required or authorized by law to close in Toronto, Canada or Montreal, Quebec; and provided further that, for the purposes of clause (b) of Article VII hereof, the term “Business Day” shall exclude any day on which commercial banks in Hong Kong are authorized or required by law to remain closed.

“BV Security Agreement” means the agreement and deed of pledge of shares of Michael Kors (Europe) B.V., dated May 27, 2010, between Michael Kors (Europe) Holding Cooperatie U.A. (as pledgor), the Collateral Agent (as pledgee) and MKE, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“BVI Insolvency Event” means any one or more of the following with respect to any BVI Loan Party: (a) it is unable to pay its debts as they fall due; (b) the value of its liabilities (including its contingent and prospective liabilities) exceeds the value of its assets; (c) it fails to comply with the requirements of a statutory demand that has not been set aside under Section 157 of the Insolvency Act, 2003 of the British Virgin Islands (the “BVI Insolvency Act”); (d) execution or other process issued on a judgment, decree or order of a court in favour of a creditor of it is returned wholly or partly unsatisfied; (e) it has taken any action or steps have been taken or legal proceedings have been started or threatened against it for (i) its winding up, liquidation, administration, dissolution, amalgamation, reconstruction, reorganisation, arrangement, adjustment, consolidation or protection or relief of creditors (whether by way of voluntary arrangement, scheme of arrangement or otherwise), or (ii) the enforcement of any security interest over any or all of its assets; or (iii) the appointment of a liquidator, receiver, controller, inspector, manager, supervisor, administrative receiver, administrator, trustee or similar officer or official of it or of any or all of its assets; (f) a compromise or arrangement has been proposed, agreed to or sanctioned under any of Sections 177, 178 and 179A of the BVI Business Companies Act, 2004 of the British Virgin Islands (the “BVI Companies Act”) in respect of it, or an application has been made to, or filed with, a court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement; (g) a merger or consolidation is proposed, approved, agreed to or sanctioned under any of Sections 170 to 174 (inclusive) of the BVI Companies Act in respect of it; (h) action is being taken by the Registrar of Corporate Affairs pursuant to Section 213 of the BVI Companies Act to dissolve or strike it off the British Virgin Islands register of companies; or (i) action is approved, agreed to or being taken pursuant to Section 184 of the BVI Companies Act to (without the prior consent of the Agents) continue it as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

“BVI Loan Party” means any Loan Party organized under the laws of the British Virgin Islands.

“C$” or “Canadian Dollars” means the lawful currency of Canada.

“Calculation Date” means (a) for each Eurocurrency Borrowing, the date that is two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing, (b) for all or any portion of the LC Exposure, the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, the date of any LC Disbursement and any date elected by the Administrative Agent after the date of any LC Disbursement in its reasonable discretion or upon instruction by the Required Lenders, and (c) for all outstanding Credit Events, the date that is the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its reasonable discretion or upon instruction by the Required Lenders.

“Canadian Base Rate Borrowing” means a Canadian Borrowing that bears interest at a rate per annum determined by reference to the Canadian Prime Rate.

“Canadian Base Rate Loan” means a Canadian Loan that bears interest at a rate per annum determined by reference to the Canadian Prime Rate.

“Canadian Benefit Plans” means all employee benefit plans, including Canadian Retiree Benefit Plans, of any nature or kind whatsoever (other than Canadian Pension Plans and any statutory plans with which any Borrower or any Subsidiary thereof is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation) that are governed by the laws of Canada and are maintained or contributed to by any Borrower or Subsidiary for which any Borrower or Subsidiary has any obligations, rights or liabilities, contingent or otherwise.

“Canadian Borrower” means (i) MK Canada and (ii) any other borrower of Canadian Loans incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Borrowing” means a Borrowing of Canadian Loans.

“Canadian Facility Letter Agreement” means that certain facility letter agreement dated as of January 27, 2010 by and among MK Canada, as borrower, Michael Kors (NA) LLC as guarantor, and HSBC Bank Canada, as lender, as amended, modified, supplemented or restated from time to time.

“Canadian Loan” means a Loan denominated in Canadian Dollars.

“Canadian Loan Party” means any Loan Party organized under the laws of Canada or any province or territory thereof.

“Canadian Multiemployer Pension Plan” means any multiemployer pension plan, including specified multiemployer pension plans, as defined under applicable Canadian law for which any Borrower or any Subsidiary has any rights, obligations or liabilities, contingent or otherwise.

“Canadian Payment Office” of the Administrative Agent means the office, branch, affiliate or correspondent bank of the Administrative Agent for Canadian Dollars as specified from time to time by the Administrative Agent to the Company and each Lender.

“Canadian Pension Plans” means all Canadian defined benefit or defined contribution pension plans that are considered to be pension plans for the purposes of, and are required to be registered under, the ITA or any applicable pension benefits standards statute or regulation in Canada and that are established, maintained or contributed to by any Borrower or Subsidiary or for which any Borrower or Subsidiary has any rights, obligations or liabilities, contingent or otherwise, for its current or former employees.

“Canadian Prime Rate” means, for any day, the greater of (a) the per annum floating rate of interest established from time to time by JPMorgan Chase Bank, N.A., Toronto Branch, as the prime rate it will use to determine rates of interest on Canadian Dollar loans to its customers in Canada as in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) and (b) the sum of (x) the CDOR Rate for an Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus (y) 1.0%.

“Canadian Retiree Benefit Plans” means all plans or arrangements which provide or promise post-employment health, dental, or any other benefits governed by the laws of Canada, to current employees or employees who have retired or terminated from employment with any Borrower or any Subsidiary; the term “Canadian Retiree Benefit Plan” shall not include any statutory plans with which any Canadian Borrower or any Subsidiary thereof is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation.

“Capital Expenditure Allowance” has the meaning assigned to such term in Section 6.11 hereof.

“Capital Expenditures” of any Person means all expenditures of such Person for the acquisition or leasing (pursuant to a capital lease) of assets or additions to equipment (including replacements, capitalized repairs and improvements) which should be capitalized under GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from taking by eminent domain or condemnation of the assets being replaced or (ii) expenditures to the extent constituting any portion of a Permitted Acquisition.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that, notwithstanding anything in Section 1.04 to the contrary, obligations relating to a lease that was accounted for by such Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Cash Interest Expense” means with respect to MK Holdings and its Subsidiaries for any period, Interest Expense for such period less all non-cash items constituting Interest Expense during such period (including amortization of debt discounts and payments of interest on Indebtedness by issuance of Indebtedness).

“Casualty Event” shall mean, with respect to any property, any loss of title with respect to such property or any loss or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property, or any interruption of the business which is covered by business interruption insurance.

“CDOR Rate” has the meaning assigned to such term in the definition of BA Rate.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means the earliest to occur of:

(a) the failure of MK Holdings or, after an IPO, the IPO Entity, directly or indirectly through Wholly Owned Subsidiaries, to own all of the issued and outstanding Equity Interests of any Borrower (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable law);

(b) at any time prior to the consummation of an IPO, (i) the Permitted Holders shall fail to beneficially own (within the meaning of Rules 13(d)-3 and 13(d)-5 under the Exchange Act) in the aggregate, directly or indirectly (including indirectly through any Person organized and intended to be the IPO Entity), Equity Interests of MK Holdings representing greater than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of MK Holdings; or (ii) (A) any Person (other than a Permitted Holder) or (B) Persons (other than one or more Permitted Holders) constituting a group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall acquire, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rules 13(d)-3 and 13(d)-5 under the Exchange Act) Equity Interests of MK Holdings representing a greater percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of MK Holdings than the percentage of the ordinary voting power represented by the Equity Interests of MK Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless, in the case of the preceding clause (i) or (ii), the Permitted Holders have, at such time, the right or ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of, and to Control, MK Holdings; or

(c) at any time upon or after the consummation of an IPO, (i)(A) any Person (other than a Permitted Holder) or (B) Persons (other than one or more Permitted Holders) constituting a group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the beneficial owner (within the meaning of Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the IPO Entity, unless the Permitted Holders have, at such time, the right or ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of, and to Control, the IPO Entity; or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the IPO Entity by Persons who are not Continuing Directors;

provided that, for purposes of this definition, (A) no Person shall be deemed to have beneficial ownership of Equity Interests solely by virtue of a stock purchase agreement, merger agreement or similar agreement (or voting agreement entered into in connection with a stock purchase agreement, merger agreement or similar agreement) until the consummation of the transfer of the applicable Equity Interests to such Person and (B) no Person who is a party to the Shareholders Agreement or the Voting Agreement shall be (x) deemed to beneficially own (within the meaning of Rules 13(d)-3 and 13(d)-5 under the Exchange Act) any securities of any other Person that is a party to the Shareholders Agreement or the Voting Agreement, as applicable, or (y) deemed to be part of a group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with any other Person that is a party to the Shareholders Agreement or the Voting Agreement, as applicable, in each case, solely by virtue of such Person being a party to the Shareholders Agreement or the Voting Agreement, as the case may be, or such Person’s compliance with the terms of the Shareholders Agreement or the Voting Agreement (for purposes of this clause (B), to the extent attributable to the provisions of the Shareholders Agreement and Voting Agreement as such provisions are in effect on the Effective Date).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charge Over Shares” means that certain Charge Over Shares, of May 27, 2010, by and between MKE (as chargor) and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all collateral on which a Lien is granted or purported to be granted pursuant to any Financing Document to secure payment or performance of any of the Obligations.

“Collateral Agent” means Wells Fargo Bank, National Association (successor by merger to Wells Fargo Trade Capital, LLC), in its capacity as collateral agent for the Lenders hereunder, and any successor in such capacity appointed pursuant to Article VIII hereof.

“Collateral Audit” shall have the meaning set forth in Section 5.04 hereof.

“Collateral Documents” shall mean, collectively, the Pledge and Security Agreement, the Foreign Collateral Documents, the Guarantee Agreement, the Deposit Account Control Agreements, the Intercreditor Agreement, Inventory Consents and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by MK Holdings or any of its Subsidiaries and delivered to the Collateral Agent.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.20 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. Effective upon the assignment of an interest pursuant to Section 9.04, Schedule 2.01 may be amended by the Administrative Agent to reflect such assignment.

“Company” means Michael Kors (USA), Inc., a Delaware corporation.

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (i) the sum of EBITDA plus Consolidated Rent Expense for such Test Period to (ii) the sum of Fixed Charges plus Consolidated Rent Expense for such Test Period; provided, however, in the event that any Test Period used for the calculation of the Consolidated Fixed Charge Coverage Ratio (as provided in Section 6.10 hereof) includes thirteen (13) cash rental payments with respect to the Consolidated Rent Expense, the rental payment nearest to the date on which the Consolidated Fixed Charge Coverage Ratio is calculated shall be omitted from such calculation.

“Consolidated Rent Expense” means, for any period, the actual cash payment incurred by the Loan Parties and their Subsidiaries for such period with respect to any rental agreements or leases of real or personal property, determined on a consolidated basis; provided that, payments in respect of Capital Lease Obligations shall not constitute Consolidated Rent Expense.

“Consolidated Total Assets” means, as at any date of determination, the total assets of the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP.

“Continuing Directors” means (a) the directors of MK Holdings on the Effective Date and (b) each other director that is nominated, designated, recommended or approved for election by a majority of the Continuing Directors then in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means the controlled disbursement account of the Company, maintained with the Administrative Agent.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Credit Support Receivable” means a Receivable created by or owing to a Borrowing Base Entity that is covered by a Letter of Credit or credit insurance which shall be in favor of a Borrowing Base Entity in form and substance reasonably satisfactory to the Collateral Agent and which shall at all times continue to be reasonably acceptable to the Collateral Agent in all respects.

“Customer” means and includes the account debtor or obligor with respect to any Receivable.

“Debenture” means that certain Debenture dated May 27, 2010, by and between Michael Kors (UK) Limited (as chargor) and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account Control Agreement” means any Deposit Account Control Agreement, in a form reasonably acceptable to the Agents and the applicable depository institution, among a Loan Party, the Collateral Agent, and the Depositary Institution at which a deposit account or accounts are maintained for the ratable benefit of the Secured Parties, as such agreement may be amended, supplemented, modified or restated from time to time as permitted thereby or replaced by a comparable agreement.

“Depositary Institution” means any Person that is a bank, savings and loan or similar financial institution.

“Derivative Obligations” means with respect to any Person, every obligation of such Person under any Hedging Contract; the Lenders agree to provide pricing with respect to transactions in respect of Derivative Obligations offered to the Borrowers similar to pricing offered to customers of the Lenders with credit profiles similar to that of the Borrowers.

“Dilution Factors” means with respect to the Receivables of the Borrowing Base Entities for any period, the aggregate amount of all credit memos, returns, adjustments, allowances, bad debt write-offs, volume rebates (issued either as a credit to the Customer’s account balance or as a cash disbursement), other non-cash credits and all other items that could reasonably be expected to have diluted the value of the Receivables of the Borrowing Base Entities.

“Dilution Ratio” means with respect to the Borrowing Base Entities at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently completed fiscal months divided by (b) total gross sales for the 12 most recently completed fiscal months.

“Dilution Reserve” means at any date of calculation by the Collateral Agent, the applicable Dilution Ratio multiplied by the Eligible Receivables on such date. A Dilution Reserve shall be calculated to the extent that the Dilution Ratio, at any date, is in excess of 10%. The Dilution Reserve shall equal the calculated Dilution Ratio in excess of 10%.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedules 3.05 and 3.08.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any licensing of Intellectual Property or sale and leaseback transaction) of any property by an Person, including any sale, assignment, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interests that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (A) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of MK Holdings (or any direct or indirect parent thereof) and its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by MK Holdings (or such parent) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is U.S. Dollars or (ii) the Dollar Equivalent in such currency of U.S. Dollars if such currency is an Alternative Currency, calculated on or as of the most recent Calculation Date.

“Dollar Equivalent” means, at any time, as to any amount denominated in an Alternative Currency, the equivalent amount in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of U.S. Dollars with such Alternative Currency on the most recent Calculation Date for such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of a State within the United States.

“Dutch Loan Party” means any Loan Party incorporated under the laws of the Netherlands.

“EBITDA” means with respect to the Loan Parties and their Subsidiaries on a consolidated basis for any period, Net Income for such period, plus

(a) without duplication and to the extent deducted from revenues in arriving at such Net Income, the sum of the following amounts for such period:

(i) Interest Expense,

(ii) provision for taxes based on income, profits or capital, including Federal, state, local and foreign franchise, excise and similar taxes paid or accrued (including withholding tax payments) during such period (including in respect of repatriated funds),

(iii) depreciation and amortization (including amortization of deferred financing fees or costs),

(iv) other non-cash losses, charges or expenses, including impairment of long-lived assets,

(v) extraordinary cash losses in an aggregate amount not to exceed $7,500,000 in any Test Period,

(vi) non-recurring cash charges, severance costs, relocation costs, costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores, charges relating to discontinued operations and costs incurred in connection with non-recurring product and intellectual property development and new systems design and implementation costs in an aggregate amount not to exceed $7,500,000 in any Test Period of MK Holdings, and

(vii) any fees, expenses or charges related to (A) any issuance of Equity Interests (whether or not successful), including the Equity/Restructuring Transactions and any IPO, or (B) the Transactions, minus

(b) without duplication and to the extent included in arriving at such Net Income, the sum of the following amounts for such period:

(i) interest income,

(ii) non-cash gains,

(iii) extraordinary cash gains, and

(v) any cash payments made during such period in respect of non-cash items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, in each case, as determined on a consolidated basis for the Loan Parties and the Subsidiaries in accordance with GAAP; provided that:

(I) to the extent included in Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances), and

(II) to the extent included in Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Accounting Standards Codification No. 815-Derivatives and Hedging.

For the purposes of calculating EBITDA for any Test Period, (i) if at any time during such Test Period MK Holdings or any Subsidiary shall have made any Material Disposition, EBITDA for such Test Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Test Period, and (ii) if during such Test Period MK Holdings or any Subsidiary shall have made a Material Acquisition, EBITDA for such Test Period shall (A) be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Test Period and (B) be increased by the amount of reasonably identifiable and factually supportable net cost savings and synergies projected by the Company in good faith to be realized in connection with such Material Acquisition as a result of actions to be taken during the period commencing on the date such Material Acquisition is consummated and ending on the last day of the fourth full consecutive fiscal quarter following such date (calculated on a pro forma basis as though such net cost savings and synergies had been realized on the first day of such Test Period), provided that such cost savings and synergies either (i) would be permitted to be reflected in pro forma financial information complying with Article XI of Regulation S-X under the Securities Act or (ii) are deemed reasonably acceptable by Administrative Agent). As used in this definition, “Material Acquisition” means (i) any Permitted Acquisition that involves the payment of consideration by Holdings and its Subsidiaries in excess of $2,500,000; and “Material Disposition” means any Disposition or series of related Dispositions of property out of the ordinary course of business that yields gross proceeds to MK Holdings or any of its Subsidiaries in excess of $2,500,000.

“Effective Date” means the date on which the conditions specified in Section 4.01 hereof are satisfied (or waived in accordance with Section 9.02).

“Eligible Foreign Subsidiary” means any Foreign Subsidiary that is approved from time to time by the Administrative Agent in its reasonable discretion.

“Eligible Inventory” means inventory of the Borrowing Base Entities comprised solely of finished goods (including goods In Transit which are supported by a Letter of Credit but specifically excluding raw materials, work in process, supplies and foreign inventory) which is, in the reasonable judgment of the Collateral Agent, (i) not obsolete, slow-moving or unmerchantable, (ii) is saleable at prices at least approximating cost, (iii) is free and clear of all security interests and Liens of any nature whatsoever other than any security interest created pursuant to the Financing Documents or Permitted Encumbrances, and (iv) is and at all times shall continue to be acceptable to the Collateral Agent, in its reasonable judgment, in all respects; provided, however, that Eligible Inventory shall in no event include inventory which (i) (A) is on consignment, (B) is not in conformity in all material respects with the representations and warranties made by the Borrowing Base Entities under the Financing Documents, (C) is not located at one of the addresses for locations of Collateral set forth on Schedule A to the Pledge and Security Agreement (provided that such Inventory that is In Transit or is in transit to a warehouse or retail store location of a Loan Party shall not be rendered ineligible by this clause (i)(C)), (D) with respect to which the Collateral Agent has not been granted and has not perfected a valid, first priority security interest (subject to Permitted Encumbrances), (E) is located at a property that is leased by a Borrowing Base Entity or is an outside warehouse or processor, with respect to which the Collateral Agent has not received a landlord waiver or warehouseman’s or processor’s agreement, as the case may be, executed by the landlord of such location or such warehouseman or processor (collectively, the “Inventory Consents”), as the case may be, all in form and substance satisfactory to the Collateral Agent, in its reasonable judgment, unless appropriate rent reserves or escrow arrangements shall have been made with the Collateral Agent in its reasonable discretion covering at least three months’ rent; provided, however, that Inventory Consents shall not be required with respect to inventory located in self-storage facilities to the extent the aggregate value of such inventory does not exceed $1,000,000, or (F) which is inventory of Persons that are not Borrowing Base Entities, or (ii) has been returned or rejected by a Customer and has been determined to be unmerchantable. Standards of eligibility may be fixed and revised from time to time solely by the Collateral Agent in the Collateral Agent’s exclusive judgment exercised in good faith. In determining eligibility, the Collateral Agent may, but need not, rely on reports and schedules furnished by the Company, but reliance by the Collateral Agent thereon from time to time shall not be deemed to limit the right of the Collateral Agent to revise standards of eligibility at any time as to both present and future inventory of the Borrowing Base Entities. If the inventory is sold under a trademark licensed from a third party, for such inventory to constitute Eligible Inventory, the Collateral Agent shall have entered into a licensor consent letter, in form and substance reasonably satisfactory to the Collateral Agent, with the licensor with respect to the rights of the Collateral Agent to use the trademark to sell or otherwise dispose of such inventory.

“Eligible Receivables” means Receivables created by or owing to the Borrowing Base Entities in the ordinary course of business arising out of the sale or lease of goods, the licensing of Intellectual Property or rendition of services by the Borrowing Base Entities, which may be, without duplication, Factored Receivables, Credit Support Receivables, Royalty Receivables, Macy’s Receivables or House Receivables, in each case subject to the following standards. All Eligible Receivables shall be net of any amounts deducted or otherwise owing by a Borrowing Base Entity to the applicable factor pursuant to the terms and conditions of a Permitted Factoring Arrangement; provided that no Factored Receivable shall constitute an Eligible Receivable once the applicable factor has advanced cash, funded the purchase price or otherwise made payment (including by setoff) to the applicable Borrowing Base Entity therefor. Standards of eligibility may be fixed and revised from time to time solely by the Collateral Agent in the Collateral Agent’s exclusive judgment exercised in good faith after taking into account the application of any Dilution Reserve. In general, without limiting the foregoing, a Receivable shall in no event be deemed to be an Eligible Receivable unless: (a) all payments due on the Receivable have been invoiced and the underlying goods shipped, or license entered into or services performed, as the case may be; (b) the payment due on the Receivable is not more than the lesser of (i) 60 days past the due date and (ii) 90 days past the invoice date; (c) the payments due on more than 50% of all Receivables from the same Customer are less than 60 days past the due date and 90 days past the invoice date; (d) the Receivable arose from a completed and bona fide transaction (and with respect to a sale of goods, a transaction in which title has passed to the Customer) which requires no further act under any circumstances on the part of any Borrowing Base Entity in order to cause such Receivable to be payable in full by the Customer; (e) the Receivable is in conformity in all material respects with the representations and warranties made by the Borrowing Base Entities to the Collateral Agent and the Lenders with respect thereto; (f) the Receivable constitutes an “account” or “chattel paper” within the meaning of the Uniform Commercial Code (or PPSA) of the state (or province) in which the applicable Borrowing Base Subsidiary is located; (g) the Customer has not asserted that the Receivable, and/or the Borrowing Base Entities are not aware that the Receivable, arises out of a bill and hold, consignment or progress billing arrangement or is subject to any setoff, contras, net-out contract, offset, deduction, dispute, credit, counterclaim or other defense arising out of the transactions represented by the Receivables or independently thereof (but such Receivable shall be ineligible only to the extent of such setoff, contras, net-out contract, offset, deduction, dispute, credit, counterclaim or other defense) and, in the case of a Receivable arising from the sale or lease of goods, the Customer has finally accepted the goods from the sale out of which the Receivable arose and has not objected to its liability thereon or returned, rejected or repossessed any of such goods, except for complaints made or goods returned in the ordinary course of business for which, in the case of goods returned, goods of equal or greater value have been shipped in return; (h) the Receivable arose in the ordinary course of business of the Borrowing Base Entities; (i) the Customer is not (x) the United States government, the Canadian government or the government of any state, province or political subdivision thereof or therein, or any agency or department of any thereof (unless there has been full compliance to the satisfaction of the Collateral Agent with any applicable assignment of claims statute) or any Governmental Authority outside the United States or Canada, or (y) an army, navy, marine, air force, coast guard post or a post of another similar service corps (unless there has been full compliance to the satisfaction of the Collateral Agent with any applicable assignment of claims statute) or (z) an Affiliate of any Borrowing Base Entity or a supplier or creditor of any Borrowing Base Entity (provided that such Receivable shall only be ineligible to the extent of amounts payable by any Borrowing Base Entity thereof to such supplier or outstanding to such creditor); (j) the Customer is a United States or Canadian person or an obligor located in the United States, Puerto Rico or Canada or an obligor located in another jurisdiction if the applicable Receivable is either a Factored Receivable or a Credit Support Receivable; (k) the Receivable complies with all material requirements of all applicable laws and regulations, whether federal, state, provincial or local; (l) to the knowledge of the Borrowing Base Entities, the Receivable is in full force and effect and constitutes a legal, valid and binding obligation of the Customer enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles; (m) the Receivable is denominated in and provides for payment by the Customer in U.S. Dollars or, in the case of Receivables of a Borrowing Base Entity that is a Canadian Loan Party, Canadian Dollars (unless a currency swap or similar hedge approved by the Collateral Agent has been entered into with respect to such Receivable the effect of which is to cause payment to be denominated in U.S. Dollars or Canadian Dollars, as the case may be) and is payable within the United States or Canada, or the Receivable is denominated in Euros and is either a Factored Receivable or a Credit Support Receivable; (n) the Receivable has not been and is not required to be charged off or written off as uncollectible in accordance with GAAP or the customary business practices of the applicable Borrowing Base Entity; (o) the Receivable is free and clear of all security interests and Liens of any nature whatsoever other than any security interest deemed to be held by any Borrowing Base Entity or any security interest created pursuant to the Financing Documents or Permitted Encumbrances; (p) the Receivable is not with respect to a Customer located in any state or province denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless (i) the applicable Borrowing Base Entity either has qualified as a foreign corporation authorized to transact business in such state or province or has filed a “Notice of Business Activities Report” or similar filing with the applicable state agency for the then current year or (ii) the failure to have done so may be cured by the payment of a de minimis amount and/or the filing of the requisite applications and reports; (q) an event as described in paragraph (g) or (h) of Article VII has not occurred with respect to the Customer; (r) the Receivable is not for accrued coop advertising; (s) the Receivable is not related to an invoice that is less than 60 days past the due date for which the applicable Borrowing Base Entity received payment but has not yet applied such payment; (t) the Receivable is not related to a gift certificate or gift card sold by a Borrowing Base Entity; (u) the Collateral Agent is satisfied, in its reasonable judgment, with the credit standing of the Customer in relation to the amount of credit extended; and (v) such Receivable is not a Receivable created by or owing to a Person that is not a Borrowing Base Entity. Notwithstanding the foregoing, the Collateral Agent, in its sole discretion, may decide that (x) all Receivables of any single Customer whose Receivables are not Factored Receivables which, in the aggregate, exceed 20% of the total Eligible Receivables at the time of any such determination shall be deemed not to be Eligible Receivables to the extent of such excess and (y) House Receivables that in the aggregate exceed $10,000,000 at the time of any such determination shall be deemed not to be Eligible Receivables to the extent of such excess.

“EMU Legislation”: Legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders or decrees issued, promulgated or entered into by any Governmental Authority, and any judgments, injunctions, or binding agreements entered against or into by the Company or any of its Subsidiaries, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity/Restructuring Transaction” means, collectively, the MK Holdings Restructuring (as defined in the Sixth Waiver and Amendment to the Existing Credit Agreement, dated as of June 22, 2011) and the private placement of Equity Interests of MK Holdings consummated on or about July 11, 2011.

“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date shall mean the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) with respect to any Plan, the failure to satisfy the minimum funding standard in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any of the Loan Parties or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan ; (e) the receipt by any of the Loan Parties or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any of the Loan Parties or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) all Plans have an Unfunded Current Liability, in the aggregate, in excess of $10,000,000; (h) with respect to any Plan, the failure to pay all required minimum contributions and all required installments on or before the due date provided under Section 430(j) of the Code; or (i) the receipt by any of the Loan Parties or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Loan Parties or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Establishment” means, in respect of any Person, any place of operations where such Person carries out a non-transitory economic activity with human means and goods, assets or services.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency (other than Canadian Dollars) and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is or are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the Overnight LIBO Rate, as the context so requires.

“Eurocurrency Payment Office” of the Administrative Agent means, for each Alternative Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Section 7.01 hereof.

“Excess Capital Expenditure Allowance” has the meaning assigned to such term in Section 6.11 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 A.M., Local Time, on such day on the applicable Reuters World Currency Page. In the event that any such rate does not appear on any Reuters World Currency Page on such day, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent in consultation with the Company for such purpose or, if such other service is not publicly available at such time, at the reasonable discretion of the Administrative Agent in consultation with the Company, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 11:00 A.M., Local Time, on such day for the purchase of such Alternative Currency for delivery three Business Days later, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Deposit Accounts” has the meaning assigned to such term in Section 5.12 hereof.

“Excluded Taxes” means, with respect to either Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties under this Agreement or any Financing Document, (a) net income taxes, franchise taxes (imposed in lieu of net income taxes) and backup withholding taxes, in each case imposed on the recipient as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision thereof or taxing authority therein, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee entitled, at the time of assignment, to receive additional amounts from any Borrower with respect to Indemnified Taxes pursuant to Section 2.15(a) and pursuant to a request by such Borrower under Section 2.17(b)), any withholding or similar tax that is resulting from any law in effect (including FATCA) on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) would have been entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Loan Parties with respect to any withholding tax pursuant to Section 2.15(a) or (d) any Taxes that are attributable to such Foreign Lender’s failure to comply with Section 2.15(e) or Section 2.15(i), and (e) any taxes that are imposed as a result of any event occurring after the Lender becomes a Lender other than a Change in Law.

“Existing Letter of Credit” means any letter of credit that (a) is outstanding on the Effective Date and (b) is listed in Schedule 1.01A.

“Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time under the Facility.

“Facility” has the meaning assigned to such term in Section 2.01 hereof.

“Factored Receivable” means a Receivable created by or owing to a Borrowing Base Entity that has been factored pursuant to a Permitted Factoring Arrangement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provisions that are substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief executive officer, president or chief financial officer of MK Holdings.

“Financing Documents” means this Agreement (including the Schedules and Exhibits hereto), any Notes evidencing Loans, the Letters of Credit, the Collateral Documents, the Deposit Account Control Agreements, the Tri-Party Notifications, the Wells Factoring Agreement (or any other factoring agreement in connection with a Permitted Factoring Arrangement), the Intercreditor Agreement (or any other intercreditor or subordination agreement), the Inventory Consents, and any other instrument, document or agreement executed or delivered by a Loan Party or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fixed Charges” means, with respect to the Loan Parties and their Subsidiaries on a consolidated basis for any Test Period, the sum of (a) Interest Expense for such Test Period, plus (b) scheduled payments of principal on Indebtedness for borrowed money (excluding intercompany Indebtedness) due and payable during such Test Period, plus (c) any dividends or other distributions paid in cash by MK Holdings pursuant to Section 6.06(e) or (h) or pursuant to Section 6.06(d)(ii) hereof during such Test Period, plus (d) without duplication of amounts described in the preceding clause (b), any payments of principal on Indebtedness of a type described in Section 6.01(m)(ii).

“Foreign Collateral Documents” means the MKE Holdings Security Agreement (Pledge of Receivables), the MKE Holdings Security Agreement (Pledge of Shares), the MKE Security Agreement, the MK Coop Security Agreement, the BV Security Agreement, the Debenture, the Charge Over Shares, the Swiss Collateral Documents, any other Collateral Document or other document entered into in connection therewith or any other agreement governed by the laws of a jurisdiction outside of the United States pursuant to which the Company or any of its Affiliates or Subsidiaries shall pledge any assets or other collateral in favor of the Collateral Agent, the Administrative Agent or any Lender.

“Foreign Lender” means any Lender that is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any material plan, scheme, fund (including any superannuation fund) or other similar material program established, sponsored or maintained outside the United States by MK Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of MK Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code or the laws of Canada.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means (a) as of the Effective Date, each of MKE, MK Canada and MK Switzerland (collectively, the “Initial Foreign Subsidiary Borrowers”), so long as no such Subsidiary has ceased to be a Foreign Subsidiary Borrower pursuant to Section 2.22 and (b) any other Eligible Foreign Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.22, and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, but subject to Section 1.04 hereof.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means, without duplication, any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations in respect of Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as reasonably determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Second Amended and Restated Guarantee Agreement executed by the Guarantors, dated as of the date hereof, in favor of the Agents, for their own benefit and for the ratable benefit of the Secured Parties, as amended, modified or supplemented from time to time, substantially in the form of Exhibit F attached hereto.

“Guarantors” means, collectively, the Company, MKE, MK Canada, MK Switzerland, MK Holdings, MKC, MK Licensing, MK International, Michael Kors Stores (California), Inc., a Delaware corporation, Michael Kors Stores, L.L.C., a New York limited liability company, Michael Kors Retail, Inc., a Delaware corporation, Michael Kors (Europe) Holding Cooperatie U.A., a co-operative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) organized and existing under the laws of the Netherlands, Michael Kors (Europe) Holdings B.V., a private limited liability company incorporated under the laws of Curaçao, Michael Kors (UK) Limited, a private limited company incorporated under the laws of England and Wales with registered number 6481234 and any other guarantors added hereafter pursuant to Section 5.11 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedging Contract” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of MK Holdings or its Subsidiaries shall be a Hedging Contract.

“House Receivable” means a Receivable created by or owing to a Borrowing Base Entity that is not a Factored Receivable, a Credit Support Receivable, a Royalty Receivable or a Macy’s Receivable.

“Idol Employment Agreement” means the Amended and Restated Employment Agreement dated as of July 11, 2011 among MK, MK Holdings, John D. Idol and Sportswear Holdings Limited, as amended, restated, supplemented or otherwise modified from time to time in a manner that is not adverse in any material respect to the interests of the Lenders.

“In Transit”, when used with respect to Inventory, means that such Inventory has left its port of export and has entered the export stream either via the high seas or airborne transport.

“Increasing Lender” has the meaning assigned to such term in Section 2.20 hereof.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business, any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and accruals for payroll accrued in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and obligations in respect of synthetic leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Derivative Obligations; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue or (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any Person shall include (without duplication) the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determining Indebtedness, the “principal amount” of the obligations of any Loan Party or any Subsidiary in respect of any Derivative Obligation at any time shall be the maximum aggregate amount (giving effect to any netting or offsetting) that such Loan Party or such Subsidiary would be required to pay if such Derivative Obligation were terminated at such time.

“Indemnified Taxes” means Taxes that are imposed on or with respect to any payment made by any Loan Parties under this Agreement or any Financing Document, other than Excluded Taxes and Other Taxes.

“Initial Foreign Subsidiary Borrower” has the meaning assigned to such term in the definition of “Foreign Subsidiary Borrower.”

“Intellectual Property” means all intellectual and similar property of the Loan Parties or any of their Subsidiaries of every kind and nature now owned or hereafter acquired by them, including inventions, designs, patents, copyrights, licenses, trademarks, service marks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, applications, registrations, issued patents and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intercreditor Agreement” means the Amended and Restated Assignment of Factoring Proceeds by and among the Company, MK Licensing, the Administrative Agent, the Collateral Agent and Wells Fargo, dated as of the date hereof, as such agreement may be amended, restated, modified or supplemented from time to time.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Expense” means, with respect to the Loan Parties and their Subsidiaries for any period, the total interest expense of the Loan Parties and their Subsidiaries during such period determined on a consolidated basis, in accordance with GAAP, and shall in any event include the portion of any Capital Lease Obligation allocable to interest expense.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swingline Loan), the first day of each month, (b) with respect to any Eurocurrency Loan or BA Equivalent Loan (other than a Swingline Loan), the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or a BA Equivalent Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Eurocurrency Borrowing or a BA Equivalent Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (except as otherwise set forth in Section 2.19(c) hereof); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing or a BA Equivalent Borrowing, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day (except as otherwise set forth in Section 2.19(c) hereof) and (ii) any Interest Period pertaining to a Eurocurrency Borrowing or a BA Equivalent Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period (except as otherwise set forth in Section 2.19(c) hereof). For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Inventory Consents” shall have the meaning set forth in the definition of “Eligible Inventory”.

“Investments” shall have the meaning set forth in Section 6.04 hereof.

“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the IPO Entity pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.

“IPO Entity” means, at any time after an IPO, (i) MK Holdings or (ii) a direct or indirect parent entity of MK Holdings, as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to the IPO, provided that, in the case of this clause (ii), immediately following the IPO, MK Holdings is a Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by MK Holdings and its Subsidiaries immediately prior to the IPO.

“Issuing Bank” means JPMorgan Chase Bank, N.A. in its capacity as issuer of Letters of Credit hereunder. The Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the Income Tax Act (Canada), as amended, and any regulations promulgated thereunder.

“JPMEL” means J.P. Morgan Europe Limited.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit issued by the Issuing Bank.

“LC Exposure” means, at any time, (a) the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time or converted to Loans under the Facility minus (b) the aggregate undrawn principal amount of outstanding Letters of Credit with respect to which cash collateral has been provided in accordance with Section 2.18(c)(ii). The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time; provided that for purposes of determining the amount of the LC Exposure at any such time, any portion of such amount that is denominated in Alternative Currencies shall be included in such amount as the Dollar Equivalent thereof at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Letter of Credit” means any letter of credit (whether a Stand-by Letter of Credit or a Trade Letter of Credit) issued or deemed to have been issued pursuant to this Agreement, including each Existing Letter of Credit.

“Letter of Credit Application” shall have the meaning assigned to such term in Section 2.04(b) hereof.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of U.S. Dollars, Reuters Screen LIBOR01 Page and, in the case of any Alternative Currency, the appropriate page of such service which displays British Bankers Association

Interest Settlement Rates for deposits in such Alternative Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the Base Rate Loans and Eurocurrency Loans made by the Lenders to the Borrowers pursuant to the Facility. For the avoidance of doubt, Loans shall include Swingline Loans.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in an Alternative Currency (it being understood that such local time shall mean Toronto, Canada time in the case of Canadian Loans and, in the case of all other Alternative Currencies, London, England time, in each case, unless otherwise notified by the Administrative Agent).

“Macy’s Receivable” means a Receivable created by or owing to a Borrowing Base Entity for which the Customer is Macy’s, Inc.

“Mandatory Costs Rate” has the meaning assigned in Exhibit O hereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties or financial condition of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrowers and the Guarantors taken as a whole to perform any of their material obligations under this Agreement and the other Financing Documents, taken as a whole, (c) the material rights of or remedies available to the Lenders or one or both of the Agents under this Agreement and the other Financing Documents, taken as a whole, or (d) Collateral Agent’s Lien (for the benefit of the Secured Parties) on any material portion of the Collateral or the priority of such Lien.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit and other Obligations), or obligations in respect of one or more Derivative Obligations, of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Loan Party or any Subsidiary in respect of any Derivative Obligation at any time shall be the maximum aggregate amount (giving effect to any netting or offsetting) that such Loan Party or such Subsidiary would be required to pay if such Derivative Obligation were terminated at such time.

“Material Subsidiary” means any Subsidiary that, as of the last day of the fiscal quarter of MK Holdings most recently ended, had total assets in excess of 2.0% of the Consolidated Total Assets of MK Holdings as of such day.

“Maturity Date” means September 15, 2015.

“Michael Kors Trademark” means, collectively, the trademark registrations and applications for registration of trademarks owned by MK Licensing and the other Loan Parties.

“MK Canada” means Michael Kors (Canada) Co., an unlimited liability company incorporated under the laws of the Province of Nova Scotia.

“MK Coop Security Agreement” means that certain Security Agreement (Pledge of Membership and Membership Interest), dated May 27, 2010, between Michael Kors (Europe) Holdings B.V. and Michael Kors International Limited (as pledgors), the Collateral Agent (as pledgee) and Michael Kors (Europe) Holding Cooperatie U.A., as the same may be amended, restated, supplemented or otherwise modified from time to time.

“MK Holdings” means Michael Kors Holdings Limited, a British Virgin Islands company.

“MK International” means Michael Kors International Limited, a British Virgin Islands company.

“MK Licensing” means Michael Kors, L.L.C., a Delaware limited liability company.

“MKC” means Michael Kors Corporation, a British Virgin Islands company.

“MKE” means Michael Kors (Europe) B.V., a Dutch private limited liability company with its corporate seat in Amsterdam, The Netherlands.

“MKE Holdings Security Agreement (Pledge of Receivables)” means that certain Security Agreement (Pledge of account bank receivables), dated May 27, 2010, between Michael Kors (Europe) Holdings B.V. (as pledgor) and the Collateral Agent (as pledgee), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“MKE Holdings Security Agreement (Pledge of Shares)” means the agreement and deed of pledge of shares of Michael Kors (Europe) Holdings B.V., dated May 27, 2010, between Michael Kors Corporation (as pledgor), the Collateral Agent (as pledgee) and Michael Kors (Europe) Holdings B.V., as the same may be amended, restated, supplemented or otherwise modified from time to time.

“MKE Security Agreement” means that certain Security Agreement (Pledge of account bank receivables, intra-group receivables, third party receivables and movable assets), dated May 27, 2010, between MKE (as pledgor) and the Collateral Agent (as pledgee), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“MK Switzerland” means Michael Kors (Switzerland) GmbH, a wholly-owned (indirect) Subsidiary of the Company organized under the laws of Switzerland.

“Multiemployer Plan” means a plan within the meaning of section 4001(a)(3) of ERISA to which any Loan Party, any Subsidiary or any ERISA Affiliate has, or had at any time, any obligation to contribute or any liability, including under section 4204 or 4212(c) of ERISA.

“Net Amount of Eligible Inventory” means, at any time, the aggregate value, computed at the lower of cost (on a FIFO basis) and current market value, of Eligible Inventory.

“Net Amount of Eligible Receivables” means, at any time, without duplication, the gross amount of Eligible Receivables at such time less, to the extent included in Eligible Receivables, (i) sales, excise or similar taxes, and (ii) the amount of the Dilution Reserve applicable at such time.

“Net Income” means with respect to the Loan Parties and their Subsidiaries for any period, their net income (or loss) calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than MK Holdings or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to MK Holdings or any Wholly Owned Subsidiary.

“Net Proceeds” means (a) with respect to the sale or other disposition of any asset the excess, if any, of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the amount of any Indebtedness, including, without limitation, the principal amount, premium or penalty, if any, interest and other amounts in respect of such Indebtedness, which is secured by any such asset or which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness hereunder), (B) the reasonable out-of-pocket expenses and fees incurred with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or disposition, (C) all income and transfer taxes payable in connection with such sale or other disposition, whether actually paid or estimated to be payable in cash in connection with such disposition or the payment of dividends or the making of other distributions of the proceeds thereof and (D) reserves, required to be established in accordance with GAAP or the definitive agreements relating to such disposition, with respect to such disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations; (b) with respect to the issuance, sale or other disposition of any stock or debt securities the excess of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such issuance, sale or other disposition, over (ii) the sum of (A) the reasonable fees, commissions, discounts and other out-of-pocket expenses including related legal, investment banking and accounting fees and disbursements incurred in connection with such issuance, sale or other disposition, and (B) all income and transfer taxes payable in connection with such issuance, sale or other disposition, whether payable at such time or thereafter; and (c) with respect to a Casualty Event, the aggregate amount of proceeds received in cash with respect to such Casualty Event, over the sum of (i) the reasonable expenses incurred in connection therewith, (ii) the amount of any Indebtedness (other than Indebtedness hereunder), including, without limitation, the principal amount, premium or penalty, if any, interest and other amounts in respect of such Indebtedness, secured by any asset affected thereby and required to be, and in fact, repaid in connection therewith and (iii) all income and transfer taxes payable, whether actually paid or estimated to be payable, in connection therewith.

“Netherlands Loan Party” means any Loan Party organized under the laws of the Netherlands.

“Non-Swingline Loan” means any Loan which is not a Swingline Loan.

“Note” means any of the promissory notes executed pursuant to Section 2.08(e) hereof, as such promissory notes may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any Loan Party or its Subsidiaries to any of the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Financing Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof, together with all Derivative Obligations and Banking Services Obligations of the Loan Parties and their Subsidiaries owing to one or more Lenders or their respective Affiliates.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Financing Document.

“Overnight LIBO” means, when used in reference to any Loan or Borrowing, whether such Loan or the Loan comprising such Borrowing accrues interest at a rate determined by reference to the Overnight LIBO Rate.

“Overnight LIBO Rate” means, with respect to any Overnight LIBO Borrowing or overdue amount, (a) the rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which overnight deposits in the relevant Alternative Currency or U.S. Dollars, as applicable, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan Chase Bank, N.A. in the London interbank market for such currency to major banks in the London interbank market plus (b) the Mandatory Costs Rate.

“Parallel Debt” has the meaning assigned to such term in Article VIII hereof.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permanent Commitment Reductions” has the meaning assigned to such term in Section 2.07(b) hereof.

“Permits” has the meaning assigned to such term in Section 3.08(i) hereof.

“Permitted Acquisition” means the purchase or other acquisition, by merger, exclusive license or otherwise, by MK Holdings or any Subsidiary of all or substantially all of the outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any other Person (any such purchase or acquisition, an “Acquisition”); provided that:

(a) in the case of any Acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Wholly Owned Subsidiary of MK Holdings (including as a result of a merger or consolidation between any Subsidiary of MK Holdings and such Person);

(b) all transactions related thereto are consummated in accordance with applicable law in all material respects;

(c) the business of such Person, or such assets, as the case may be, constitutes a business permitted by Section 6.03(b);

(d) with respect to each such Acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in Section 5.11 to the extent applicable shall have been taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made);

(e) the aggregate consideration paid by the Loan Parties and their Subsidiaries (including any assumption of Indebtedness in connection with all such Acquisitions, which may be subsequently reduced by an amount equal to the Net Proceeds received by the Loan Parties and their Subsidiaries from any Disposition on account of any Resale Transaction with respect to any Permitted Acquisition, and including any nonrecoupable advance payment for an exclusive license, but excluding any recoupable advances and periodic royalty or other license payments) for all Permitted Acquisitions on and after the Effective Date shall not exceed $50,000,000 plus, in the case of any Acquisition made in reliance on Section 6.04(n), (p) and/or (q), all or any portion of the amount of the baskets provided in such clauses and utilized in order to make such Acquisition;

(f) after giving effect to any such Acquisition and any incurrence or assumption of Indebtedness in connection therewith, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Loan Parties shall be in compliance with the covenant set forth in Section 6.10 on a Pro Forma Basis as of the end of the most recently completed Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b); and

(g) if the aggregate consideration paid in respect of such Acquisition (determined as described in clause (e) above) exceeds $10,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (f) above.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.07;

(b) (i) carriers’, warehousemen’s, construction, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.07 and (ii) landlord’s Liens arising by operation of law which are subordinated to the Liens in favor of the Lenders;

(c) pledges and deposits made in the ordinary course of business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guarantees issued in respect thereof or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party or any Subsidiary;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) in each case in the ordinary course of business or letters of credit or guarantees issued in respect thereof;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property (i) imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties or their Subsidiaries, taken as a whole, or (ii) in the case of any real property subject to a mortgage, disclosed in the title insurance policy issued to, and reasonably approved by, the Administrative Agent;

(g) Liens arising from or evidenced by UCC or PPSA financing statements filed by lessors of property under leases permitted by, or not restricted by, this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such Liens attach only to the imported goods;

(i) Liens in favor of vendors of goods arising as a matter of law securing the payment of the purchase price therefor so long as such Liens attach only to the purchased goods;

(j) Liens in favor of Wells Fargo or another factor pursuant to a Permitted Factoring Arrangement;

(k) Liens of depositary banks and securities intermediaries maintaining deposit accounts or investment accounts for any Loan Party in the ordinary course of business; and

(l) Liens arising under licensing agreements entered into by any Loan Party or any Subsidiary permitted by Section 6.03(c)(i);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Indebtedness permitted under Section 6.01 hereof.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of MK Holdings or any direct or indirect parent of MK Holdings (in which case the Net Proceeds therefrom shall have been received by MK Holdings as cash common equity), in each case to the extent not prohibited hereunder.

“Permitted Factoring Arrangement” means the sale by a Loan Party or its Subsidiaries of Receivables to (i) Wells Fargo pursuant to (A) that certain Factoring Agreement dated as of March 2, 2010, by and among the Company, MK Licensing and Wells Fargo, or (B) any other factoring agreement entered into between a Loan Party and Wells Fargo, substantially in the form of the agreement described in clause (A), as each such agreement may be amended, restated, modified or supplemented from time to time (in each instance to the reasonable satisfaction of the Agents) (collectively, the “Wells Fargo Factoring Agreement”); provided that any such factoring arrangement with Wells Fargo shall be and remain subject to the Intercreditor Agreement, and (ii) the factor under any other factoring agreement entered into after the date hereof by any Loan Party or any Subsidiary for the factoring of Receivables with respect to which the Customer is located outside of the United States, in form and substance reasonably satisfactory to the Administrative Agent, and as amended, restated, modified or supplemented from time to time (in each instance to the reasonable satisfaction of the Agents); provided that any such factoring arrangement shall be and remain subject to an intercreditor or subordination agreement in form and substance reasonably satisfactory to the Agents.

“Permitted Holder” means each of (i) Sportswear Holdings Limited, (ii) Michael B. Kors, (iii) John D. Idol and (iv) Related Persons of any of the foregoing.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 from Standard & Poor’s or P-1 from Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any domestic or foreign commercial bank organized which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) investments in money market or other similar highly liquid funds having portfolio assets in excess of $2,000,000,000 that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 and are rated A-1 or better by Standard & Poor’s or P-1 or better by Moody’s Investors Service, Inc.;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or any political subdivision or taxing authority thereof, and rated at least A by Standard & Poor’s or Moody’s Investors Service, Inc.; and

with respect to any Person organized or conducting operations outside of the United States, (i) investments denominated in the currency of the jurisdiction in which such Person is organized or conducting business which are similar to the items specified in clauses (a) through (f) above (other than the nationality of the governmental or non-governmental issuer or counterparty involved) and (ii) other short term investments made in accordance with such Person’s normal investment practices for cash management in investments substantially analogous to the foregoing investments specified in clauses (a) through (f) above.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(c) Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is Subordinated Indebtedness, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(b) or (j), the terms and conditions (including, if applicable, as to collateral but excluding as to interest rate (including whether such interest is payable in cash or in kind) and redemption premium) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, provided that a certificate of a Responsible Officer of the Company delivered to the Administrative Agent at least five (5) Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent shall object in writing within five (5) Business Days after its receipt of such certificate and (f) the primary obligor in respect of, and the Persons (if any) that Guarantee, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and Persons (if any) that Guaranteed, respectively, the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” means, the Amended and Restated Pledge and Security Agreement, dated as of the date hereof, by and among the Company, the Guarantors and the Agents, for their own benefit and for the ratable benefit of the Secured Parties, as amended, modified or supplemented from time to time, substantially in the form of Exhibit G attached hereto.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time (or any successor statute) or similar legislation of any other jurisdiction in Canada the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Obligations” has the meaning assigned to such term in Article VIII hereof.

“Pro Forma Basis” means, with respect to the covenant set forth in Section 6.10 for any Test Period in connection with any event, that such covenant shall be calculated after giving effect on a pro forma basis for the applicable Test Period to (i) such event as if it happened on the first day of such Test Period and (ii) the incurrence or repayment or redemption of any Indebtedness by any Loan Party or any Subsidiary occurring at any time subsequent to the last day of the applicable Test Period and on or prior to the date of determination, as if such incurrence, repayment or redemption, as the case may be, occurred on the first day of such Test Period (it being understood that pro forma adjustments to Consolidated EBITDA in connection with Permitted Acquisitions shall be permitted in the manner described in the definition of Consolidated EBITDA).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Receivables” means and includes all of a Person’s accounts, instruments, documents, chattel paper and general intangibles, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Collateral Agent for its own benefit and/or the ratable benefit of the Secured Parties.

“Reference Date” has the meaning assigned to such term in the definition of “Available Amount”.

“Register” has the meaning set forth in Section 9.04(b)(iv) hereof.

“Regulation” means the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Person” means, with respect to any Person, (i) any spouse or child (whether lineal or adopted) of an individual Person, (ii) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more of the applicable Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i) or this clause (ii), or (iii) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (ii), acting solely in such capacity.

“Reportable Event” means any reportable event, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived).

“Required Lenders” means, at any time, Lenders holding claims representing greater than 50% of the aggregate of the unpaid principal amount of Loans, LC Exposure and unused Commitments, all after giving effect to the terms of Section 2.16(e) hereof.

“Resale Transaction” means the Disposition by the Loan Parties or any of their Subsidiaries of any asset acquired by it after the date hereof pursuant to an Investment or Permitted Acquisition; provided, however, that, within 365 days following the consummation of such Investment or Permitted Acquisition, the Administrative Agent receives written notice from the Company identifying such asset (with reasonable specificity) and stating that such asset is being held for Disposition in a Resale Transaction.

“Reset Date” has the meaning set forth in Section 1.06 hereof.

“Responsible Officer” means, (a) with respect to the Company, the chief executive officer, president, chief financial officer or corporate controller, and with respect to any other Loan Party organized under the laws of a State within the United States, any similar officer or Person performing similar functions of such Loan Party and (b) with respect to any Foreign Subsidiary Borrower, the officers set forth on Schedule 1.01B, as such Schedule may be supplemented by a supplemental schedule provided pursuant to Section 2.22 hereof or modified from time to time by the Company by written notice to the Administrative Agent, and with respect to any other Loan Party that is not organized under the laws of a State within the United States, any similar officer or Person performing similar functions of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash securities or other property) with respect to any Equity Interests in a Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Reuters Screen LIBOR01 Page” means the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

“Revolving Credit Commitment Fee” has the meaning set forth in Section 2.10(a) hereof.

“Royalty Receivable” means a Receivable created by or owing to a Borrowing Base Entity that arising from the licensing of Intellectual Property.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Financing Document, (iii) each Lender and Affiliate of such Lender in respect of Derivative Obligations and Banking Services Agreements entered into with such Person by the Company or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Financing Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interests” means the security interests in the Collateral granted under the Collateral Documents to secure the Obligations.

“Settlement” has the meaning assigned thereto in Section 2.19(c) hereof.

“Settlement Date” has the meaning assigned thereto in Section 2.19(c) hereof.

“Settlement Request Date” has the meaning assigned thereto in Section 2.19(c) hereof.

“Shareholders Agreement” means the Shareholders Agreement dated as of July 11, 2011 among MK Holdings and the shareholders of MK Holdings party thereto, as amended, restated, supplemented or otherwise modified from time to time in a manner that is not adverse in any material respect to the interests of the Lenders.

“Specified Audit” means a collateral audit (the scope and substance of which shall be reasonably satisfactory to the Agents, but which shall include, without limitation, an appraisal of the Michael Kors Trademark) that shall occur no later than December 31, 2011 (or such later date as may be agreed to by the Agents).

“Stand-by LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Stand-by Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements with respect to Stand-by Letters of Credit that have not yet been reimbursed by or on behalf of any Borrower at such time.

“Stand-by Letter of Credit” means a Letter of Credit other than a Trade Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of U.S. Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the

Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Store” means any retail store (which includes any real property, leasehold interest, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party or any of their Subsidiaries.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party or any Subsidiary the payment of which is subordinated to payment of the obligations under the Financing Documents pursuant to a subordination agreement (including subordination terms embedded in the agreement, indenture or instrument evidencing such Indebtedness) in form and substance reasonably satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of any Loan Party now existing or hereafter established.

“Swingline Exposure” means, at any time, the aggregate outstanding principal amount of all Swingline Loans. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time; provided that for purposes of determining the amount of the Swingline Exposure at any such time, any portion of such amount that is denominated in Alternative Currencies shall be included in such amount as the Dollar Equivalent thereof at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned thereto in Section 2.19(a) hereof.

“Swiss Borrower” means (i) MK Switzerland and (ii) any other Borrower incorporated in Switzerland.

“Swiss Collateral Documents” means the Swiss Quota Pledge Agreement and any Swiss claims assignment agreement and any other Collateral Document granting Security Interests under Swiss law.

“Swiss Francs” means the lawful currency of Switzerland.

“Swiss Guidelines” means the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.122.2 in relation to customer credit balances of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.2 vom April 1999 betreffend Kundenguthaben), S-02.123 in relation to inter bank transactions of 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben) and S.02.128 in relation to syndicated loans as issued by the Swiss Federal Tax Administration (Merkblatt S-02.128 vom Januar 2000 betreffend die steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen), S-02.130.1 in relation to accounts receivable of Swiss debtors of April 1999 (Merkblatt S-02.130.1 vom

April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), and the circular letter No. 15 (1-015-DVS-2007) of 7 February 2007 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss federal withholding tax and Swiss federal stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. February 2007) as issued, and as amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like.

“Swiss Insolvency Event” means any one or more of the following with respect to any Swiss Borrower or Swiss Subsidiary: it is unable or admits inability to pay its debts as they fall due or otherwise is, or admits that it is, insolvent (zahlungsunfähig), suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or files a petition for the opening of bankruptcy proceedings because of insolvency (Zahlungsunfähigkeit) pursuant to Section 191(1) of the Swiss Federal Law Concerning Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs).

“Swiss Non-Bank Rules” means the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Non-Qualifying Bank” means a financial institution or other entity which does not qualify as a Swiss Qualifying Bank.

“Swiss Qualifying Bank” means any person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which is recognized as a bank by the banking laws in force in the jurisdiction of incorporation or, if acting through a branch, in the jurisdiction of such branch all in accordance with the Swiss Guidelines.

“Swiss Quota Pledge Agreement” means the Swiss law governed pledge agreement over the quotas in MK Switzerland, dated as of the date hereof, by and among MKE and the Secured Parties represented for all purposes thereunder by the Collateral Agent as direct representative (direkter Stellvertreter), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Swiss Stamp Tax” means any taxes imposed under the Swiss Federal Act on Stamp Taxes (Bundesgesetz über die Stempelabgaben).

“Swiss Subsidiary” means any Subsidiary incorporated in Switzerland.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors (other than Swiss Qualifying Banks) of any Swiss Borrower under this Agreement must not at any time exceed 10 (ten), all in accordance with the Swiss Guidelines.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors (other than Swiss Qualifying Banks) of any Swiss Borrower under all outstanding borrowings (including under this Agreement), such as loans, facilities and private placements, made or deemed to be made by such Swiss Borrower must not at any time exceed 20 (twenty), all in accordance with the Swiss Guidelines and being understood that for purposes of this Agreement the maximum number of 10 (ten) Swiss Non-Qualifying Banks permitted under this Agreement shall be taken into account irrespective of whether or not 10 (ten) Swiss Non-Qualifying Banks do so participate at any given time.

“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer).

“Taxes” means any and all present or future taxes, levies, imposts, duties, fees, assessments, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority.

“Tenant Improvements” means the amount of any cash proceeds actually received by any Loan Party or any Subsidiary from its landlord as a contribution towards tenant improvements made by such Loan Party or such Subsidiary on the related leased premises.

“Termination Date” shall have the meaning assigned to such term in the first paragraph of Article V hereof.

“Test Period” means, as of any date of determination, the period of four consecutive fiscal quarters of MK Holdings most recently ended on or prior to such date.

“Trade Letter of Credit” means any Letter of Credit that (a) is issued in support of trade obligations incurred in the ordinary course of business and (b) includes, as a condition to drawing thereunder, the presentation to the Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the reasonable judgment of the Issuing Bank, to create a valid and perfected first priority security interest in the goods covered thereby.

“Transactions” means the execution, delivery and performance by each of the Loan Parties of the Financing Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Tri-Party Notifications” means the notifications, substantially in the form of Exhibit K hereto or in any other form reasonably satisfactory to the Administrative Agent, sent by the Company or any other applicable Loan Party to its third party payors notifying such third party payors of the account to which such payor should remit payments in respect of any Receivables or other amounts or property owed by such third party payors to the Company or such applicable Loan Party.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Base Rate, the Canadian Prime Rate or the BA Rate.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“UK Insolvency Event” means:

(a) a UK Relevant Entity is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its material debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its material indebtedness;

(b) the value of the assets of any UK Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities);

(c) a moratorium is declared in respect of any indebtedness of any UK Relevant Entity;

(d) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity;

(ii) a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity;

(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or all or substantially all of its assets; or

(iv) enforcement of any Lien over any assets of any UK Relevant Entity,

or any analogous procedure or step is taken in any jurisdiction, save that this paragraph (d) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 90 days of commencement; and

(e) any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a UK Relevant Entity, except where such action does not, and could not reasonably be expected to, have a Material Adverse Effect.

“UK Loan Party” means any Loan Party incorporated under the laws of England and Wales.

“UK Relevant Entity” means any UK Loan Party or any Loan Party capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

“Unfunded Current Liability” means, with respect to a Plan, the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the then current fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“Voting Agreement” means the Voting and Lock-up Agreement dated as of July 11, 2011 among MK Holdings and the shareholders of MK Holdings party thereto, as amended, restated, supplemented or otherwise modified from time to time in a manner that is not adverse in any material respect to the interests of the Lenders.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association (successor by merger to Wells Fargo Trade Capital, LLC), in its capacity as factor under the Wells Fargo Factoring Agreement.

“Wells Fargo Factoring Agreement” has the meaning assigned to such term in the definition of “Permitted Factoring Arrangement”.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” means the lawful currency of Japan.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Base Rate Borrowing”).

Section 1.03. Terms Generally; Québec Interpretation. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall include “movable property”, (ii) “real property” or “real estate” shall include “immovable property”, (iii) “tangible property” or “tangible assets” shall include “corporeal property”, (iv) “intangible property” or “intangible assets”

shall include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (vi) all references to filing, perfection, priority, remedies, registering or recording under the UCC or a PPSA shall include publication under the Civil Code of Québec, (vii) all references to “perfection” of or a “perfected” lien or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (viii) any “right of offset”, “right of set-off” or similar expression shall include a “right of compensation”, (ix) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall include a “mandatary”, (xi) “construction liens” shall include “legal hypothecs”, (xii) “joint and several” shall include “solidary”, (xiii) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (xv) “easement” shall include “servitude”, (xvi) “priority” shall include “prior claim”, (xvii) “survey” shall include “certificate of location and plan”, (xviii) “state” shall include “province”, (xix) “fee simple title” shall include “absolute ownership” and (xx) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) such that the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense, shall be determined by reference to GAAP as in effect on the Effective Date.

Section 1.05. Amendment and Restatement of the Original Agreement; Reaffirmation of Continuing Loan Documents.

(a) The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01,

the terms and provisions of the Original Agreement shall be and hereby are amended and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and Obligations incurred under the Original Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Financing Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Financing Documents” (as defined in the Original Agreement) to the “Administrative Agent”, the “Collateral Agent”, the “Credit Agreement” and the “Financing Documents” shall be deemed to refer to the Administrative Agent, the Collateral Agent, this Agreement and the Financing Documents, (b) the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Financing Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Original Agreement as are necessary in order that each such Lender’s Exposure hereunder reflects such Lender’s Applicable Percentage of the outstanding aggregate Exposures on the Effective Date, and (e) the Company hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Original Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.14 hereof.

(b) Without limiting the foregoing or any similar provision in any Financing Document, each of the Loan Parties, as debtor, grantor, pledgor, guarantor, or another similar capacity in which such Loan Party grants liens or security interests in its properties or otherwise acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the Continuing Loan Documents (as defined below), hereby each (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Continuing Loan Documents to which it is a party, (b) to the extent such Loan Party granted liens on or security interests in any of its properties pursuant to any of the Continuing Loan Documents, hereby ratifies and reaffirms such grant of security (and, without limitation, any filings made in connection therewith) and confirms that such liens and security interests continue to secure the Obligations, including, without limitation, all additional Obligations resulting from or incurred pursuant to this Agreement and (c) to the extent such Loan Party guaranteed, was jointly or severally liable, or provided other accommodations with respect to, the Obligations or any portion thereof pursuant to any of the Continuing Loan Documents, hereby ratifies and reaffirms such guaranties, liabilities and other accommodations. As used herein, “Continuing Loan Documents” means all documents, instruments, mortgages, notes and other agreements executed prior to the Effective Date in connection with the Existing Credit Agreement (as such documents, instruments, mortgages, notes and other agreements may have been amended, restated, supplemented or otherwise modified prior to the Existing Date); provided, however, that “Continuing Loan Documents” shall not include the Existing Credit Agreement or any other documents, instruments, mortgages, notes or other agreements executed in connection with the Existing Credit Agreement that are being amended and restated as of the date hereof.

Section 1.06. Exchange Rates. (a) Not later than 1:00 P.M., Local Time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date for each Alternative Currency in which a Loan is then outstanding and (ii) give notice thereof to the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

Not later than 2:00 P.M., Local Time, on each Reset Date with respect to the Commitments to make Loans denominated in any Alternative Currency, the Administrative Agent shall (i) determine the aggregate amount of such Loans and LC Exposure in U.S. Dollars on such date (after giving effect to any such Loans or Letters of Credit denominated in such Alternative Currency under the Commitments to be made or issued in connection with such determination), and (ii) notify the Company of such determination.

ARTICLE II

The Credits

Section 2.01. Commitments. Prior to the Effective Date, certain loans were previously made to the Company and MKE under the Original Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the Company, MKE and each of the Lenders agree that on the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 4.01 and the reallocation and other transactions described in Section 1.05, the Existing Loans shall be reevidenced as Loans under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers in Agreed Currencies (the “Facility”) from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Exposure exceeding such Lender’s Commitment. In addition, (i) the aggregate principal amount of all Loans of all Lenders denominated in an Alternative Currency plus all other Exposure of the Lenders denominated in an Alternative Currency shall not exceed at any time the Alternative Currency Sublimit; and (ii) the aggregate outstanding principal amount of Loans and the LC Exposure at any time hereunder shall not exceed the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base at such time, minus (in the case of the foregoing clause (A) or (B)) the Availability Reserves. The Availability of the Facility will be computed weekly (or, upon the continuance of an Event of Default, more often as may reasonably be requested by the Administrative Agent) on the Borrowing Base Certificate. If by reason of any subsequent appraisals or audits conducted pursuant to Section 5.04 hereof, net recovery values of Collateral have declined, the Collateral Agent shall, following such appraisals or audits, in good faith and in accordance with its customary practices, reduce the effective advance rates (subject to further adjustments, downward or upward (but not above those in effect on the Effective Date)) by reducing the net recovery value of Eligible Inventory used in the calculation of the Borrowing Base consistent with the results of such subsequent appraisals or audits. Subject to the foregoing and within the foregoing limits, the Borrowers may borrow, repay (or prepay) and reborrow Loans, on and after the date hereof through the Availability Period, subject to the terms, provisions and limitations set forth herein, including the requirement that no Loan shall be made hereunder if the amount thereof exceeds the Availability at such time (in each case, after giving effect to the application of the proceeds of such Loan). For purposes of this Section, “net recovery value” means the estimated net proceeds which could reasonably be realized from the liquidation of the Collateral under an orderly liquidation and going-out-of-business and/or store closing sale basis, given a reasonable period of time to find purchaser(s), with the seller compelled to sell.

Section 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.19 hereof.

(b) Subject to Section 2.06 hereof, (i) each Borrowing (other than any Canadian Borrowing) shall be comprised entirely of Base Rate Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each Base Rate Loan shall only be made in U.S. Dollars and shall only be made to the Company and (ii) each Canadian Borrowing shall be made only to a Canadian Borrower and shall be comprised entirely of Canadian Base Rate Loans or BA Equivalent Loans as such Canadian Borrower may request in accordance herewith. Each Lender at its option may make any Canadian Base Rate Loan, Eurocurrency Loan or BA Equivalent Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in a minimum amount of $2,000,000 (or, if such Borrowing is denominated in an Alternative Currency, 2,000,000 units of such currency) and an aggregate amount that is an integral multiple of $500,000 (or, if such Borrowing is denominated in an Alternative Currency, 500,000 units of such currency). At the commencement of each Interest Period for any BA Equivalent Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of C$500,000 and not less than C$2,000,000. At the time that each Base Rate Borrowing or Canadian Base Rate Borrowing is made, such Borrowing shall be in a minimum amount of $1,000,000 or C$1,000,000, as the case may be, and an aggregate amount that is an integral multiple of $250,000 or C$250,000, as the case may be (except that the foregoing limitation shall not be applicable to the extent that the proceeds of such Borrowing are requested, or deemed to be requested, to be disbursed to such Borrower’s loan account maintained with the Administrative Agent); provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of all Lenders (not exceeding the Alternative Currency Sublimit) or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) hereof. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) in the aggregate for Eurocurrency Borrowings and BA Equivalent Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e) The initial borrowing from any Lender to MKE shall at all times exceed €100,000 (or its equivalent in another currency).

Section 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in substantially the form attached as Exhibit D hereto (or otherwise reasonably acceptable to the Administrative Agent) and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing or BA Equivalent Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing, (b) by telephone in the case of a Base Rate Borrowing, including a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) hereof, not later than 12:00 p.m., Local Time, on the same Business Day of the proposed Borrowing, (c) by telephone in the case of a Canadian Base Rate Borrowing, not later than 12:00 p.m., Local Time, one (1) Business Day prior to the date of the proposed Borrowing or (d) by irrevocable written notice (via a written Borrowing Request in substantially the form attached as Exhibit D hereto (or otherwise reasonably acceptable to the Administrative Agent) and signed by the applicable Borrower, or the

Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of an Overnight LIBO Borrowing to finance the reimbursement of an LC Disbursement in an Agreed Currency or in respect of a Foreign Subsidiary Borrower as contemplated by Section 2.04(e) hereof, not later than 12:00 p.m., Local Time, on the same Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and if given by telephone shall be confirmed promptly in writing by telecopy or electronic mail to the Administrative Agent of a written Borrowing Request substantially in the form attached as Exhibit D hereto and signed by an authorized signer of the applicable Borrower, or the Company on behalf of the applicable Borrower. In the case of a Borrowing denominated in any Alternative Currency, the applicable Borrower shall also notify JPMEL of such request by writing at the same time that such Borrower shall notify the Administrative Agent pursuant to (a) or (b) above, as applicable. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02 hereof:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be a Base Rate Borrowing or a Eurocurrency Borrowing (or, in the case of a Canadian Borrowing, a Canadian Base Rate Borrowing or a BA Equivalent Borrowing);

(d) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) in the case of a BA Equivalent Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and

(g) whether such Borrowing is to be in U.S. Dollars or in an Alternative Currency.

If no election as to the Type of Borrowing is specified, then (i) in the case of a Borrowing denominated in U.S. Dollars to the Company, the requested Borrowing shall be a Base Rate Borrowing and (ii) in the case of a Canadian Borrowing to a Canadian Borrower, the requested Borrowing shall be a Canadian Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or BA Equivalent Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company or any Subsidiary may request the issuance of Letters of Credit for its own account or in the name of any other Loan Party or a Subsidiary, in a form reasonably acceptable to the Issuing Bank, at any time and from time to time during the Availability Period. All Letters of Credit, including those opened by any Subsidiary or for the account of a Loan Party other than the Company, or a Subsidiary, will be Obligations of the Company. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Letter of

Credit may be denominated in U.S. Dollars or an Alternative Currency. The Existing Letters of Credit shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Financing Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Trade Letter of Credit (or the amendment, renewal or extension of an outstanding Trade Letter of Credit), the Company or any Subsidiary shall transmit by electronic communication to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Trade Letter of Credit, or identifying the Trade Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Trade Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Trade Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Trade Letter of Credit in accordance with the terms of the Issuing Bank’s standard form Continuing Agreement for Commercial and Standby Letters of Credit, attached hereto as Exhibit M (the “Letter of Credit Application”). To request the issuance of a Stand-by Letter of Credit (or the amendment, renewal or extension of an outstanding stand-by Letter of Credit), the Company shall transmit by electronic communication to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Stand-by Letter of Credit, or identifying the Stand-by Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Stand-by Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Stand-by Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Stand-by Letter of Credit in accordance with the terms of the Letter of Credit Application. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Stand-by LC Exposure shall not exceed $35,000,000; provided that the Stand-by LC Exposure with respect to all Stand-by Letters of Credit issued for the account or in the name of MK Holdings or any Foreign Subsidiary thereof shall not exceed $10,000,000, (ii) after giving effect to the issuance of such Letter of Credit, Availability shall not be less than zero and (iii) the aggregate Dollar Amount of the Exposures denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. The Administrative Agent shall calculate the Dollar Equivalent of each Letter of Credit denominated in any Alternative Currency or other currency as of the end of each calendar month and shall notify the Company of such calculation, and such calculation shall be the basis of any determination of the amount of outstanding LC Exposure for purposes hereof until the next such calculation.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 180 days (in the case of Trade Letters of Credit) or one year (in the case of Stand-by Letters of Credit) after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension of a Stand-by Letter of Credit, one year after such renewal or extension); provided that a Stand-by Letter of Credit may provide that its expiration date shall be automatically extended (but not beyond the date specified in clause (ii) below) to a date not more than one year after the then outstanding expiration date unless, if at least a specified number of days prior to such then existing expiration date, the Issuing Bank shall have given the beneficiary thereof notice, in a form that may be specified in such Letter of Credit, that such expiration date shall not be so extended, and (ii) the date that is five (5) Business Days prior to the Maturity Date, provided, however that if the Company requests issuance of a Letter of Credit with an expiration date later than the Maturity Date (but not more than one year after the Maturity Date), and the Issuing Bank agrees to issue such Letter of Credit, the Company shall deposit on or before the date that is five (5) Business Days prior to the Maturity Date into an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date with respect to such Letter of Credit. If the Company requests issuance of a Letter of Credit on a date that is five (5) or fewer Business Days prior to the Maturity Date, and the Issuing Bank agrees to issue such Letter of Credit (for a period of not more than one year after the Maturity Date), the Company shall deposit cash collateral sufficient to cover the LC Exposure with respect to such Letter of Credit, as described above, by 5:00 p.m. New York City time on the date such Letter of Credit is issued. Any such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Investment of such deposit, and any interest or profits on such investments, and application of such amounts shall be treated and undertaken, respectively, in accordance with Section 2.04(i).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Issuing Bank such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section or converted to a Loan as provided therein, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse the Issuing Bank, or cause the Issuing Bank to be reimbursed, in immediately available funds, in each case in the applicable Agreed Currency and otherwise in accordance with the terms of the applicable Letter of Credit Application, no later than (x) on the same Business Day that the Company receives written notice from the Issuing Bank that the Issuing Bank has made such LC Disbursement under such Letter of Credit if such notice is received by the applicable Borrower by 10:00 a.m., Local Time, and (y) on the next succeeding Business Day after which the Company receives written notice from the Issuing Bank that such LC Disbursement has been made under such Letter of Credit if such notice is received by the applicable Borrower after 10:00 a.m., Local Time; provided that, the Company may, subject to the conditions to borrowing set forth in Section 2.02 hereof, request in accordance with Section 2.03 that such payment be financed with (x) a Base Rate Borrowing or (y) if such LC Disbursement is in an Agreed Currency or in respect of a Foreign Subsidiary Borrower, an Overnight LIBO Borrowing in the Dollar Amount of the LC Disbursement. If the Company fails to make such payment when due, the Issuing Bank shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Issuing Bank its Applicable Percentage of the payment then due from the Company, in the same manner and the currency provided in Section 2.05 hereof with respect to Loans made by such Lender (and Section 2.05 hereof shall apply, mutatis mutandis, to such payment obligations of the Lenders). Promptly following receipt by the Issuing Bank of any payment from the

Company pursuant to this paragraph, the Issuing Bank shall, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, to such Lenders as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans or Overnight LIBO Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall, to the fullest extent permitted under applicable law, be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction), (iii) payment of the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. None of the Issuing Bank, the Lenders, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Company by telephone (confirmed by telecopy) (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to (i) in the case of any such LC Disbursement denominated in U.S. Dollars, Base Rate Loans, (ii) in the case of any such LC Disbursement denominated in Canadian Dollars, Canadian Base Rate Loans and (iii) in the case of any such LC Disbursement denominated in an Alternative Currency other than Canadian Dollars, such rate as the Issuing Bank customarily charges for overnight loans in such currency to Persons of similar credit standing as the Company; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then the default rate of interest described in Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (c) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash (i) in U.S. Dollars equal to 105% of the LC Exposure denominated in U.S. Dollars as of such date plus any accrued and unpaid interest thereon and (ii) in an Alternative Currency equal to 105% of the LC Exposure denominated in such Alternative Currency as of such date plus any accrued and unpaid interest thereon, provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Company is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (g) or (h) of Article VII. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.09(e). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made, to the extent practicable, at the written request of the Company at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse itself for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other outstanding Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence and continuance of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

Section 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the currency in which the applicable Loan was denominated, (i) in the case of Loans denominated in U.S. Dollars to the Company, by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in an Alternative Currency or to a Foreign Subsidiary Borrower, by 2:00 p.m., Local Time, in the city of the Administrative Agent’s Applicable Payment Office for such currency and Borrower and at such Applicable Payment Office for such currency and Borrower; provided that Swingline Loans shall be made as provided in Section 2.19 hereof. The Administrative Agent will make such Loans available to the relevant Borrower by promptly wiring the amount so received, in like funds, to the Controlled Disbursement Account, in the case of Loans denominated in U.S. Dollars to the Company or in the case of Canadian Loans to a Canadian Borrower, and JPMEL will make such Loans available to any Foreign Subsidiary Borrower (other than Canadian Loans to a Canadian Borrower) by promptly wiring the amount so received, in like funds to an account of such Foreign Subsidiary Borrower in the relevant jurisdiction and designated by such Foreign Subsidiary Borrower, in the case of Loans denominated in an Alternative Currency to a Foreign Subsidiary Borrower, or any other account of the applicable Borrower maintained with (x) the Administrative Agent in New York City or JPMEL in London or (y) any other Lender reasonably acceptable to the Administrative Agent and designated by the Company either one Business Day prior to the Effective Date or in the applicable Borrowing Request; provided that Base Rate Loans made to finance the reimbursement of LC Disbursements as provided in Section 2.04(e) hereof shall be remitted to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate then applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, and such Borrower shall be relieved of its obligation to make such payment.

Section 2.06. Interest Elections. (a) Each Borrowing on the Effective Date shall be at the Base Rate and thereafter shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or BA Equivalent Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. The relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or BA Equivalent Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.06(a) shall not apply to Borrowings representing Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in U.S. Dollars or Canadian Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in an Alternative Currency other than Canadian Dollars) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to convert any Canadian Borrowing to a Type other than a Canadian Base Rate Borrowing or a BA Equivalent Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02;

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurocurrency Borrowing (and, in the case of a Canadian Borrowing, a Canadian Base Rate Borrowing or a BA Equivalent Borrowing);

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) if the resulting Borrowing is a BA Equivalent Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or BA Equivalent Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or BA Equivalent Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in U.S. Dollars borrowed by the Company, such Borrowing shall be converted to a Base Rate Borrowing, (ii) in the case of a Canadian Borrowing, such Borrowing shall be converted to a Canadian Base Rate Borrowing and (iii) in the case of a Borrowing denominated in an Alternative Currency other than Canadian Dollars (or in U.S. Dollars by a Foreign Subsidiary Borrower) in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.09. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing borrowed by the Company may be converted to or continued as a Eurocurrency Borrowing or BA Equivalent Borrowing, (ii) unless repaid, each Eurocurrency Borrowing borrowed by the Company shall be converted to a Base Rate Borrowing (and any such Eurocurrency Borrowing in an Alternative Currency shall be redenominated in U.S. Dollars at the time of such conversion) at the end of the Interest Period applicable thereto, (iii) unless repaid, each BA Equivalent Borrowing borrowed by a Canadian Borrower shall be converted to a Canadian Base Rate Borrowing and (iii) unless repaid, each Eurocurrency Borrowing by a Foreign Subsidiary Borrower shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

Section 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce (each such reduction, a “Permanent Commitment Reduction”), the Commitments; provided that (i) each Permanent Commitment Reduction shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, (ii) the Company shall not terminate or reduce the Commitments to the extent that, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09 hereof, Availability would be less than zero and (iii) the Company shall pay to the Administrative Agent, for the ratable benefit of the Lenders, all accrued and unpaid fees.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or issuances of debt or equity, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders with Commitments in accordance with their respective Commitments.

Section 2.08. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of MK Switzerland, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Borrowing is made, MK Switzerland shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent under the Financing Documents for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit C hereto (each, a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

(f) Each Borrower shall be jointly and severally liable for the payment of all Obligations, and each of the Obligations shall be secured by all of the Collateral. Each Borrower acknowledges that it is jointly and severally liable under this Agreement and the other Financing Documents. All credits extended to any Borrower or requested by any Borrower shall be deemed to be credits extended for such Borrower. Notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Documents, the Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely upon any request, notice or other communication received by them from any Borrower. Each Borrower agrees that the liability of such Borrower provided for in this subsection (f) shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which such Borrower may hereafter agree (other than a Borrowing Subsidiary Termination or an agreement signed by the Administrative Agent and the Lenders required by Section 9.02(b) hereof specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatsoever with any other Person, such Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all of the Obligations, and may be enforced without requiring one or both of the Agents or any Lender first to resort to any other right, remedy or security. Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and any requirement that one or both of the Agents or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against such Borrower or any other person or any collateral.

Section 2.09. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided, however, the Borrowers shall make prepayments of the Loans from time to time such that the Availability equals or exceeds zero at all times, subject to Section 2.09(e) below.

(b) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing or a BA Equivalent Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing or a Canadian Base Rate Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07, or (iii) in the case of prepayment of a Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 hereof (except that the foregoing shall not be applicable (i) to the extent that the payment is made from the operation of the Controlled Disbursement Account or (ii) to a prepayment in full of the aggregate principal amount of a Borrowing then outstanding). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.11 and (ii) break funding payments pursuant to Section 2.14.

(c) Within three (3) Business Days after the receipt by the Company or any other Loan Party of Net Proceeds from Dispositions of any assets of the Company or any other Loan Party described in Section 6.03(c)(xix) hereof, the Company shall make, or shall cause to be made, a mandatory prepayment of the Loans in an amount equal to 100% of the Net Proceeds received, any prepayment to be applied in accordance with subparagraph (d), provided that, so long as no Event of Default shall have occurred and be continuing, in the case of any such Dispositions, such prepayment of the Loans need not be made pursuant to this Section 2.09(c) until the Company, the other Loan Parties and their Subsidiaries shall have received at least $5,000,000 in Net Proceeds in the aggregate from such Dispositions in any fiscal year, at which time all further Net Proceeds received by the Company and the other Loan Parties from such Dispositions in such fiscal year shall be applied to the prepayment of the Loans as set forth in this Section 2.09(c).

(d) If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Exposures (calculated, with respect to those Credit Events denominated in Alternative Currencies, as of the most recent Calculation Date with respect to each such Credit Event) exceeds the lesser of (1) the Aggregate Commitment and (2) the Borrowing Base, minus (in the case of clause (1) or (2)) Availability Reserves or (B) the sum of the aggregate principal Dollar Amount of all of the outstanding Exposures denominated in Alternative Currencies (the “Alternative Currency Exposure”) (so calculated) exceeds the Alternative Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Exposures (so calculated) exceeds 105% of the lesser of (1) the Aggregate Commitment and (2) the Borrowing Base, minus (in the case of clause (1) or (2))

Availability Reserves or (B) the Alternative Currency Exposure, as of the most recent Calculation Date with respect to each such Credit Event, exceeds 105% of the Alternative Currency Sublimit, the Borrowers shall in each case, within three (3) Business Days following receipt of notice from the Administrative Agent, repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.04(i), as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of all Exposures (so calculated) to be less than or equal to the lesser of (1) the Aggregate Commitment and (2) the Borrowing Base, minus (in the case of clause (1) or (2)) Availability Reserves and (y) the Alternative Currency Exposure to be less than or equal to the Alternative Currency Sublimit, as applicable.

(e) Without limiting the foregoing, if the Specified Audit conducted by the Agents demonstrates that the sum of the aggregate principal Dollar Amount of all of the Exposures (calculated, with respect to those Credit Events denominated in Alternative Currencies, as of the most recent Calculation Date with respect to each such Credit Event) exceeds the lesser of (1) the Aggregate Commitment and (2) the Borrowing Base, minus (in the case of clause (1) or (2)) Availability Reserves, the Borrowers shall, within three (3) Business Days following receipt of notice from the Administrative Agent, repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.04(i), as applicable, in an aggregate principal amount sufficient to eliminate such excess.

(f) Each prepayment of Loans required by paragraph (c), (d) or (e) of this Section 2.09 shall be made ratably among the Loans of the Lenders, and such prepayments shall be made with respect to such Types of Loans as the Company may specify by notice to the Administrative Agent at or before the time of such prepayment and shall be applied to prepay the Loans comprising each such Type pro rata; provided that, if no such timely specification is given by the Company, such payment shall be allocated to such Type or Types as the Administrative Agent may determine; and provided, further, that no such prepayment shall result in a permanent reduction in the aggregate Commitments.

Section 2.10. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender based on its Applicable Percentage a commitment fee (the “Revolving Credit Commitment Fee”), which shall accrue at 35 bps per annum based on the daily unused and available portion of the Aggregate Commitment. Accrued Revolving Credit Commitment Fees shall be calculated monthly and payable quarterly in arrears on the first Business day of March, June, September and December and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof, and shall be payable by the Administrative Agent to the participating Lenders within ten (10) Business Days following such date. All Revolving Credit Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Administrative Agent for the account of each Lender based on its Applicable Percentage (i) a commission with respect to each Stand-by Letter of Credit (subject to local practices for the payment of such commissions, if any, for Stand-by Letters of Credit issued in Hong Kong), equal to 2.25% per annum based on the aggregate amount available to be drawn under such Stand-by Letter of Credit, payable quarterly in arrears on the first day of each March, June, September and December, (ii) a commission with respect to each Trade Letter of Credit, equal to 1.125% per annum based on the aggregate amount available to be drawn under such Trade Letter of Credit, payable quarterly in arrears on the first day of each March, June, September and December, and (iii) to the Issuing Bank for its own account a fronting fee as separately agreed, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder, which standard fees and commissions shall be payable solely to the Issuing Bank.

Letter of Credit commissions and fees accrued through and including the last day of March, June, September and December of each year shall be payable by the Administrative Agent to the participating Lenders within ten (10) Business Days following such last day, commencing on the first such date to occur after the Effective Date; provided that all such commissions and fees shall be payable on the date on which the Commitments terminate and any such commissions and fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other commissions and fees shall be payable, to the extent such fees relate to any Letters of Credit denominated in an Alternative Currency, in such currency and otherwise in U.S. Dollars and, in either case, payable to the Issuing Bank pursuant to this paragraph shall be payable to the Issuing Bank on demand (see Exhibit M attached hereto). All Letter of Credit commissions and fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent, for its own account and without duplication of any fees set forth herein, fees in the amounts and at the times separately agreed upon in writing among the Company and the Administrative Agent.

(d) All commissions and fees payable hereunder shall be paid on the dates due, in immediately available funds, to JPMorgan Chase Bank, N.A. as Administrative Agent or as Issuing Bank, for distribution, where applicable, to the Lenders. Absent any error in the calculation thereof, commissions and fees paid shall not be refundable under any circumstances.

Section 2.11. Interest. (a) The Loans comprising each Base Rate Borrowing or Eurocurrency Borrowing (as the case may be) shall bear interest for each day on which any principal of such Loans remains outstanding at the Applicable Rate for such day. The Canadian Loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate. The Canadian Loans comprising each BA Equivalent Borrowing shall bear interest at the BA Rate for the Interest Period then in effect for such Borrowing plus the Applicable Rate.

(b) [Reserved]

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall (to the extent permitted by applicable law) bear interest, after as well as before judgment, at a rate per annum equal to (i) 2% plus the rate otherwise applicable to such Loan or Letter of Credit as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the Maturity Date or upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan or Canadian Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or BA Equivalent Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurocurrency Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate, (ii) interest computed by reference to the BA Rate, (iii) interest computed on the basis of the Canadian Prime Rate and (iv) interest on Eurocurrency Loans denominated in an Alternative Currency, for which the customary rate base is a year of 365 days shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, LIBO Rate, Base Rate or BA Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) The interest rates provided for in this Agreement, including this Section 2.11 are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section or in other Sections of this Agreement is not and will not become subject to the Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to the Swiss Withholding Tax, they agree that, in the event that the Swiss Withholding Tax should be imposed on interest payments, the payment of interest due by any Swiss Borrower shall, in line with and subject to Section 2.15, including the limitations therein, be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For the purposes of this Section, “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration (SFTA) confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender. Each Swiss Borrower shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

(g) Any provision of this Agreement that would, now or in the future, oblige any Canadian Borrower or any Subsidiary thereof organized under the laws of Canada or any Province to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Borrower or such Subsidiary, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

Section 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency or a BA Equivalent Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining (i) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period or (ii) in the case of a BA Equivalent Borrowing, the BA Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or the BA Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy, as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist,

(i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing or BA Equivalent Borrowing, as applicable, shall be ineffective and any such Eurocurrency Borrowing or BA Equivalent Borrowing, as applicable, shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) any Eurocurrency Borrowing by a Foreign Subsidiary Borrower or BA Equivalent Borrowing by a Canadian Borrower, as applicable, that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto, (iii) if any Borrowing Request or Interest Election Request requests a Eurocurrency Borrowing in U.S. Dollars or a BA Equivalent Borrowing, as applicable, such Borrowing shall be made as a Base Rate Borrowing or a Canadian Base Rate Borrowing, as applicable, and (iv) any Interest Election Request relating to a Borrowing denominated in an Alternative Currency that requests the continuation of such Borrowing as a Eurocurrency Borrowing shall be deemed to be an Interest Election Request for the continuation of such Borrowing as overnight Loans denominated in such Alternative Currency.

Section 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement, Eurocurrency Loans or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject the Agent, any Lender, the Issuing Bank or any other recipient of any payments to be made by or on account of any obligation of the Loan Parties under this Agreement or any Financing Documents to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes);

and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Person hereunder whether of principal, interest or otherwise with respect to its Loans or its maintenance of, or participation in, Letters of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay, or cause the other Borrowers to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Additional costs described in this Section 2.13 shall not include any increases in costs or reductions in amounts receivable in respect of Indemnified Taxes or Other Taxes, it being understood that any such additional costs are exclusively governed by the provisions of Section 2.15 hereof, and the provisions of this Section 2.13 shall not be interpreted to cause a duplication in payment or treatment of any Indemnified Taxes or Other Taxes in a manner inconsistent with the provision of Section 2.15.

Section 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or BA Equivalent Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or BA Equivalent Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or BA Equivalent Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(a) and is revoked in accordance therewith), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (excluding any loss of margin or anticipated profit). In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred at the Adjusted LIBO Rate or BA Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the eurocurrency market or (with respect to BA Equivalent Loans) the Canadian bank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof. Notwithstanding the foregoing, (x) no Borrower shall be required to make any prepayment of a Eurocurrency Borrowing pursuant to

Section 2.09(c) until the last day of the Interest Period with respect thereto so long as an amount equal to such prepayment is deposited by the applicable Borrower into a cash collateral account with the Administrative Agent and applied to such prepayment on the last day of such Interest Period and (y) this Section 2.14 shall not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.13 and Section 2.15 hereof shall govern.

Section 2.15. Taxes. (a) Except where otherwise required by applicable law, any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Financing Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the relevant Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable to the Administrative Agent, Lender or Issuing Bank (as the case may be) shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions and (iii) the relevant Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the relevant Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The relevant Loan Party shall indemnify JPMorgan Chase Bank, N.A. as the Administrative Agent and the Issuing Bank, and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by any such Person, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) or under any other Financing Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender or JPMorgan Chase Bank, N.A. as the Issuing Bank or the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall deliver to the Borrowers and the Administrative Agent (or, in the case of a Participant to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit L and a Form W-8BEN, or, in either case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Financing Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.15(e), a Foreign Lender shall not be required to deliver any form pursuant to this Section 2.15(e) that such Foreign Lender is not legally able to deliver.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate.

(g) If the Administrative Agent, Issuing Bank or a Lender shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.15, it promptly shall notify such Borrower of the availability of such refund claim. If the Administrative Agent, Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to Section 2.15, it shall, within 30 days from the date of such receipt, pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(h) Each Lender and each Issuing Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the relevant Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of such Borrower to do so) attributable to such Lender or Issuing Bank that are paid or payable by the Administrative Agent in connection with this Agreement or any Financing Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(h) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender or Issuing Bank a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(i) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by

Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) Each Lender confirms that it is a Swiss Qualifying Bank or, if not, a single person only for the purpose of the Swiss Non-Qualifying Bank Rules and any other Person that shall become a Lender or a Participant pursuant to Section 9.04 of this Agreement shall be deemed to have confirmed that it is a Swiss Qualifying Bank or, if not, a single person only for the purpose of Swiss Non-Qualifying Bank Rules.

Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to (i) in the case of payments denominated in U.S. Dollars to the Company, 12:00 noon, New York City time and (ii) in the case of payments denominated in an Alternative Currency or by a Foreign Subsidiary Borrower, 12:00 noon, Local Time, in the city of the Administrative Agent’s Applicable Payment Office for such currency or Borrower, in each case on the date when due, in U.S. Dollars or the relevant Alternative Currency in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn, Chicago, IL 60603 or, in the case of a Credit Event denominated in an Alternative Currency or to a Foreign Subsidiary Borrower, the Administrative Agent’s Applicable Payment Office for such currency or Borrower, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15, 2.19 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that, in the case of any prepayment of principal of or interest on any Eurocurrency Loan, if such next succeeding Business Day would fall in the next calendar month, the date for payment shall instead be the next preceding Business Day. All payments hereunder shall be made in U.S. Dollars or the relevant Alternative Currency. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists, or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, or the terms of this Agreement allow or require the conversion of such Credit Event into U.S. Dollars, then all payments to be made by such Borrower hereunder in such currency shall, to the fullest extent permitted by law, instead be made when due in U.S. Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations or conversion, and each Borrower agrees to indemnify and hold harmless the Swingline Lender, the Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in an Alternative Currency that is not repaid to the Swingline Lender, the Issuing Bank, the Administrative Agent or the Lenders, as the case may be, in the Original Currency.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Financing Documents (which shall be applied as specified by the Company) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from any Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts then due and payable with respect to Derivative Obligations and Banking Services Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and sixth, to the payment of any other Obligation then due and payable to the Administrative Agent or any Lender by any Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan or BA Equivalent Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or BA Equivalent Loan or (b) in the event, and only to the extent, that there are no outstanding Canadian Base Rate Loans and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.14. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to MK Holdings or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower’s rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(d) or (e), 2.05(b) or 2.16(c) hereof, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. Until such Lender’s unsatisfied obligations are fully paid, such Lender shall be excluded from any determination of Required Lenders under this Agreement.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.16(d), 2.19(b) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13 hereof, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 hereof, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15 hereof, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Defaulting Lender, or if any Lender fails to approve any amendment or waiver to this Agreement requiring its consent, which amendment or waiver is approved by the Required Lenders, then the Company may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans and Commitments, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.18. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a);

(b) the Commitment and Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitments but only to the extent the sum of all non-Defaulting Lenders’ Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay any Swingline Exposure to the extent such Swingline Exposure cannot be reallocated and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.10(a) and (c) shall be adjusted in accordance with such non-Defaulting Lenders’ respective Commitments; or

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.18(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

(e) If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(f) In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment.

Section 2.19. Swingline Loans. (a) The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Financing Documents, promptly after MK Switzerland delivers a Borrowing Request to JPMEL requesting a Borrowing to be made pursuant to this Section 2.19(a), and provided that such Borrowing Request is received by JPMEL not later than 9:30 a.m., London time, the Swingline Lender may elect to have the terms of this Section 2.19(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount so requested, same day funds to MK Switzerland on the date such Borrowing Request is received to an account of MK Switzerland designated in accordance with Section 2.05 hereof (each such Loan, a “Swingline Loan”), with settlement among the Lenders as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.19(c) hereof. Each Swingline Loan shall be subject to all the terms and conditions applicable to other Loans funded by the Lenders, except that (i) such Swingline Loan shall accrue interest at a rate determined by reference to the Overnight LIBO Rate and (ii) all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, no Swingline Loan shall be made if, after giving effect thereto:

(i) the aggregate principal amount of the outstanding Swingline Loans denominated in Alternative Currencies when added to the aggregate principal amount of all other Exposure denominated in Alternative Currencies under this Agreement would exceed the Alternative Currency Sublimit; or

(ii) the aggregate principal amount of the outstanding Swingline Loans would exceed the lesser of $15,000,000 and the Availability at such time.

(b) Lender Participations. Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan ratably in proportion to its Applicable Percentage. The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund, in the currency in which a Swingline Loan was denominated, their participations in such Swingline Loan. From and after the date, if any, on which any Lender is required to fund (and has funded) its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent or the Swingline Lender in respect of such Swingline Loan.

(c) Swingline Settlements. The Administrative Agent, on behalf of the Swingline Lender shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile or electronic mail no later than 11:00 a.m., London time on the date of such requested Settlement (the “Settlement Date”) two (2) Business Days prior to the Settlement Date with regard to Swingline Loans (or on the date of such requested Settlement, if a Default or an Event of Default has occurred and is continuing) (the date of any such request, a “Settlement Request Date”). Each Lender (other than the Swingline Lender) shall transfer, in the currency in which the applicable Swingline Loan was denominated, the amount of such Lender’s Applicable Percentage of the outstanding principal amount of such Swingline Loan with respect to which Settlement is requested to the Administrative Agent to an account of the Administrative Agent, as the Administrative Agent may designate, not later than 2:00 p.m., London time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the applicable Lender’s Swingline Loans and, together with such Lender’s Applicable Percentage of such Swingline Loan, shall (so long as no Event of Default pursuant to clause (g) or (h) of Article VII shall have occurred and be continuing) constitute Non-Swingline Loans of such Lender (and such Loans shall no longer constitute Swingline Loans). Any such amounts comprising Non-Swingline Loans and transferred to the Administrative Agent shall be applied against Swingline Loans made pursuant to Section 2.19(a) and (b) shall constitute Loans with an Interest Period of one (1) week. If any such amount referred to in this clause (c) is not transferred to the Administrative Agent by any applicable Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.05(b).

Section 2.20. Expansion Option. The Company may from time to time elect to increase the Commitments in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $30,000,000. The Company may arrange for any such increase to be provided by one or more existing Lenders (each existing Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments or extend Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit P hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit Q hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.20. Increases and new Commitments created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Company and (B) the Company shall be in compliance on a Pro Forma Basis with the covenant contained in Section 6.10 as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase. Any increase in the Commitments shall be documented as an increase to the Facility and shall be on terms identical to those applicable to the Facility, except with respect to any arrangement, upfront or similar fees that may be agreed to among the Company and the relevant Increasing Lenders or Augmenting Lenders. On the effective date of any increase in the Commitments being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans after giving effect to such increase in the Commitments, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan and BA Equivalent Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.14 if the deemed payment occurs other than on the last day of the related Interest Periods. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the preceding two sentences. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

Section 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

Section 2.22. Designation of Foreign Subsidiary Borrowers. On the Effective Date, and subject to the satisfaction of the applicable conditions in Article IV hereto, each Initial Foreign Subsidiary Borrower shall deliver an executed signature page to this Agreement, whereupon it shall become a Foreign Subsidiary Borrower party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to any such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. The Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the foregoing, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

Section 2.23. Interest Act (Canada), Etc. (a) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith by any Canadian Borrower or any Subsidiary Guarantor incorporated or otherwise organized under the laws of Canada or any province or territory thereof is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(b) If any provision of this Agreement would oblige any Canadian Borrower or any Subsidiary Guarantor incorporated or otherwise organized under the laws of Canada or any province or territory thereof to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(c) If, notwithstanding the provisions of Section 2.23(b) and after giving effect to all adjustments contemplated thereby, a Lender shall have reserved an amount in excess of the maximum permitted by Section 2.23(b), then such excess shall be applied by such Lender in reduction of the principal balance of Loans owing to it.

Section 2.24. Financial Assistance. (a) If and to the extent that a payment in fulfilling the joint and several liabilities under Section 2.08(f) of any Swiss Borrower would, at the time payment is due, under Swiss law and practice (inter alia, prohibiting capital repayments or restricting profit distributions) not be permitted, in particular if and to the extent that such Swiss Borrower guarantees obligations other than obligations of one of its subsidiaries (i.e. obligations of its direct or indirect parent companies (up-stream guarantee) or sister companies (cross-stream guarantee)) (such obligations, “Restricted Obligations”), then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid; provided that such limited amount shall at no time be less than such Swiss Borrower’s profits and reserves available for distribution as dividends (being the balance sheet profits and any reserves available for this purpose, in each case in accordance with art. 675(2) and art. 671(1) and (2), no. 3, of the Swiss Federal Code of Obligations) at the time or times payment under or pursuant to Section 2.08(f) is requested from such Swiss Borrower, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free such Swiss Borrower from payment obligations hereunder in excess thereof, but merely postpone the payment date therefor until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Finance Documents including, in particular, Section 2.15(c) shall be construed in a manner consistent with the provisos herein contained.

(b) In respect of Restricted Obligations, each Swiss Borrower shall:

(i) if and to the extent required by applicable law in force at the relevant time:

(A) subject to any applicable double taxation treaty, deduct Swiss anticipatory tax (Verrechnungssteuer; “Swiss Withholding Tax”) at the rate of 35% (or such other rate as in force from time to time) from any payment made by it in respect of Restricted Obligations;

(B) pay any such deduction to the Swiss Federal Tax Administration; and

(C) notify (or ensure that the Company notifies) the Administrative Agent that such a deduction has been made and provide the Administrative Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration, all in accordance with Section 2.15(a); and

(ii) to the extent such a deduction is made, not be obliged to either gross-up in accordance with Section 2.15(a) or indemnify the Secured Parties in accordance with Section 2.15(c) in relation to any such payment made by it in respect of Restricted Obligations unless grossing-up is permitted under the laws of Switzerland then in force.

(c) If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Agents (or the other Secured Parties) to obtain a maximum benefit under the joint and several liabilities under Section 2.08(f), each Swiss Borrower undertakes to promptly implement all such measures and/or to promptly obtain the fulfillment of all prerequisites allowing it to promptly make the requested payment(s) hereunder from time to time, including the following:

(i) preparation of an up-to-date audited balance sheet of such Swiss Borrower;

(ii) confirmation of the auditors of such Swiss Borrower that the relevant amount represents the maximum freely distributable profits;

(iii) approval by a quotaholders’ meeting of such Swiss Borrower of the resulting profit distribution; and

(iv) all such other measures necessary or useful to allow such Swiss Borrower to make the payments agreed hereunder with a minimum of limitations.

ARTICLE III

Representations and Warranties

Each of the Loan Parties represents and warrants (with respect only to itself and its Subsidiaries (as applicable)) to the Lenders that:

Section 3.01. Existence and Power. It is a corporation, limited liability company or other entity organized, validly existing and in good to standing (to the extent such concept is applicable in its jurisdiction of organization) under the laws of its jurisdiction of organization or, as the case may be, jurisdiction of incorporation, and it has all necessary powers required to carry on its business as now conducted and, except where the failure to do so could not be reasonably expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable in such jurisdiction) in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; No Contravention. The execution, delivery and performance by it of the Financing Documents to which it is a party are within its corporate, limited liability company or other applicable powers, have been duly authorized by all necessary corporate, limited liability company or other applicable action, require no action by or in respect of, or filing with, any Governmental Authority (except such as have been obtained or made and are in full force and effect and except as contemplated by the Pledge and Security Agreement and the Foreign Collateral Documents) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its charter or bylaws or memorandum and articles of association or other similar organizational documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon each or result in the creation or imposition of any Lien on any of its material assets or those of any of its Subsidiaries (except the Security Interests).

Section 3.03. Binding Effect. This Agreement and the other Financing Documents to which it is a party constitute its valid and binding agreements, in each case enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.04. Financial Information.

(a) It has heretofore furnished to the Administrative Agent for the fiscal year ending March 31, 2011, projected consolidated and segmented (wholesale and retail) income statements, balance sheets and cash flows for MK Holdings and its Subsidiaries, in each case presenting data by month, together with a schedule demonstrating prospective compliance with all financial covenants, all in form reasonably satisfactory to the Lenders in their good faith judgment, all such projections disclosing all material assumptions made by it in formulating such projections and giving effect to the Transactions. These projections and the projections delivered pursuant to Section 5.01(g) hereof are based upon reasonable estimates and assumptions, all of which are reasonable in light of the conditions which existed at the time the projections were made, have been prepared on the basis of the assumptions stated therein, and reflect as of the date such projections were prepared its good faith estimate of the results of operations and other information projected therein, provided that no representation is made that the assumptions will prove to be correct. The Company hereby agrees to provide to the Administrative Agent on the Effective Date an updated projected consolidated income statement for MK Holdings and its Subsidiaries.

(b) Since March 31, 2011, there has been no material adverse change in the business, assets, operations or financial condition of the Loan Parties and their consolidated Subsidiaries, considered as a whole.

Section 3.05. Litigation. Except for the Disclosed Matters, there is no action, suit or proceeding pending against, or to its knowledge threatened against or affecting, it or any of its Subsidiaries before any arbitrator or any Governmental Authority, that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) which would in any material respect draw into question the enforceability of any of the Financing Documents, taken as a whole.

Section 3.06. Compliance with ERISA; Foreign Pension Plans.

(a) No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in material liability to the Loan Parties or any of their Subsidiaries; none of the Loan Parties or any of their Subsidiaries has participated in any material respect in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan which could result in material liability to the Loan Parties or any of their Subsidiaries. Notwithstanding the foregoing, with respect to Plans that are Multiemployer Plans, the representations and warranties in this section are made to the best knowledge of the Loan Parties.

(b) The Canadian Pension Plans are duly registered under the ITA and any other applicable laws which require registration, have been administered in all material respects in accordance with the ITA and such other applicable laws and administrative guidelines, and no event has occurred which could reasonably be expected to cause the loss of such registered status. The Canadian Benefit Plans and Canadian Pension Plans and, to the knowledge of the Borrowers, Canadian Multiemployer Pension Plans have been administered in all material respects in accordance with their terms, applicable collective bargaining agreements, and administrative guidelines and applicable law. There are no outstanding disputes, investigations, examinations or other legal proceedings concerning the assets of the Canadian Benefit Plans or the Canadian Pension Plans that have had or could reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by any Canadian Borrower or any Subsidiary thereof to the Canadian Benefit Plans, the

Canadian Pensions, or the Canadian Multiemployer Pension Plans have been made in accordance in all material respects with the terms of such plans, collective bargaining agreements and all applicable laws. No Borrower or any Subsidiary has an obligation to any Canadian Multiemployer Pension Plan beyond what is set out in the applicable Collective Agreement, the payment of which could reasonably be expected to have a Material Adverse Effect. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect, all Canadian Benefit Plans are fully funded or fully insured; for greater certainty no Canadian Benefit Plan that is unfunded of self-insured has unfunded obligations that could reasonably give rise to a Material Adverse Effect. No Canadian Pension Plan has a deficit that could reasonably be expected to have a Material Adverse Effect. There are no outstanding material liabilities in connection with any Canadian Pension Plan, Canadian Multiemployer Pension Plan, or Canadian Benefit Plan relating to the employees, former employees or their beneficiaries of any Canadian Borrower, or any Subsidiary thereof that has been terminated, and each such terminated Canadian Pension Plan, Canadian Multiemployer Pension Plan, or Canadian Benefit Plan (if any) has been terminated in accordance with their terms and applicable law. There are no current pending actions, suits, claims, or investigations in respect of any Canadian Pension Plan, Canadian Benefit Plan, as to the knowledge of the Borrower, any Canadian Multiemployer Pension Plan that could reasonably be expected to have a Material Adverse Effect.

(c) Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of MK Holdings, its Subsidiaries, or their Affiliates or any of their directors, officers, employees or agents has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or could reasonably be expected to subject, MK Holdings or any of its Subsidiaries, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a contribution notice or financial support direction (as those terms are defined in the United Kingdom Pensions Act 2004), or any liability or amount payable under section 75 or 75A of the United Kingdom Pensions Act 1995), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and there are no facts or circumstances which may give rise to any such penalty, fine, claim, or other liability. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to the Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities, with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against MK Holdings, its Subsidiaries or any of their Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.07. Taxes. To the extent applicable, the Loan Parties and their Subsidiaries have filed all United States Federal income tax returns and all other material tax returns and other similar material statements, forms and reports for taxes (the “Returns”) that are required to be filed by them. The Loan Parties and their Subsidiaries have paid all taxes stated to be due in such Returns and other material taxes when due, except for taxes, fees or other charges the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for on the books of the Loan Parties and their Subsidiaries in accordance with GAAP. The charges, accruals and reserves on the books of the Loan Parties and their Subsidiaries in respect of taxes or other similar governmental charges, additions to taxes and any penalties and interest thereon are, in the opinion of the Loan Parties, adequate.

Section 3.08. Environmental Compliance. (a) Except for Disclosed Matters,

(i) the Loan Parties and their Subsidiaries have, obtained, or made timely application for, all permits, certificates, licenses, approvals, registrations and other authorizations (collectively “Permits”) which are required under all applicable Environmental Laws and are necessary for their operations and are in compliance with the terms and conditions of all such Permits, except where the failure to obtain such Permits or to comply with their terms would not have, individually or in the aggregate, a Material Adverse Effect;

(ii) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and, to the knowledge of the Loan Parties, no investigation or review is pending, or threatened by any governmental entity or other Person with respect to any (A) alleged violation by the Loan Parties or any Subsidiary of any Environmental Law, (B) alleged failure by the Loan Parties or any Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (C) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials by any Loan Party or (D) release of Hazardous Materials by any Loan Party, except where such event or events would not have, individually or in the aggregate, a Material Adverse Effect;

(iii) to the knowledge of the Loan Parties, all oral or written notifications of a release of Hazardous Materials required to be filed under any applicable Environmental Law by or on behalf of the Loan Parties or any Subsidiary have been filed or are in the process of being filed, except where the failure to file would not have, individually or in the aggregate, a Material Adverse Effect;

(iv) no property now owned by the Loan Parties or any Subsidiary and, to the knowledge of the Loan Parties, no such property previously owned or now or previously leased or any property to which the Loan Party or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the knowledge of the Loan Parties, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of the Loan Parties, other investigations which may lead to claims against the Loan Parties or any Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA, except where such listings or investigations would not have, individually or in the aggregate, a Material Adverse Effect;

(v) there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by the Loan Parties or any Subsidiary, and no government actions have been taken or, to the knowledge of the Loan Parties, are in process which could subject any of such properties or assets to such Liens.

(b) [Reserved]

Section 3.09. Properties. (a) Each of the Loan Parties and their Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Loan Parties and their Subsidiaries owns, or is licensed to use, all Intellectual Property material to its business, free and clear of all Liens, claims and encumbrances and licenses, except for Permitted Encumbrances, and such Intellectual Property has not been adjudged invalid or unenforceable, in whole or in part, and each Loan Party and their Subsidiaries has performed all commercially reasonable acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Intellectual Property that is material to its business in full force and effect, and the use thereof by the Loan Parties and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.09 sets forth the address of each parcel of real property that is owned or leased by the Loan Parties or any of their Subsidiaries as of the Effective Date other than those properties leased for use as a retail store.

(d) As of the Effective Date, neither the Loan Parties nor any of their Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any property of any Loan Party or any of their Subsidiaries that, if determined adversely to any of the Loan Parties, would materially impair the value of such property, or any sale or disposition thereof in lieu of condemnation.

Section 3.10. Compliance with Laws and Agreements. Each of the Loan Parties and their Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, and each has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11. Investment Company Status. None of the Loan Parties nor any of their Subsidiaries is required to be registered as an “investment company” as defined in, or is subject to regulation under, the Investment Company Act of 1940.

Section 3.12. Full Disclosure. All written information furnished by the Loan Parties to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any of the Transactions is, taken as whole and in light of the circumstances under which such information is furnished, true and accurate in all material respects on the date as of which such information is furnished, and true and accurate in all material respects on the date as of which such information is stated or certified.

Section 3.13. Security Interest. The Pledge and Security Agreement and the Foreign Collateral Documents create and grant to the Collateral Agent, for its own benefit and for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien which, upon the completion of the steps set forth in each case in Section 7(b) of the Pledge and Security Agreement or as otherwise specified in the applicable Foreign Collateral Document, shall be a first priority perfected (except as permitted pursuant to Section 6.02 hereof) Lien in the Collateral identified therein for which perfection is governed by the UCC or a PPSA (other than in proceeds, to the extent a security interest therein may be perfected under the UCC or a PPSA only by possession) or achieved by filing with the United States Copyright

Office, the United States Patent and Trademark Office or the Canadian Intellectual Property Office. Such Collateral is not subject to any other Liens whatsoever, except Liens permitted by Section 6.02 hereof.

Section 3.14. Solvency. (a) (i) The fair value of the assets of the Loan Parties and their Subsidiaries, taken as a whole, at a fair valuation, exceeds their debts and liabilities, subordinated, contingent or otherwise and (ii) the fair salable value of the business of the Loan Parties and their Subsidiaries, taken as a whole, is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent and subordinated liabilities) of the Loan Parties and their Subsidiaries, taken as a whole, as they become absolute and mature.

(b) None of the Loan Parties or any of their Subsidiaries, taken as a whole, have unreasonably small capital to carry out their business as now conducted and as proposed to be conducted including the capital needs of the Loan Parties and their Subsidiaries, taken as a whole, taking into account the particular capital requirements of the business conducted by the Loan Parties and their Subsidiaries, and projected capital requirements and capital availability thereof.

(c) None of the Loan Parties nor any of their Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Loan Parties or any of their Subsidiaries, and of amounts to be payable on or in respect of debt of the Loan Parties or any of their Subsidiaries).

(d) None of the Loan Parties or any of their Subsidiaries believes that final judgments against them in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of the Loan Parties and their Subsidiaries, taken as a whole, after taking into account all other anticipated uses of the cash of the Loan Parties and their Subsidiaries, taken as a whole, (including the payments on or in respect of debt referred to in paragraph (c) of this Section), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

Section 3.15. Employee Matters. There are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Loan Parties, threatened between the Loan Parties and their Subsidiaries and their respective employees, other than employee grievances arising in the ordinary course of business, none of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.16. Subsidiaries. As of the Effective Date, Schedule 3.16 sets forth the name of, and the ownership interest of the Loan Parties in, each Subsidiary and identifies each Subsidiary that is a Material Subsidiary.

Section 3.17. No Change in Credit Criteria or Collection Policies. There has been no material change in credit criteria or collection policies concerning Receivables of the Loan Parties and their Subsidiaries since October 31, 2010.

Section 3.18. Senior Indebtedness. The Loan Parties have no Indebtedness outstanding (other than Indebtedness permitted pursuant to Section 6.01 hereof) the payment priority of which ranks senior to or pari passu with the Obligations.

Section 3.19. Compliance with the Swiss Twenty Non-Bank Rule.

(a) Each Swiss Borrower is compliant with the Swiss Twenty Non-Bank Rule; provided however that no Swiss Borrower shall be in breach of this Section 3.19 if such number of creditors (which are not Swiss Qualifying Banks) is exceeded solely by reason of a breach by one or more Lenders of a confirmation contained in Section 2.15(j) or a failure by one or more Lenders to comply with their obligations and transfer restrictions in Section 9.04.

(b) For the purposes of paragraph (a) above, each Swiss Borrower shall assume that the aggregate number of Lenders which are not Swiss Qualifying Banks is 10 (ten).

ARTICLE IV

Conditions

Section 4.01. Effective Date. The amendment and restatement of the Original Agreement and the obligations of the Lenders to make Loans and the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent for the benefit of the Lenders and dated the Effective Date) of each of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel for the Loan Parties, (ii) Heenan Blaikie LLP, Canadian counsel for the Canadian Loan Parties, (iii) Stewart McKelvey, Nova Scotia counsel for MK Canada, (iv) VanEps Kunneman VanDoorne, Curaçao counsel for the Curaçao Loan Party, (v) Stibbe, Dutch counsel for the Dutch Loan Parties, (vi) Suter Howald Rechtsanwälte, Swiss counsel for the Swiss Loan Parties, (vii) Harneys, Westwood & Riegels, British Virgin Islands counsel for the BVI Loan Parties, and (vii) Baker & McKenzie LLP, United Kingdom counsel for the United Kingdom Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Borrowers, the Guarantors, the Financing Documents or the Transactions as the Administrative Agent shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Financing Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder and under any other Financing Document.

(f) The Administrative Agent (or its counsel) shall have received (i) fully-executed, originals or copies of the Financing Documents (as shall be more fully described on a related closing checklist), all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and (ii) such documents and instruments (including the initial Collateral Documents, UCC and PPSA financing statements and related lien searches) as the Administrative Agent or its counsel shall reasonably request (as shall be more fully described on a related closing checklist).

(g) The Administrative Agent shall have received and determined to be in form and substance satisfactory to them:

(i) an opening Borrowing Base Certificate reasonably satisfactory to the Administrative Agent;

(ii) evidence of the compliance by the Company with Section 5.02(b) hereof;

(iii) the financial statements described in Section 3.04 hereof;

(iv) a Borrowing Request executed by the Company; and

(v) a copy of the duly executed Intercreditor Agreement, and all documents ancillary thereto.

(h) The Administrative Agent shall have received evidence satisfactory to it that the Canadian Facility Letter Agreement shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans and to the extent letters of credit outstanding thereunder are being backed by Letters of Credit issued on the Effective Date or shipping guarantees outstanding thereunder are being cash collateralized as permitted hereunder and described on Schedule 6.02 and the currency Hedging Contracts set forth on Schedule 6.01 shall remain outstanding) and any and all Liens thereunder shall have been terminated (other than Liens on such permitted cash collateral).

The Administrative Agent shall notify the Company, the Collateral Agent and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02. Each Credit Event. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction on such date of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that any such representations and warranties that by their express terms are made as of a specific date shall have been true and correct in all material respects as of such specific date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the Company shall otherwise be in compliance with the provisions of Sections 2.01, 2.04(b) or 2.19(a), as applicable and, without limiting the foregoing, Availability shall not be less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Loan Party on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.03. Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.22 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Financing Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers or authorized signatories of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Financing Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders; and

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been terminated or cash collateralized in accordance with Section 2.04(c) or (i), and all LC Disbursements have been reimbursed (the “Termination Date”), the Loan Parties covenant and agree with the Lenders that:

Section 5.01. Information. The Loan Parties will furnish to the Administrative Agent and each of the Lenders:

(a) within 120 days after end of each fiscal year, (i) a consolidated and unaudited consolidating balance sheet and income statement showing the financial position of MK Holdings and its Subsidiaries as of the close of such fiscal year and the results of their operations during such year, and (ii) a consolidated and unaudited consolidating statement of shareholders’ equity and statement of cash flow, as of the close of such fiscal year, comparing such financial position and results of operations to such financial condition and results of operations for the comparable period during the immediately preceding fiscal year, all the foregoing consolidated financial statements to be audited by PricewaterhouseCoopers LLC or other independent public accountants of recognized national standing selected by the Loan Parties in compliance with applicable SEC rules and regulations (which report shall not contain any going concern or similar qualification or exception as to scope), as being fairly stated in relation to such audited financial statements taken as a whole and together with management’s discussion and analysis presented to the management of MK Holdings and its Subsidiaries, and all supplements or amendments thereto;

(b) within 65 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, summaries of current insurance coverage as of the end of such fiscal quarter, trademark and licensing summaries as of the end of such fiscal quarter, unaudited consolidated and segment reporting balance sheets of MK Holdings and its Subsidiaries as of the end of such fiscal quarter, together with the related consolidated and segment reporting statements of income for such fiscal quarter and for the portion of the Company’s fiscal year ended at the end of such fiscal quarter and the related consolidated and segment reporting statements of cash flows for the portion of the Company’s fiscal year ended at the end of such fiscal quarter, and in comparative form the corresponding financial information as at the end of, and for, the corresponding fiscal quarter of the Company’s prior fiscal year and the portion of the Company’s prior fiscal year ended at the end of such corresponding fiscal quarter, in each case certified by a Financial Officer of MK Holdings as presenting fairly in all material respects the financial position and results of operations and cash flow of MK Holdings and its Subsidiaries in accordance with GAAP (except the absence of footnote disclosure), in each case subject to normal year-end audit adjustments, and all supplements or amendments thereto;

(c) upon the occurrence and during the continuance of an Event of Default, within 45 days after the end of each calendar month (other than any such month that corresponds to the end of a fiscal quarter or fiscal year of the Company), an unaudited consolidated and segment reporting balance sheet of MK Holdings and its Subsidiaries as at the end of such month, together with the related unaudited consolidated and segment reporting statement of income for such month and the portion of the Company’s fiscal year ended at the end of such month and the related consolidated and segment reporting statements of cash flows for the portion of the Company’s fiscal year ended at the end of such month, setting forth in comparative form the corresponding financial information as at the end of, and for, the corresponding month of the Company’s prior fiscal year and the portion of the Company’s prior fiscal year ended at the end of such corresponding month, in each case certified by a Financial Officer of MK Holdings as presenting fairly in all material respects the financial position and results of operations and cash flows of MK Holdings and its Subsidiaries as at the date of, and for the periods covered by, such financial statements, in accordance with GAAP (except for the absence of footnotes), in each case subject to normal year-end audit adjustments;

(d) (i) concurrently with any delivery under paragraph (a) or (b) of this Section 5.01 a certificate of the firm or Person referred to therein (x) which certificate shall, in the case of the certificate of the Financial Officer of MK Holdings, certify that to the best of his or her knowledge no Default has occurred (including calculations demonstrating compliance, as of the dates of the financial statements being furnished, with the covenants set forth in Sections 6.10 and 6.11 hereof and computations of the Available Amount as of the date of such certificate) and, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) which certificate, in the case of the certificate furnished by the independent public accountants in connection with the annual financial statements, may be limited to accounting matters and disclaim responsibility for legal interpretations, but shall in any event state that nothing has come to their attention as of the dates of the financial statements being furnished that has caused such accountants to believe that the Loan Parties and their Subsidiaries have failed to comply with any of the covenants set forth in Sections 6.10 and 6.11 hereof; provided, however, that any certificate delivered by the independent public accountants in accordance herewith shall be accompanied by a supplemental certificate confirming the accuracy of the accountants’ certificate (and shall in any event include calculations demonstrating compliance with the covenants set forth in Sections 6.10, and 6.11 hereof) and signed by a Financial Officer of MK Holdings;

(e) within 30 days after the date required for delivery under (a) above, a management letter prepared by the independent public accountants who reported on the financial statements delivered under (a) above, with respect to the internal audit and financial controls of the Loan Parties and their Subsidiaries;

(f) within 30 days of the end of each fiscal quarter, (x) an aging schedule of Receivables and reconciliation and accounts payable listing and (y) an executive summary with respect to the Borrowing Base Entities’ top five accounts for which Receivables are more than 90 days past due, comparing the total of such past due Receivables for the month then ended to the total of past due Receivables for the previous month and the Company’s plan with respect to the collection of such past due Receivables, executed by a Financial Officer;

(g) by May 15th and updated by November 15th of each year, a summary of a consolidated and segment reporting business plan and financial operation projections (including with respect to Capital Expenditures) for MK Holdings and its Subsidiaries for such fiscal year (including monthly balance sheets, statements of income and of cash flow) and annual projections through the Maturity Date prepared by management and in form and detail (including principal assumptions provided separately in writing) substantially consistent with the summaries delivered under the Existing Credit Agreement or otherwise reasonably satisfactory to the Administrative Agent;

(h) within five (5) Business Days after the end of each week, a Borrowing Base Certificate substantially in the form of Exhibit E hereto executed by a Responsible Officer of the Company; provided, that the first weekly Borrowing Base Certificate delivered following the last day in the any calendar month shall be accompanied by a current list of inventory locations for all Borrowing Base Entities in form and substance reasonably acceptable to the Agents;

(i) within five (5) Business Days after the end of each week, a sales flash report with respect to the Company and its Subsidiaries executed by a Responsible Officer of the Company; provided, that upon the occurrence and during the continuance of an Event of Default, inventory designations shall be delivered within three (3) Business Days after the end of each week (but in no event later than Wednesday) and all other items required to be delivered pursuant to this paragraph shall be delivered no later than the close of business on each Business Day as of the previous Business Day;

(j) within twenty-five (25) days after the end of each fiscal month, a report prepared by a Responsible Officer of the Company, which report shall list the total amount of MKE’s Receivables, inventory and cash on hand as of such month end (or forty-five (45) days after the end of any such month that corresponds to the end of the first three (3) fiscal quarters and ninety (90) days after the end of December);

(k) promptly upon becoming aware thereof, notice to the Administrative Agent of the occurrence of any Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(l) As soon as possible and, in any event, within ten (10) days after the Loan Parties, their Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of an ERISA Event. Notwithstanding the foregoing, no statement or notice described in this paragraph shall be required to be provided unless the event or events to which such statement or notice relate could individually or in the aggregate be expected to result in a liability to the Loan Parties, any Subsidiary thereof or any ERISA Affiliate in excess of $10,000,000; and

(m) such other information as an Agent or any Lender may reasonably request, including, material financial reports, financial information submitted to governmental agencies, factoring or other loan documentation and any financial information required to be delivered under paragraph (a) or (b) of this Section as of the Effective Date but no longer required to be delivered as a result of a change under the Securities Act or the Exchange Act; and

(n) The Loan Parties will deliver to the Administrative Agent (i) within 91 days after the end of each fiscal year of the Company, a certificate dated such date showing the total amount of insurance coverage as of such date, (ii) from time to time true and complete copies of such insurance policies of the Loan Parties (or, if the Loan Parties do not have such insurance policies in their possession, evidence thereof) relating to such insurance coverage as the Required Lenders through the Administrative Agent may reasonably request, (iii) within 15 days of receipt of notice from any insurer, a copy of any notice of cancellation or material adverse change in coverage from that existing on the date of this Agreement and (iv) within 15 days of any cancellation or nonrenewal of coverage by a Loan Party, notice of such cancellation or nonrenewal.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of MK Holdings and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of MK Holdings (or a parent company thereof) filed with the SEC or any national securities exchange to the extent such filed financial information meets the requirements of paragraphs (a) and (b) of this Section 5.01; provided that (i) to the extent that such information relates to a parent of MK Holdings, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to MK Holdings and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report of PricewaterhouseCoopers LLC or other independent public accountants of recognized standing selected by the Loan Parties in compliance with applicable SEC rules and regulations (which report shall not contain any going concern or similar qualification or exception as to scope).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which MK Holdings posts such documents, or provides a link thereto, on MK Holdings’ website on the Internet at the website address identified by the Company in a notice to the Administrative Agent pursuant to Section 9.01(c)); or (ii) on which such documents are posted on MK Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) MK Holdings shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering paper copies is given by the Administrative Agent and (ii) MK Holdings shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and, upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Section 5.02. Maintenance of Property; Insurance. (a) Each Loan Party will keep, and will cause each Subsidiary to keep, in all material respects all property useful and necessary in its business as then conducted in good working order and condition, ordinary wear and tear excepted. Each Loan Party shall keep all Collateral pledged by such Loan Party to the Collateral Agent in reasonably good repair, working order and operating condition (normal wear and tear excluded), and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and as appropriate and applicable, will otherwise deal with the Collateral in all such ways as are considered customary practice by owners of like property. Each Loan Party shall take all reasonable steps to preserve and protect the Collateral pledged by such Loan Party to the Collateral Agent. Each Loan Party will promptly notify the Collateral Agent in writing in the event of any material damage to the Collateral from any source whatsoever. In the event that any Loan Party shall fail to preserve the Collateral in accordance with the requirements of this Section 5.02(a), the Collateral Agent may in its sole discretion, take any steps reasonably necessary to preserve such Collateral, at the expense of such Loan Party.

(b) Each Loan Party will maintain and cause each of its Subsidiaries to maintain, insurance in such amounts and against such risks as is customary for companies in the same or similar businesses, in each case with financially sound and reputable insurers. The Collateral Agent (on behalf of the Secured Parties) shall be named as a lender loss payee on all property and business interruption loss policies relating to any of the Collateral and additional insured on all liability policies covering the Loan Parties (excluding directors’ and officers’ liability insurance, fiduciary liability insurance and any “key man” life insurance). The Loan Parties shall use commercially reasonable efforts to cause each such property loss policy (to the extent available on commercially reasonable terms) to provide at least 30 days written notice to the Collateral Agent of cancellation or termination (or 10 days in the case of cancellation or termination for the failure to make payments of premiums). During the occurrence and continuance of an Event of Default, the Net Proceeds of insurance in respect of the Loan Parties and their assets shall be maintained in a cash collateral account with the Administrative Agent and may be, upon notice to the Loan Parties, setoff and applied to prepay outstanding principal and interest on the Loans. The Loan Parties will provide the Administrative Agent quarterly summaries of current insurance coverage.

Section 5.03. Compliance with Laws. Each Loan Party will comply, and cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including Environmental Laws and ERISA and the rules and regulations thereunder) except where failure to comply would not have a Material Adverse Effect, or where the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

Section 5.04. Inspection of Property, Books and Records. Each Loan Party will keep, and will cause each Subsidiary to keep, proper books of record and account reflecting its business and activities; and will permit, and will cause each Subsidiary to permit, upon reasonable prior notice, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, senior employees and independent public accountants, all with the participation of the Company or another Loan Party (unless the Company or the applicable Loan Party otherwise consents) all during normal business hours and as often as may reasonably be desired. At the expense of the Loan Parties, the Collateral Agent (x) shall have the right to audit (a “Collateral Audit”), upon reasonable prior notice, up to two times each fiscal year (or as often as it may request upon the occurrence and continuance of an Event of Default), the existence, condition and any other aspects of the Collateral that the Collateral Agent shall deem appropriate and to review compliance with the Financing Documents, (y) shall have the right to retain an inventory appraiser to appraise the inventory Collateral twice (or as often as it may request upon the occurrence and during the continuance of an Event of Default) each fiscal year and (z) shall have the right, together with the Administrative Agent, to conduct the Specified Audit in addition to any other Collateral Audit. Without limiting the immediately preceding clause (z), the Specified Audit shall be completed no later than December 31, 2011 (or such later date as may be agreed to by the Agents).

Section 5.05. Use of Proceeds. The proceeds of Loans made under this Agreement will be used for the Loan Parties’ and their Subsidiaries’ working capital needs, to refinance existing Indebtedness on the Effective Date and for general corporate purposes of the Loan Parties and their Subsidiaries. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.06. Environmental Matters. Each Loan Party will promptly give to the Lenders notice in writing of any complaint, order, citation or notice of violation with respect to, or if the Company becomes aware of, (i) the existence or alleged existence of a violation of any applicable Environmental Law, (ii) any release into the environment, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Materials, (iv) any proceeding pending against the Company for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, (v) any property of the Loan Parties or any Subsidiary that is or will be subject to a Lien imposed pursuant to any Environmental Law and (vi) any proposed acquisitions or leasing of property, which, in each of cases (i) through (vi) above, individually or in the aggregate, would have a Material Adverse Effect.

Section 5.07. Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay and discharge promptly when due all Taxes imposed upon the Loan Parties and their Subsidiaries or upon their respective income or profits or in respect of their respective properties before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, would give rise to Liens upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to (i) any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable party, shall have set aside on its books reserves with respect thereto as required by GAAP, and such contest operates to suspend collection of the contested Tax or claims and enforcement of a Lien or (ii) any Tax or claims, the failure to pay and discharge when due which, individually or in the aggregate would not have a Material Adverse Effect.

Section 5.08. Security Interests. Each Loan Party will at all times take, or permit to be taken, all actions necessary for the Collateral Agent to maintain the Security Interests as valid and perfected Liens to the extent required by the Financing Documents, subject only to Liens permitted under Section 6.02.

Section 5.09. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or Disposition permitted under Section 6.03.

Section 5.10. Litigation and Other Notices. Each Loan Party will give the Administrative Agent prompt written notice upon a Responsible Officer becoming aware of the following:

(a) the issuance against any Loan Party by any court or Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Loans, or invalidating, or having the effect of invalidating, any provision of this Agreement or the other Financing Documents that would materially adversely affect the Lenders’ ability to enforce any payment obligations hereunder, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b) the filing or commencement of any action, suit or proceeding against any Loan Party or any of their Subsidiaries, whether at law or in equity or by or before any arbitrator or Governmental Authority, (i) which is material and is brought by or on behalf of any Governmental Authority, or in which injunctive or other equitable relief is sought or (ii) as to which it is probable (within the meaning of Statement of Financial Accounting Standards No. 5) that there will be an adverse determination in each case and which, if adversely determined, would (A) reasonably be expected to result in liability of any Loan Party or a Subsidiary thereof in an aggregate amount of $10,000,000 or more, not reimbursable by insurance, or (B) materially impairs the right of any Loan Party or a Subsidiary thereof to perform its material obligations under this Agreement, any Note or any other Financing Document to which it is a party; or

(c) any development in the business or affairs of the Loan Parties or any of their Subsidiaries which has had or which is likely to have, in the reasonable judgment of the Company, a Material Adverse Effect.

Section 5.11. Additional Grantors and Guarantors; Collateral.

(a) Each Loan Party will, and will cause its Subsidiaries to, promptly inform the Administrative Agent of the creation or acquisition of any direct or indirect Subsidiary (subject to the provisions of Section 6.04) and, if the Administrative Agent so directs in its sole discretion, within twenty (20) Business Days (or such longer period as the Administrative Agent may agree) after the Administrative Agent gives such direction,

(i) cause each (x) direct Domestic Subsidiary of the Company or of any other Domestic Subsidiary of the Company that is a Loan Party and (y) direct or indirect Subsidiary of MK Holdings that is not the Company or a Subsidiary of the Company, in the case of each of clauses (x) and (y), that is not in existence on the date hereof, to become a party to this Agreement and to execute the Guarantee Agreement and the Pledge and Security Agreement or other collateral documentation reasonably satisfactory to the Administrative Agent, as a guarantor and a grantor, respectively, in order for such Subsidiary’s owned property (whether real (if owned, with a fair market value in excess of $5,000,000), personal, tangible, intangible, or mixed) to be subject to first priority, perfected Liens in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02, and cause the direct parent of each such Subsidiary to pledge all of the Equity Interests of such Subsidiary pursuant to the Pledge and Security Agreement or other collateral documentation reasonably satisfactory to the Administrative Agent (it being understood that such Subsidiary may become a party (A) to this Agreement and to the Guarantee Agreement by executing a supplement in the form attached to the Guarantee Agreement and (B) to the Pledge and Security Agreement by executing and delivering a supplement in the form attached to the Pledge and Security Agreement); and

(ii) cause the Company or any Loan Party that is a Domestic Subsidiary of the Company, if such Person is the parent of a first-tier Foreign Subsidiary thereof, to pledge 65% of the Equity Interests of such first-tier Foreign Subsidiary (unless such Foreign Subsidiary is a disregarded entity, as defined in U.S. Treasury Regulations Section 301.7701-2, of such parent, in which case the parent shall pledge 100% of the Equity Interests of such first-tier Foreign Subsidiary) owned by such parent entity pursuant to the Pledge and Security Agreement.

(b) If any assets (including any owned (but excluding any leased) real property with a fair market value in excess of $5,000,000 and improvements thereon) are acquired by a domestic Loan Party or Canadian Loan Party after the Effective Date or the date on which such Person becomes a Loan Party, as the case may be (other than assets constituting Collateral under any Collateral Document that become subject to the Lien under such Collateral Document upon acquisition thereof), the applicable Loan Party will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, cause such assets to be subjected to a Lien securing the Obligations, and each Loan Party shall take such actions as shall be necessary or reasonably requested by the Administrative Agent and consistent with the existing Collateral Documents to grant and perfect such Liens, all at the expense of the Company; provided, that if any such action requires third-party (other than any Loan Party or any Subsidiary) consent or approval, the Company or such Loan Party shall use commercially reasonable efforts to effect the requested action.

(c) The Company shall have the right to request that (i) a Subsidiary that is already a Loan Party become a Borrowing Base Entity under this Agreement or (ii) a Subsidiary that is not already a Loan Party become a Loan Party and a Borrowing Base Entity under this Agreement. Any such request shall be made in writing to the Agents, and the Agents shall determine whether to agree to such request. If the Agents shall agree to any such request, such Loan Party shall comply with the requirements of clause (a) above to the extent it has not previously done so, and shall deliver such other information regarding the Collateral of such Loan Party as the Agents shall reasonably request prior to the effectiveness of such Loan Party’s addition as a Borrowing Base Entity hereunder.

(d) In connection with the all of the foregoing provisions of this Section 5.11, the applicable Loan Party or any applicable Subsidiary shall provide such resolutions, certificates and opinions of counsel as shall be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, no Foreign Collateral Documents or any other foreign law-governed Collateral Documents (in each case other than those governed by the laws of Canada or any province thereof) are required to be delivered hereunder to the extent the Administrative Agent or its counsel determines that such Foreign Collateral Documents or foreign law-governed Collateral Documents would not provide material credit support for the benefit of the Secured Parties in light of the cost and expense associated therewith.

Section 5.12. Maintain Operating Accounts. Each Borrowing Base Entity will maintain all of their operating accounts and cash management arrangements (including the establishment of lockboxes) with the Administrative Agent or other financial institutions reasonably acceptable to the Administrative Agent. Each operating account that is a deposit account that is maintained by a Loan Party shall satisfy at least one of the following requirements: (i) it shall be subject to a Deposit Account Control Agreement, (ii) it shall be maintained by a Borrowing Base Entity outside of the United States and be subject to a perfected security interest in favor of the Collateral Agent under the laws of the applicable foreign jurisdiction, (iii) it shall be maintained by a Loan Party that is not a Borrowing Base Entity outside of the United States and, if requested by the Administrative Agent, such Loan Party shall have used or shall be using its commercially reasonable efforts to subject such deposit account to a perfected security interest in favor of the Collateral Agent under the laws of the applicable foreign jurisdiction, (iv) it shall be a payroll, benefits, withholding tax, escrow, customs or fiduciary account or a cash collateral account established in connection with a Lien permitted under Section 6.02 or (v) it shall be a deposit account not described in clause (i) to (iv) above (an “Excluded Deposit Account”); provided that the aggregate of the balances on deposit in all Excluded Deposit Accounts shall not exceed $5,000,000 at any time. Notwithstanding the foregoing, MK Canada shall not be required to deliver a control agreement subjecting its deposit accounts maintained with The Bank of Nova Scotia to a perfected security interest in favor of the Collateral Agent under the laws of the province of Nova Scotia until the date that is thirty (30) days after the Effective Date (or such later date as the Agents may agree in the exercise of their reasonable discretion with respect thereto) and prior to such date, such accounts shall not constitute Excluded Deposit Accounts due to the failure to comply with the immediately preceding clause (ii).

Section 5.13. Centre of main interests and Establishment. No UK Loan Party or Dutch Loan Party shall, without the prior written consent of the Administrative Agent, take any action that shall cause its centre of main interests (as that term is used in Article 3(1) of the Regulations) to be situated outside of its jurisdiction of incorporation, or cause it to have an establishment (as that term is used in Article 2(h) of the Regulations) situated outside of its jurisdiction of incorporation.

Section 5.14. Compliance with the Swiss Twenty Non-Bank Rule.

(a) Each Swiss Borrower shall be compliance with the Swiss Twenty Non-Bank Rule; provided, however, that no Swiss Borrower shall be in breach of this Section 5.14 if such number of creditors (which are not Swiss Qualifying Banks) is exceeded solely by reason of a breach by one or more Lenders of a confirmation contained in Section 2.15(j) or a failure by one or more Lenders to comply with their obligations and transfer restrictions in Section 9.04.

(b) For the purposes of paragraph (a) above, each Swiss Borrower shall assume that the aggregate number of Lenders which are not Swiss Qualifying Banks is 10 (ten).

Section 5.15. Canadian and Foreign Benefit Plan Notices and Information. Each Loan Party will give the Administrative Agent prompt written notice upon a Responsible Officer becoming aware of the following:

(a) (i) the United Kingdom Pensions Regulator issuing a financial support direction or a contribution notice (as those terms are defined in the Pensions Act 2004) in relation to any Foreign Pension Plan, (ii) any amount is due to any Foreign Pension Plan pursuant to Section 75 or 75A of the United Kingdom Pensions Act 1995 and/or (iii) an amount becomes payable under section 75 or 75A of the United Kingdom Pensions Act of 1995, in each case describing such matter or event and the action which the Loan Parties propose to take with respect thereto;

(b) any unremedied event which could reasonably be expected to give rise to the full termination of, or provide any Governmental Authority, without the consent of any Canadian Borrower or any other Loan Party, or any Subsidiary thereof, with the authority to partially or fully terminate, any Canadian Pension Plan or Canadian Multiemployer Pension Plan;

(c) the failure of any Canadian Borrower or any Subsidiary thereof to make normal or special payments to any Canadian Pension Plan or Canadian Multiemployer Pension Plan as required by applicable Canadian Law in an aggregate amount for any such plan in excess of $10,000,000, a copy of any notice related thereto filed under any applicable law, and a statement by a Responsible Officer of such Canadian Borrower or such Subsidiary setting forth (A) sufficient information necessary to determine the amount of any corresponding Lien, (B) a summary of the reason(s) for the failure to make the required payments and (C) the action, if any, to be taken with respect thereto; and

(d) the receipt by any Canadian Borrower or any Subsidiary thereof of any notice or directive or order from any Canadian federal or provincial governmental or regulatory authority or other Governmental Authority having jurisdiction over any Canadian Pension Plan regarding an alleged Canadian Pension Plan shortfall, deficiency, insolvency or other matter if such shortfall, deficiency, insolvency or other matter could reasonably be expected to have a Material Adverse Effect, together with a copy of any such notice, directive or order; and

(e) upon request, the Borrowers will deliver to the Lenders copies of any filings required under Canadian law to maintain the registration of any Canadian Pension Plan.

ARTICLE VI

Negative Covenants

Until the Termination Date, the Loan Parties covenant and agree with the Lenders that:

Section 6.01. Indebtedness. Each Loan Party will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Financing Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Permitted Refinancing thereof;

(c) (i) Indebtedness (including Capital Lease Obligations) of the Loan Parties and their Subsidiaries incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition, construction, repair, replacement or improvement and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i); provided, further, that the aggregate principal amount of Indebtedness that is outstanding in reliance on this paragraph (c) shall not exceed $20,000,000 or the Dollar Equivalent thereof in aggregate principal amount at any time outstanding;

(d) Indebtedness among the Loan Parties and their Subsidiaries arising as a result of intercompany loans, provided that the rights of any Loan Party, if any, with respect to any such intercompany loan are pledged under the Pledge and Security Agreement or an applicable Foreign Collateral Document to the extent required by Section 5.11;

(e) Guarantees permitted by Section 6.04 hereof, including any Permitted Refinancings thereof;

(f) [Intentionally omitted];

(g) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(h) [Intentionally omitted];

(i) Indebtedness in respect of Derivative Obligations incurred in the ordinary course of business for non-speculative purposes;

(j) Indebtedness (i) of any Person that becomes a Subsidiary after the date hereof, which Indebtedness is existing at the time such Person becomes a Subsidiary and is not incurred in contemplation of such Person becoming a Subsidiary that is either (A) unsecured or (B) secured only by the assets of such Subsidiary by a Lien permitted under Section 6.02(c) and, in each case, any Permitted Refinancing thereof, (ii)(other than any seller financing) of a Loan Party or any Subsidiary that is incurred or assumed in connection with any Permitted Acquisition (and any Permitted Refinancing thereof), which, if secured, is secured only by Liens permitted by Section 6.02(l), and so long as the aggregate principal amount of such Indebtedness outstanding at any time pursuant to this clause (ii) does not exceed $20,000,000 or the Dollar Equivalent thereof, or (iii) in respect of seller financing incurred in connection with any Permitted Acquisition, provided that any such seller financing shall (w) be unsecured Indebtedness, (x) not mature prior to the date that is 91 days after the Maturity Date, (y) not have any scheduled principal amortization or payments, repurchase, or redemptions of principal due prior to the date that is 91 days after the Maturity Date and (z) the aggregate principal amount of such Indebtedness outstanding at any time pursuant to this clause (iii) does not exceed $20,000,000 or the Dollar Equivalent thereof; provided, further, that in the case of each of clauses (i), (ii) and (iii) of this paragraph (j), (1) the Loan Parties will be in compliance on a Pro Forma Basis with the covenant contained in Section 6.10 as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (2) no Default or Event of Default shall exist or result therefrom;

(k) Indebtedness of Foreign Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding not exceeding $20,000,000 or the Dollar Equivalent thereof;

(l) Indebtedness constituting deferred compensation to employees of the Loan Parties and their Subsidiaries incurred in the ordinary course of business;

(m) Indebtedness consisting of unsecured promissory notes (i) issued to current or former officers, employees, directors, agents or consultants (or any spouses, former spouses, descendants, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of any Loan Party or any Subsidiary (or any direct or indirect parent of MK Holdings) to finance the purchase or redemption of Equity Interests of MK Holdings (or any direct or indirect parent thereof) permitted by Section 6.06(d)(i), provided that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $10,000,000 at any time outstanding or (ii) issued to John Idol (or any spouse, former spouse, descendant, successor, executor, administrator, heir, legatee or distributee of John Idol) to finance the purchase or redemption of Equity Interests of MK Holdings (or any direct or indirect parent thereof) permitted by Section 6.06(d)(ii);

(n) Indebtedness incurred by the Loans Parties or any of their Subsidiaries in a Permitted Acquisition, any other Investment or any Disposition permitted hereunder, in each case, to the extent constituting indemnification obligations or obligations in respect of post-closing adjustments to purchase price (including earnouts), which are either unsecured or secured by customary deposit, holdback or escrow arrangements with respect to the consideration for such transaction;

(o) Banking Services Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business, and any Guarantees thereof;

(p) Indebtedness incurred by the Loan Parties or any of their Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Loan Parties or any of their Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Indebtedness consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business; and

(s) other Indebtedness in an aggregate principal amount at any time outstanding not exceeding the greater of (i) $10,000,000 or the Dollar Equivalent thereof and (ii) 2.5% of Consolidated Total Assets, determined at the time such Indebtedness is incurred.

Section 6.02. Liens. Each Loan Party will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Loan Parties and their Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Loan Parties or any of their Subsidiaries (other than proceeds or products thereof) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than for accrued interest, any applicable premium and reasonable expenses paid in connection with such extension, renewal, refinancing or replacement) or the interest rate thereon or fees related thereto (except pursuant to the instrument creating such Lien or pricing increases consistent with then applicable market rates) and are on terms not materially more burdensome to such Loan Party or Subsidiary than those governing the obligations being extended, renewed, refinanced or replaced; provided, further, that if such obligations constitute Indebtedness, any such extension, renewal or replacement shall constitute Permitted Refinancing Indebtedness;

(c) any Lien (i) existing on any property or asset prior to the acquisition thereof by the Loan Parties or any of their Subsidiaries or (ii) existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of any Loan Party or any Subsidiary (other than proceeds and products of the property or asset subject to such Lien and, in the case of clause (ii), after acquired property of such Subsidiary of the same class or category as the property or asset subject to such Lien) and (C) any Indebtedness secured thereby is permitted by Section 6.01(j) hereof;

(d) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Loan Parties or any of their Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, replacement or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Loan Parties or any of their Subsidiaries, provided that individual financings of equipment or software provided by one lender may be cross-collateralized to other financings of equipment or software provided by such lender;

(e) Liens created by the Financing Documents in favor of the Collateral Agent for the ratable benefit of the Secured Parties, so long as such Liens continue in favor of the Collateral Agent;

(f) licenses, leases or subleases permitted hereunder granted to others not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(g) Liens on insurance policies and the proceeds thereof securing the financing of premiums permitted by Section 6.01(g);

(h) Liens on cash advances in favor of the seller of any property to be acquired in a transaction permitted hereunder to be applied against the purchase price of such acquisition or cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder relating to an Investment permitted hereunder;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Loan Party or any Subsidiary in the ordinary course of business;

(j) Liens consisting of an agreement to Dispose of any property in a Disposition that is permitted under Section 6.03;

(k) Liens on property of any Foreign Subsidiary that is not a Loan Party at the time such Liens are incurred securing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 6.01(i) or 6.01(k);

(l) Liens securing Indebtedness incurred to finance a Permitted Acquisition, and any Permitted Refinancing thereof, so long as (i) such Liens only cover the assets acquired in such Permitted Acquisition and (ii) the Indebtedness secured thereby is permitted under Section 6.01(j)(ii) hereof;

(m) Liens (i) of a collection bank arising under Section 4-210 of the UCC (or other similar law) on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts in the ordinary course of business and (iii) in favor of a banking or other financing institution arising as a matter of law or in the ordinary course of business encumbering deposits, other funds or financial assets maintained with such banking or financial institution (including rights of setoff); and

(n) other Liens, provided that the aggregate amount of obligations secured by Liens in reliance on this paragraph (n) shall not exceed $2,500,000 at any time.

Section 6.03. Fundamental Changes. (a) Subject to paragraph (c) of this Section 6.03, each Loan Party will not, and will not permit any Subsidiary to, merge into, amalgamate, wind up or consolidate with any other Person, or permit any other Person to merge into, amalgamate, wind up or consolidate with any of them, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of their assets, or the stock or other Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i) any Subsidiary may merge into, amalgamate (subject to providing an acknowledgement or confirmation from the continuing entity and such other documents, including registrations, as may be reasonably required by the Agents), wind up or consolidate with (A) a Borrower in a transaction in which the continuing or surviving Person is a Borrower, (B) any other Subsidiary, provided that if one of the parties is a Loan Party, the continuing or surviving Person shall be a Loan Party and (C) in the case where such Subsidiary is not a Loan Party, any other Subsidiary that is not a Loan Party;

(ii) any Subsidiary that is not a Borrower may liquidate or dissolve if the Company’s board of directors determines in good faith that such action is in the best interests of the Loan Parties and their Subsidiaries and is not materially disadvantageous to the Lenders;

(iii) any Subsidiary that is not a Borrower may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee shall be a Loan Party, (B) to the extent constituting an Investment in a Subsidiary, such Investment must be a permitted Investment with Section 6.04 or (C) to the extent constituting a Disposition to a Subsidiary, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is permitted Indebtedness of a Subsidiary (to the extent constituting Indebtedness) and a permitted Investment in a Subsidiary in accordance with Section 7.01 and Section 6.04, respectively;

(iv) any Subsidiary that is not a Borrower may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Subsidiary, and if the merging, consolidating or amalgamating Subsidiary is a Loan Party, the continuing or surviving Person shall be a Loan Party; and

(v) any Subsidiary that is not a Borrower may effect a merger, dissolution, liquidation, consolidation or amalgamation in order to effect a Disposition permitted pursuant to Section 6.03(c); provided that if the merging, dissolving, liquidating, consolidating or amalgamating Subsidiary is a Loan Party, any continuing or surviving Person shall be a Loan Party.

(vi) any Subsidiary may change its legal form and any Domestic Subsidiary may be a party to a merger the sole purpose of which is to reincorporate or reorganize in another jurisdiction in the United States if, in any such case, (x) Holdings reasonably determines in good faith that such action is in the best interest of Holdings and its Subsidiaries and Holdings reasonably determines that such action is not materially disadvantageous to the Lenders (it being understood that a Subsidiary that is a Loan Party will remain a Loan Party) and (y) (1) such change in legal form will not adversely affect the validity, perfection or priority of the Collateral Agent’s security interest in the

Collateral and (2) such Subsidiary has delivered the requisite notice to the Agents under the Pledge and Security Agreement or any Collateral Agreement and taken such steps as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of the Collateral Agent’s security in interest in the Collateral;

provided that, in the case of each of the foregoing clauses (i) through (v), after giving effect to such merger, consolidation, amalgamation, wind up, liquidation or dissolution, no Material Adverse Effect could reasonably be expected to result therefrom.

(b) Each Loan Party will not, and will not permit any of its Subsidiaries to, (i) engage to any material extent in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the date hereof and businesses reasonably related thereto or (ii) change its fiscal year as disclosed on Schedule 6.03.

(c) Notwithstanding the foregoing provisions of this Section 6.03, the Loan Parties and their Subsidiaries may make, enter into or permit:

(i) purchases and sales of inventory and licensing of Intellectual Property in the ordinary course of business and purchases and sales of Receivables pursuant to the terms of a Permitted Factoring Arrangement;

(ii) Dispositions of (x) inventory, goods held for sale or immaterial assets in the ordinary course of business and (y) worn out, obsolete, scrap or surplus assets or assets no longer useful in the conduct of the business of the Loan Parties and their Subsidiaries;

(iii) Capital Expenditures permitted under Section 6.11;

(iv) liquidations of Permitted Investments and Investments permitted by Section 6.04(h);

(v) Investments and Guarantees permitted by Section 6.04, Restricted Payments permitted by Section 6.08 and Liens permitted by Section 6.02;

(vi) Dispositions of assets resulting from a Casualty Event;

(vii) Dispositions of Intellectual Property registered, created or otherwise existing under the laws of a jurisdiction outside the United States to a Wholly Owned Subsidiary of MK Holdings;

(viii) liquidation or dissolution of any Subsidiary that is not a Loan Party;

(ix) the lease and sublease of real property in the ordinary course of business if circumstances reasonably warrant such lease or sublease;

(x) Dispositions of assets among Loan Parties and their Subsidiaries in the ordinary course of business;

(xi) subject to additional limitations on amendments or modifications of agreements set forth herein, the termination, amendment or modification of agreements in the ordinary course of business or that the Company has reasonably determined in good faith is in the best interests of the Loan Parties and their Subsidiaries, provided that such terminations, amendments or modifications could not reasonably be expected to result in a Material Adverse Effect;

(xii) any Resale Transactions to Persons other than Affiliates;

(xiii) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(xiv) any transfer of property or assets that represents a surrender or waiver of a contract right or a settlement, surrender or release of a contract or tort claim; provided, that such surrender or waiver could not reasonably be expected to result in a Material Adverse Effect;

(xv) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture agreements and similar binding agreements;

(xvi) the unwinding of any Hedging Contract;

(xvii) if required by applicable law, the sale of the Equity Interests of any Foreign Subsidiary to (A) foreign nationals to the extent required by applicable law or (B) in order to render eligible under applicable law the members of the governing body of such Foreign Subsidiary;

(xviii) the lapse or abandonment in the ordinary course of business of any immaterial Intellectual Property; and

(xix) Dispositions of property to Persons other than Loan Parties and their Subsidiaries not otherwise permitted under this Section 6.03; provided that (A) the aggregate amount of consideration received from Dispositions made in reliance in this clause (xix) shall not exceed $50,000,000 or the Dollar Equivalent thereof during the term of this Agreement, (B) no Default or Event of Default shall exist at the time of, or would result from, such Disposition and (C) with respect to any Disposition pursuant to this clause (xix) for a purchase price in excess of $5,000,000, the applicable Loan Party or Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments, provided, however, that for purposes of this clause (C), any liabilities of any Loan Party or any Subsidiary that are assumed by the transferee with respect to the applicable Disposition and for which such Loan Party or such Subsidiary has been validly released by all applicable creditors in writing, shall be deemed to be cash and (y) any securities received by any Loan Party or any Subsidiary from such transferee that are converted by such Loan Party or such Subsidiary into cash or Permitted Investments within 180 days following the closing of the applicable Disposition, shall be deemed to be cash;

provided, that if Dispositions pursuant to clause (ii), (xii), (xiv) or (xix) of this Section 6.03(c) are made to a Person that is not a Loan Party or a Subsidiary, such Dispositions shall be for no less than the fair market value of such property at the time of such Disposition; provided, further, that all Dispositions made pursuant to this Section 6.03 shall be subject to the provisions of Section 2.09 hereof.

Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Each Loan Party will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee (other than pursuant to the Guarantee Agreement) any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(a) Permitted Investments and Investments that were Permitted Investments when made;

(b) Investments outstanding on the Effective Date and identified in Schedule 6.04, and any renewals, amendments and replacements thereof that do not increase the amount thereof (other than in respect of capitalized interest and reasonable expenses);

(c) indemnities made and security deposits and surety bonds issued in the ordinary course of business;

(d) indemnities made in the Financing Documents;

(e) Investments among the Loan Parties and their Wholly Owned Subsidiaries, including Investments in respect of Indebtedness permitted pursuant to Section 6.01(d) hereof;

(f) Guarantees made in the ordinary course of business; provided that such Guarantees are not of Indebtedness for borrowed money except to the extent permitted pursuant to Section 6.01 and otherwise could not in the aggregate reasonably be expected to have a Material Adverse Effect;

(g) advances, loans or extensions of credit by the Loan Parties or any of their Subsidiaries to officers, directors, employees and agents of the Loan Parties or any of their Subsidiaries (i) in the ordinary course of business for travel, entertainment, relocation or other similar expenses, (ii) in connection with such Person’s purchase of Qualified Equity Interests of MK Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to MK Holdings in cash as common equity or Qualified Equity Interests and shall not exceed $10,000,000 in the aggregate at any time outstanding), (iii) in compliance with all applicable laws not to exceed $2,000,000 in the aggregate at any one time outstanding and (iv) relating to indemnification or reimbursement of such officers, directors, employees and agents in respect of liabilities relating to their service in such capacities;

(h) Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and supplier arising in the ordinary course of business;

(i) accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;

(j) Capital Expenditures and Liens not prohibited by this Agreement;

(k) Investments constituting Derivative Obligations permitted by Section 6.01 hereof;

(l) promissory notes and other non-cash consideration that is permitted to be received in connection with dispositions permitted by Section 6.03;

(m) Permitted Acquisitions and existing Investments of a Person or business acquired in such Permitted Acquisition so long as such Investment was not made in contemplation of such Acquisition;

(n) Investments (which, if constituting an Acquisition, shall satisfy all requirements of a Permitted Acquisition) to the extent that payment for such Investments is made solely with Qualified Equity Interests of MK Holdings (or any direct or indirect parent thereof) or the IPO Entity;

(o) Investments held by a Subsidiary acquired after the Effective Date or of a Person merged into a Loan Party or any Subsidiary of a Loan Party, in either case, in a transaction permitted by Section 6.03 after the Effective Date to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p) other Investments (which, if constituting an Acquisition, shall satisfy all requirements of a Permitted Acquisition) in an aggregate amount at any time outstanding not to exceed $10,000,000 (the amount of any such Investment being deemed to be the cost of such Investment at the time made or acquired, but giving effect to any deferred purchase price component);

(q) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, time other Investments (which, if constituting an Acquisition, shall satisfy all requirements of a Permitted Acquisition) in an aggregate amount not to exceed the Available Amount at such time;

(r) loans and advances to any direct or indirect parent of MK Holdings in lieu of, and not in excess of the amount (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 6.06(d), (e) or (f); and

(s) Investments for which no consideration is provided by any Loan Party or any Subsidiary.

For purposes of compliance with this Section 6.04, the amount of any Investment shall be the amount initially invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment; provided, that the amount of any Acquisition shall be determined in accordance with the parameters established in the definition of Permitted Acquisition.

Section 6.05. Prepayment or Modification of Indebtedness; Modification of Operating Documents. (a) Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly voluntarily prepay, redeem, purchase or retire any Subordinated Indebtedness in violation of the subordination terms applicable thereto.

(b) Each Loan Party will not, and will not permit any of its Subsidiaries to, modify, amend or alter any document evidencing or governing any Indebtedness existing on the date hereof or providing for any Guarantee or other right in respect thereof (including but not limited to the Wells Factoring Agreement) in a manner which could reasonably be expected to have a Material Adverse Effect or would otherwise be materially disadvantageous to the Lenders, and shall not modify, amend or alter any subordination provisions contained in any such documents.

(c) Each Loan Party will not, and will not permit any of its Subsidiaries to, modify, amend or alter their operating agreements, certificates or articles of incorporation or other organic documents in a manner which could reasonably be expected to have a Material Adverse Effect or would otherwise be materially disadvantageous to the Lenders.

Section 6.06. Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) each Loan Party and Subsidiary may declare and pay dividends with respect to its Equity Interests payable solely in additional Qualified Equity Interests of such Person;

(b) Loan Parties (other than MK Holdings) and Subsidiaries of the Loan Parties may declare and pay dividends and make other Restricted Payments ratably with respect to their Equity Interests;

(c) redemptions or repurchases of Equity Interests (i) deemed to occur upon exercise of options or warrants or similar rights by the delivery of Equity Interests in satisfaction of the exercise price such options or warrants or similar rights or (ii) in consideration of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing);

(d) the Company or MK Holdings (i) may redeem, acquire, retire or repurchase Equity Interests of MK Holdings (or make Restricted Payments to allow any direct or indirect parent thereof to redeem, acquire, retire or repurchase its Equity Interests) held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, descendants, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of any Loan Party or any Subsidiary (or any direct or indirect parent of MK Holdings) upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer, consultant or distributor of any Loan Party (or any direct or indirect parent thereof); provided, that the aggregate amount paid under this clause (d)(i) shall not exceed (A) $9,500,000 in connection with the repurchase of stock options in connection with the Equity/Restructuring Transactions and (B) otherwise $7,500,000 in any fiscal year of the Company (with unused amounts in any fiscal year being carried over to the immediately succeeding fiscal year but not for any other subsequent fiscal year) and (ii) may redeem, acquire, retire or repurchase Equity Interests of MK Holdings (or make Restricted Payments to allow any direct or indirect parent thereof to redeem, acquire, retire or repurchase its Equity Interests) held by John Idol (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of John Idol) as is required under Section 8(c) of the Idol Employment Agreement; provided, that (x) no Restricted Payment shall be made pursuant to this clause (d)(ii) unless, after giving effect thereto, the Loan Parties shall be in compliance with the covenant set forth in Section 6.10 on a Pro Forma Basis as of the end of the most recently completed Test Period for which financial statements have been delivered pursuant to Section

5.01(a) or (b) and (y) the aggregate amount of all Restricted Payments made pursuant to this clause (d)(ii) shall not exceed $150,000,000 during the term of this Agreement.

(e) so long as no Event of Default exists or would result therefrom, MK Holdings may declare and pay dividends in an aggregate amount not to exceed $15,000,000 during any fiscal year of the Company;

(f) MK Holdings may make Restricted Payments in cash to a direct parent thereof:

(i) the proceeds of which shall be used by such parent to pay (or to make Restricted Payments to allow any direct or indirect parent of thereof to pay) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties and fees, franchise and similar taxes and expenses required to maintain its existence and comply with applicable laws) that are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership and operation of MK Holdings and its Subsidiaries, in an aggregate amount together with the aggregate amount of loans and advances to such parent made pursuant to Section 6.04(r) in lieu of Restricted Payments permitted by this clause (f)(i) not to exceed (x) $2,000,000 in any fiscal year occurring prior to the year in which an IPO occurs and (y) $4,000,000 in any fiscal year occurring in the year in which an IPO occurs and in each fiscal year thereafter, plus, in each case, any reasonable and customary indemnification claims made by directors or officers of such parent (or any parent thereof) attributable to the ownership or operations of MK Holdings and its Subsidiaries; or

(ii) the proceeds of which shall be used to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any unsuccessful equity offering of MK Holdings or of an IPO Entity.

(g) any Loan Party or any Subsidiary may pay cash in lieu of any fractional Equity Interest in connection with any dividend, split or combination thereof or any Permitted Acquisition; and

(h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional Restricted Payments in an amount not to exceed the Available Amount at the time such Restricted Payment is made.

Section 6.07. Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) at prices and on other financial terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Loan Parties and their Subsidiaries (or any Person that becomes a Subsidiary as a result of such transaction) permitted or not restricted by the Financing Documents;

(c) any Restricted Payment permitted by Section 6.06 and Investments permitted by Section 6.04;

(d) fees and compensation paid (including through the issuance of Equity Interests in MK Holdings or any direct or indirect parent thereof) and benefits provided to, and customary indemnity and reimbursement provided on behalf of, officers, directors, employees, agents or consultants of the Loan Parties or any of their Subsidiaries;

(e) employment and severance arrangements entered into by the Loan Parties or any of their Subsidiaries in the ordinary course of business and transactions pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan; provided that any payments made under such agreements or plans are made in compliance with this Agreement; and

(f) any agreement, instrument or arrangement as in effect on the Effective Date and set forth on Schedule 6.07, and any amendment, supplement or other modification thereto, so long as any such amendment, supplement or modification is not adverse to the Lenders in any material respect as compared to the terms of the applicable agreement, instrument or arrangement as in effect on the Effective Date.

Section 6.08. Restrictive Agreements. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Loan Party or any other Subsidiary or to Guarantee Indebtedness of the Loan Party or any other Subsidiary; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions and conditions imposed by law or by any of the Financing Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any amendment, modification, renewal or extension expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets subject to such permitted Lien, (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof or subleasing or sublicensing in connection therewith, (vi) the foregoing shall not apply to (x) restrictions and conditions binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions or conditions were not entered into solely in contemplation of such Person becoming a Subsidiary and (y) any amendment, modification or renewal of a restriction permitted by clause (vi)(x) or any agreement evidencing such restriction or condition so long as such amendment, modification or renewal does not expand the scope of such restriction or condition and (vi) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04.

Section 6.09. [Reserved].

Section 6.10. Consolidated Fixed Charge Coverage Ratio. The Loan Parties shall not allow the Consolidated Fixed Charge Coverage Ratio for any Test Period to be less than 2.00 to 1.00.

Section 6.11. Capital Expenditures. The Loan Parties shall not permit Capital Expenditures net of Tenant Improvements (including Capital Expenditures pursuant to Section 6.01(c) but not including Capital Expenditures made with the Net Proceeds of Casualty Events) for any fiscal year (or partial fiscal year, as applicable) to exceed $110,000,000 (the “Capital Expenditure Allowance”) plus the Available Amount; provided, if, during any fiscal year, Capital Expenditures (net of Tenant Improvements) are less than the Capital Expenditure Allowance, an amount equal to the lesser of (i) the difference between the Capital Expenditure Allowance and the actual Capital Expenditures (net of Tenant Improvements) for such fiscal year and (ii) 50% of the Capital Expenditure Allowance (such lesser amount being referred to as the “Excess Capital Expenditure Allowance”) may be carried forward so as to increase the maximum Capital Expenditure Allowance for the immediately succeeding fiscal year (or partial fiscal year, as applicable) but not for any other subsequent fiscal year (or partial fiscal year, as applicable). It is understood that Capital Expenditures (net of Tenant Improvements) made in any such succeeding fiscal year (or partial fiscal year, as applicable) (i) shall be applied first to the Excess Capital Expenditure Allowance carried forward, and shall then be applied to the maximum Capital Expenditure Allowance (net of Tenant Improvements) until such maximum is exhausted and (ii) shall not exceed $125,000,000, including after giving effect to the Excess Capital Expenditure Allowance. The Loan Parties shall list the amount of any Tenant Improvements made during the applicable period on the certificates delivered by the Loan Parties to the Administrative Agent and the Lenders pursuant to Section 5.01(d) hereof.

ARTICLE VII

Events of Default

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan, the Revolving Credit Commitment Fee, or any other fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Financing Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Guarantor in the Financing Documents, or in any report, certificate, financial statement or other document furnished pursuant to the Financing Documents, shall prove to have been incorrect in any material respect as of the date when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.04 (with respect to audits), 5.05, 5.09 (with respect to any Borrower’s existence) or 5.10(c) or in Article VI; (ii) Sections 5.01, 5.02, 5.07 and 5.11 hereof, and in each such case under this clause (ii), such failure shall continue unremedied for a period of three (3) Business Days;

(e) any Borrower or any Guarantor has failed to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Financing Document, and such failure shall continue unremedied for a period of 30 days after a Responsible Officer of such Borrower or Guarantor shall have become aware thereof;

(f) (i) any Loan Party or any of their Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period) or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement, administration or other relief in respect of the Company or any other Loan Party or Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, administrator, custodian, monitor, sequestrator, liquidator, conservator or similar official for the Company or any other Loan Party of Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall be immediately and diligently and continuously contested and continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Company or any other Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, arrangement, administration or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, administrator, custodian, monitor, sequestrator, liquidator, conservator or similar official for the Company or any Subsidiary or Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Company, any other Loan Party or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon any assets that are material to the business of the Loan Parties, taken as a whole, to enforce any such judgment;

(j) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability, lien and/or security interest which would have a Material Adverse Effect;

(k) a Change in Control shall occur;

(l) any material provision of any Financing Document shall for any reason cease to be, or shall be asserted by any Loan Party or Subsidiary obligated thereunder not to be, a legal, valid and binding obligation of such Loan Party or Subsidiary, including the improper filing by such Loan Party or Subsidiary of an amendment or termination statement relating to a filed financing statement describing the Collateral, or any Lien on any material portion of the Collateral purported to be created by any of such Financing Documents shall for any reason cease to be, or be asserted by any Loan Party or Subsidiary granting any such Lien not to be, a valid, first priority perfected Lien (except to the extent otherwise permitted under any of the Financing Documents), except as a result of the Disposition of the applicable Collateral in a transaction permitted under the Financing Documents;

(m) a BVI Insolvency Event shall occur;

(n) a Swiss Insolvency Event shall occur;

(o) MK Holdings or any of its Subsidiaries shall have been notified that any of them has, in relation to a Foreign Pension Plan, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a contribution notice or financial support direction (as those terms are defined in the Pensions Act 2004), or otherwise is liable to pay any other amount in respect of Foreign Pension Plans which, in any such case, could reasonably be expected to have a Material Adverse Effect;

(p) a UK Insolvency Event shall occur in respect of any UK Relevant Entity;

(q) any Canadian Borrower shall fail to make a payment pursuant to a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the ITA or Section 317, or any successor section of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by the Administrative Agent or any Lender or any other Person in respect of any Canadian Borrower or otherwise issued in respect of any Canadian Borrower involving an amount in excess of $10,000,000; provided that no Event of Default shall be deemed to have occurred so long as any such requirement for payment is contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; or

(r) there is (i) a negative change in the funded status of any Canadian Pension Plan that could reasonably be expected to have a Material Adverse Effect; (ii) an event that could effect the status or registration of a Canadian Pension Plan or a Canadian Benefit Plan or to the knowledge of the Borrowers, a Canadian Multiemployer Pension Plan, under the ITA that could reasonably be expected have a Material Adverse Effect; (iii) a failure of any responsible Borrower or Subsidiary to satisfy any funding requirement of any Canadian Pension Plan when due if such failure could reasonably be expected to have a Material Adverse Effect; and, (iv) receipt by a Borrower or Subsidiary of notice of withdrawal liability in respect of a Canadian Multiemployer Pension Plan that could reasonably be expected to have a Material Adverse Effect.

then, and in every such event (other than an event with respect to the Company or any Loan Party or Material Subsidiary described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, (iii) require that the Loan Parties deposit cash collateral to the extent of the LC Exposure; and in case of any event with respect to the Loan Parties or any Subsidiary described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and/or the Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to such Agent under the Financing Documents or at law or equity, including all remedies provided under any applicable Uniform Commercial Code or PPSA.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its administrative agent and the Collateral Agent as its collateral agent and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof and the other Financing Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the institutions serving as the Administrative Agent and Collateral Agent hereunder and under the other Financing Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent and Collateral Agent and such institutions and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if they were not the Administrative Agent and Collateral Agent hereunder.

The Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein or in the other Financing Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent and Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or thereby that the Administrative Agent and Collateral Agent are required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 hereof), and (c) except as expressly set forth herein, the Administrative Agent and Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Loan Parties or any Subsidiaries that is communicated to or obtained by the institutions serving as Administrative Agent and Collateral Agent or any of their Affiliates in any capacity. The Administrative Agent and Collateral Agent shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 hereof) or in the absence of their own gross negligence or willful misconduct. The Administrative Agent and Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent or Collateral Agent (as the case may be) by the Company or a Lender, and neither the Administrative Agent nor Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or Collateral Agent (as the case may be).

The Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and Collateral Agent also may rely upon any statement made to them orally or by telephone and believed by them to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent and Collateral Agent may perform any and all of their duties and exercise their rights and powers by or through any one or more sub-agents appointed by them (including either Agent as sub-agent of one another). The Administrative Agent and Collateral Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent.

With respect to the release of Collateral, the Lenders hereby irrevocably authorize and direct the Collateral Agent to release any Lien granted to or held by it upon any property covered by this Agreement or the other Financing Documents (i) upon termination or expiration of the Commitments, the payment and satisfaction of all obligations arising with respect to the Loans (other than contingent obligations for indemnification), all fees and expenses reimbursable under the Financing Documents, the expiration or termination of all the Letters of Credit and the reimbursement of all LC Disbursements; (ii) constituting property being sold or disposed of in compliance with the provisions of the Financing Documents (and the Collateral Agent may rely in good faith conclusively on any certificate stating that the property is being sold or disposed of in compliance with the provisions of the Financing Documents, without further inquiry); (iii) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required by Section 9.02); or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.16; provided, however, that (x) the Collateral Agent shall not be required to execute any release on terms which, in its reasonable opinion, could be expected to subject it to liability or create any material obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) in the case of clause (ii) above, such release shall not in any manner discharge, affect or impair any Liens upon any interests in Collateral retained , including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the property covered by the Financing Documents.

With respect to perfecting security interests in Collateral which, in accordance with Article 9 of the Uniform Commercial Code or any comparable provision of a PPSA or any other Lien perfection statute in any applicable jurisdiction, can be perfected by possession or control, each Lender hereby appoints each other Lender its agent for the purpose of perfecting such interest. Should any Lender (other than the Administrative Agent or the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent, and, promptly upon the Collateral Agent’s request, shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Financing Document or to realize upon any Collateral for the Loans, it being understood and agreed that such rights and remedies may be exercised only by or with the approval of the Agents.

In the event that a petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law is filed by or against the Company or any other Person obligated under the Financing Documents, the Administrative Agent is authorized, to the fullest extent permitted by applicable law, to file a proof of claim on behalf of itself and the Lenders in such proceeding for the total amount of obligations owed by such Person. With respect to any such proof of claim which the Administrative Agent may file, each Lender acknowledges that without reliance on such proof of claim, such Lender shall make its own evaluation as to whether an individual proof of claim must be filed in respect of such obligations owed to such Lender and, if so, take the steps necessary to prepare and timely file such individual claim.

Subject to the appointment and acceptance of a successor Administrative Agent (with the consent of the Company, such consent not to be unreasonably withheld, except that no such consent shall be required upon the occurrence and during the continuance of an Event of Default) or successor Collateral Agent (as the case may be) as provided in this paragraph, the Administrative Agent or Collateral Agent (as the case may be) may resign at any time by notifying the Lenders, the Issuing Bank and the Company, provided that such resignation shall not affect the rights of the Collateral Agent pursuant to the Parallel Debt and the Collateral Agent shall continue to hold such rights until the effective assignment thereof by the Collateral Agent to a successor agent. Upon any such resignation, the Required Lenders shall have the right, with the approval of the Company (not to be unreasonably withheld, except that no such approval shall be required upon the occurrence and continuance of an Event of Default), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders and the Issuing Bank with the approval of the Company (not to be unreasonably withheld, except that no such approval shall be required upon the occurrence and continuance of an Event of Default), appoint a successor Administrative Agent or Collateral Agent (as the case may be) which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with such an office. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent (as the case may be), and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s or Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 hereof shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, their sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent. The Collateral Agent will reasonably cooperate in assigning its rights under the Parallel Debt to any such successor agent and will reasonably cooperate in transferring all rights under any Dutch security document or any Curaçao security document (as the case may be) to such successor agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other

Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to and waives any claim based upon such conflict of interest.

Foreign Collateral Provisions

Each Loan Party hereby irrevocably and unconditionally undertakes (such undertaking and the obligations and liabilities which are a result thereof, hereinafter being referred to as its “Parallel Debt”) to pay to the Collateral Agent an amount equal to, and in the currency of, the aggregate amount payable by it now or in the future to any Lender and/or the Agents (other than the Collateral Agent) under any Financing Document, other than its Parallel Debt (the “Principal Obligations”) in accordance with the terms and conditions of such Principal Obligations. The Parallel Debt of each Loan Party shall become due and payable as and when its Principal Obligations become due and payable. An Event of Default in respect of the Principal Obligations shall constitute a default (verzuim) within the meaning of section 3:248 Netherlands Civil Code or section 3:248 Curaçao Civil Code (as the case may be) with respect to the Parallel Debt without any further notice being required.

Each party to this Agreement acknowledges that (i) the Parallel Debt of each Loan Party (a) constitutes an undertaking, obligation and liability of such Loan Party to the Collateral Agent (in its personal capacity and not in its capacity as agent) which is separate and independent from, and without prejudice to, its Principal Obligations and (b) represents the Collateral Agent’s own claim to receive payment of such Parallel Debt from such Loan Party and (ii) the Collateral created under the Financing Documents governed by Dutch or Curaçao law (as the case may be) to secure the Parallel Debt is granted to the Collateral Agent in its capacity as sole creditor of the Parallel Debt.

Each party to this Agreement agrees that (i) the Parallel Debt of each Loan Party shall be decreased if and to the extent that such Loan Party’s Principal Obligations have been paid, or in the case of guarantee obligations, discharged, (ii) the Principal Obligations of each Loan Party shall be decreased if and to the extent that such Loan Party’s Parallel Debt has been paid, or in the case of guarantee obligations, discharged, and (iii) the amount payable under the Parallel Debt of each Loan Party shall at no time exceed the amount payable under such Loan Party’s Principal Obligations.

Any amount received or recovered by the Collateral Agent in respect of a Parallel Debt (including, but not limited to, enforcement proceeds) shall be applied in accordance with the terms of this Agreement subject to limitations (if any) expressly provided for in any other Financing Document.

Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Collateral Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), Wells Fargo Bank, National Association (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent, may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Company and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Collateral Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhänder) and (ii) administer and hold as fiduciary agent (Treuhänder) any pledge created under a German law governed Collateral Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietät), in each case in its own name and for the account of the Secured Parties. Each Lender (on behalf of itself and its affiliated Secured Parties) hereby authorizes the Collateral Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, accept as its agent in its name and on its behalf any pledge or other creation of any accessory security right in relation to this Agreement and to agree to and execute on its behalf as its representative in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release on behalf of any such Lender or Secured Party any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

Each Secured Party (other than the Collateral Agent) appoints the Collateral Agent to act as its agent under and in connection with the Swiss Collateral Documents. Each Secured Party authorises the Collateral Agent to exercise the rights, powers, authorities and discretions specifically given to the Collateral Agent under or in connection with the Financing Documents, together with any other incidental rights, powers, authorities and discretions. In particular and with regard to the Swiss Collateral Documents governed by Swiss law, each Secured Party appoints and authorises the Collateral Agent: (i) to enter into each Swiss Collateral Document that is non accessory (nicht-akzessorisch) in nature (such as a Swiss claims assignment agreement) in its own name, but for the benefit of the other Secured Parties; and (ii) to enter into each Swiss Collateral Document that is accessory (akzessorisch) in nature (such as the Swiss Quota Pledge Agreement) for itself and for and on behalf of the other Secured Parties as direct representative (direkter Stellvertreter) and each of the Secured Parties and the Borrowers acknowledge that each Secured Party (including, without limitation, any new Lender) will be a party to such Swiss Collateral Document. Each of the parties to this Agreement agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the other Financing Documents (and no others shall be implied). Unless provided to the contrary in any Swiss Collateral Document, each Secured Party hereby requests the Collateral Agent to acquire and the Collateral Agent declares that it shall hold the security interest granted thereunder, and all other rights, title and interests in, to and under the Financing Documents to which it is a party and expressed to be a trustee and all proceeds of enforcement under such security interest and of such Financing Documents, in trust for the Secured Parties on the terms contained in this Agreement. To the extent that the trust relationship as such is not recognised by Swiss law, it shall be interpreted to be (i) a principal agent relationship (Treuhandverhältnis) in the case of each Swiss Collateral Document that is non accessory (nicht-akzessorisch) in nature (such as a Swiss claims assignment agreement) or (ii) a direct representative relationship (direkte Stellvertretung) in the case of each Swiss Collateral Document that is accessory (akzessorisch) in nature (such as the Swiss Quota Pledge Agreement).

ARTICLE IX

Miscellaneous

Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(i) if to any Borrower (other than MKE or MK Switzerland), to it at (A) 11 West 42nd Street, New York, New York 10036, Attention of Lee Sporn, Senior Vice President, General Counsel and Secretary (Telecopy No. 646-354-4834) and (B) 333 Meadowlands Parkway, 4th Floor, Secaucus, NJ 07094, Attention of Joseph B. Parsons, Chief Financial Officer (Telecopy No. 646-354-4969);

(ii) if to the Administrative Agent, (A) in the case of Borrowings by the Company denominated in U.S. Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, Illinois 60603, Attention of Nikki Gilmore (Telecopy No. (312) 385-7101), (B) in the case of Borrowings denominated in Canadian Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, Illinois 60603, Attention of Nikki Gilmore (Telecopy No. (312) 385-7101) and (C) in the case of Borrowings by any Foreign Subsidiary Borrower or Borrowings denominated in Alternative Currencies (other than Borrowings denominated in Canadian Dollars), to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Loans Agency (Telephone No. 44-207-777-3092) (Telecopy No. 44-207-777-2360) (Email loan_and_agency_london@jpmorgan.com), and in each case with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 43rd Floor, New York, NY 10017, Attention of James A. Knight (Telecopy No. (646) 534-3081);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 131 South Dearborn, IL1-0236, Chicago, IL 60603, Attention of Katherine Moses (Telecopy No. (312) 233-2266));

(iv) if to the Swingline Lender, to it at to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, Illinois 60603, Attention of Nikki Gilmore (Telecopy No. (312) 385-7101), with a copy to J.P. Morgan Europe Limited, 125 London Wall, London, EC2Y 5 AJ, Attn: Loans Agency (Telephone No. 44-207-777-3092) (Telecopy No. 44-207-777-2360) (Email loan_and_agency_london@jpmorgan.com);

(v) if to the Collateral Agent, to Wells Fargo Bank, National Association, 100 Park Avenue, 3rd Floor, New York, New York 10017, Attention of Tania M. Isabella, Vice President (Telecopy No. 866-592-3409);

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;

(vii) if to MKE or MK Switzerland, to it at c/o Equity Trust Co. N.V., Strawinskylaan 3105, Atrium 7th Floor, 1077 ZX Amsterdam, The Netherlands, Attn: Robert van Heeringen (Telecopy No. 31-(0)20-4064555), with copies to c/o Michael Kors Corporation, 11 West 42nd Street, New York, NY 10036, Attention Lee Sporn (Telecopy No. 646-354-4834); and

(viii) if to JPMEL, to J.P. Morgan Europe Limited, 125 London Wall, London, EC2Y 5 AJ, Attn: Loans Agency (Telephone No. 44-207-777-3092) (Telecopy No. 44-207-777-2360) (Email loan_and_agency_london@jpmorgan.com).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt when delivered by hand, courier service or by mail, or in the case of telecopy or electronic mail notice, on the date sent.

Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless given in accordance with paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Event of Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, Note or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) increase any percentage or amount contained in the definition of Borrowing Base or Aggregate Commitment, or release all or a material portion of the Collateral without the written consent of each Lender (except as otherwise permitted pursuant to the sixth paragraph of Article VIII hereof), (vi) release any Guarantee (other than in accordance with its terms or Section 9.16 hereof) without the written consent of each Lender, (vii) revise or amend Section 2.18 or the definition of “Defaulting Lender”, without the written consent of the Administrative Agent, the Swingline Lender, the Issuing Bank and the Required Lenders or (viii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or each of the Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Financing Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent (provided that such counsel shall be limited to one lead counsel for each of the Agents and one local counsel for both Agents as may be reasonably be deemed necessary by the Agents in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party, and any other counsel retained with the Company’s consent, such consent not to be unreasonably withheld or delayed), in connection with the syndication, if any, of the credit facilities provided for herein, the preparation of this Agreement or any amendments, modifications or waivers requested by the Borrowers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) during the continuance of an Event of Default, all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Loan Parties shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claim, damages, liabilities or related expenses are attributable to an action brought by one Indemnitee against another Indemnitee or determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Loan Parties fail to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) other than in accordance with Section 6.03, the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Loan Parties without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including an Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

     (ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than, with respect to the Commitments and Loans, $5,000,000, or, in each case, if smaller, the entire remaining amount of the assigning Lender’s Commitments or Loans, unless the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption substantially in the form of Exhibit A hereto, together with a processing and recordation fee of $5,000;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) other than assignments to an existing Lender, assignments shall always be in an amount exceeding €100,000 (or its equivalent in another currency); and

(F) the prior written consent of each Swiss Borrower, if the assignee is not a Swiss Qualifying Bank (such consent not to be unreasonably withheld or delayed); provided that no Swiss Borrower shall consent to an assignment that would be in violation of the Swiss Non-Banking Rules.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and be subject to the obligations of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any Note or Notes subject to such assignment and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Upon notice to the Borrowers, at the Borrowers’ expense, each Borrower shall execute and deliver to the Administrative Agent in exchange for such surrendered Notes, new Notes to the order of the assignee in an amount equal to the portion of the Commitments assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained any Commitment hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Collateral Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) each Participant shall be a Swiss Qualifying Bank or, if not, the prior written consent of each Swiss Borrower has been obtained (such consent not to be unreasonably withheld or delayed; provided that no Swiss Borrower shall consent to a participation that would be in violation of the Swiss Non-Banking Rules). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (iv) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided, that such Participant agrees for the benefit of the Borrowers to be subject to the obligations of Section 2.15. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender (it being understood that the documentation required under Section 2.15(e) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes issued to such Lender to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent obligations for indemnification) or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Financing Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Collateral Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01 hereof, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09. GOVERNING LAW; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the

Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 hereof. Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Financing Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.22. Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower. To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Financing Documents. Nothing in this Agreement or any other Financing Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, rating agencies, portfolio management servicers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary relating to any Loan Party or any Affiliate of a Loan Party or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to such disclosure. Should a party be required to disclose Information pursuant to a subpoena, similar legal process or applicable law or regulations, such party shall, to the extent permitted by applicable law, notify the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14. USA PATRIOT Act. (a) Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

(b) Each Canadian Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding such Canadian Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Canadian Borrower, and the transactions contemplated hereby. Each Canadian Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assign or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

If the Administrative Agent has ascertained the identity of any Canadian Borrower or any authorized signatories of any Canadian Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Canadian Borrower or any authorized signatories of any Canadian Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Borrower or any such authorized signatory in doing so.

Section 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC, a PPSA or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.16. Releases of Guarantors.

(a) Unless an Event of Default shall have occurred and be continuing, a Guarantor shall automatically be released from its obligations under the Guarantee Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

(b) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Financing Documents and the other Obligations

(other than Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Guarantee Agreement and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Liens on Collateral shall be released to the extent authorized and permitted under Article VIII hereof and the applicable Collateral Document.

(d) In connection with any termination or release pursuant to this Section, the Collateral Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Collateral Agent.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MICHAEL KORS (USA), INC., as Company and as a Guarantor

By:	/s/ Joseph B. Parsons
	Name:	Joseph B. Parsons
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

MICHAEL KORS (EUROPE) B.V., as a Foreign Subsidiary Borrower and as a Guarantor

By:	/s/ Joseph B. Parsons
	Name:	Joseph B. Parsons
	Title:	Director A

By:	/s/ W.H. Kamphuijs
	Name:	W.H. Kamphuijs
	Title:	Director B

MICHAEL KORS (CANADA) CO., as a Foreign Subsidiary Borrower and as a Guarantor

By:	/s/ Joseph B. Parsons
	Name:	Joseph B. Parsons
	Title:	Chief Financial Officer & Executive Vice President

MICHAEL KORS (SWITZERLAND) GMBH, as a Foreign Subsidiary Borrower and as a Guarantor

By:	/s/ John D. Idol
	Name:	John D. Idol
	Title:	Managing Officer

Signature Page to

Second Amended and Restated Credit Agreement

Michael Kors (USA), Inc. et al

MICHAEL KORS HOLDINGS LIMITED, as a Guarantor

By:	/s/ Joseph B. Parsons
	Name:	Joseph B. Parsons
	Title:	Executive Vice President & Chief Financial Officer

MICHAEL KORS CORPORATION, as a Guarantor

By:	/s/ Joseph B. Parsons
	Name:	Joseph B. Parsons
	Title:	Executive Vice President & Chief Financial Officer

MICHAEL KORS, L.L.C., as a Guarantor

By:	/s/ Joseph B. Parsons
	Name:	Joseph B. Parsons
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

MICHAEL KORS INTERNATIONAL LIMITED, as a Guarantor

By:	/s/ Joseph B. Parsons
	Name:	Joseph B. Parsons
	Title:	Executive Vice President & Chief Financial Officer

Signature Page to

Second Amended and Restated Credit Agreement

Michael Kors (USA), Inc. et al

MICHAEL KORS STORES (CALIFORNIA), INC., as a Guarantor

By:	/s/ Joseph B. Parsons
Name: Joseph B. Parsons
Title: Executive Vice President, Chief Financial Officer & Treasurer

MICHAEL KORS STORES, L.L.C., as a Guarantor

By:	/s/ Joseph B. Parsons
Name: Joseph B. Parsons
Title: Executive Vice President, Chief Financial Officer & Treasurer

MICHAEL KORS RETAIL, INC., as a Guarantor

By:	/s/ Joseph B. Parsons
Name: Joseph B. Parsons
Title: Executive Vice President, Chief Financial Officer & Treasurer

MICHAEL KORS (EUROPE) HOLDING COOPERATIE U.A., as a Guarantor

By:	/s/ Joseph B. Parsons
Name: Joseph B. Parsons
Title: Managing Director A

By:	/s/ W. H. Kamphuijs
Name: W. H. Kamphuijs
Title: Managing Director B

Signature Page to

Second Amended and Restated Credit Agreement

Michael Kors (USA), Inc. et al

MICHAEL KORS (EUROPE) HOLDINGS B.V., as a Guarantor

By:	/s/ Joseph B. Parsons
Name: Joseph B. Parsons
Title: Managing Director A

By:	/s/ Izabella M.D. Koeijers
Name: Izabella M.D. Koeijers
Title: Managing Director B

MICHAEL KORS (UK) LIMITED, as a Guarantor

By:	/s/ John D. Idol
Name: John D. Idol
Title: Director

Signature Page to

Second Amended and Restated Credit Agreement

Michael Kors (USA), Inc. et al

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Issuing Bank, as the Swingline Lender and as Administrative Agent

By:	/s/ James A. Knight
Name: James A. Knight
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to WELLS FARGO TRADE CAPITAL, LLC), individually as a Lender and as Collateral Agent

By:	/s/ Tania M. Isabella
Name: Tania M. Isabella
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Grace Lee
Name: Grace Lee
Title: Vice President

Signature Page to

Second Amended and Restated Credit Agreement

Michael Kors (USA), Inc. et al

Schedules to Second Amended and Restated Credit Agreement

The disclosure of a particular item herein shall not be taken as an admission by any Loan Party that such disclosure is required to be made under the terms of any representation or warranty set forth in the Agreement. Further, the inclusion of any item hereunder shall not be deemed to be an admission by any Loan Party that such item is material to the condition (financial or otherwise) of any Loan Party nor shall it be deemed an admission of an obligation or liability to any third party.

Schedule 1.01A

EXISTING LETTERS OF CREDIT

Standby Letters of Credit

Issuer: JPMorgan Chase Bank, N.A.

Entity: Michael Kors (Canada) Co.

Reference Number: S-950054

In Favor of: HSBC Bank Canada

Issued: September 14, 2011

Expiration Date: December 15, 2011

Face Amount: $513,466.53

Trade Letters of Credit

[See Attached – all issued by JPMorgan Chase Bank, N.A.]

JPM Reference Number	Product	Tenor	Correspondent Party Reference Number	Liab Outstanding Amount	L/C Available Amount	Issue Date	Expiry / Maturity Date	Beneficiary Name
R1RI-477310	ILC	SIGHT	F110051	$132,048.54	132,048.54	MAY 13, 2011	SEP 25, 2011	CHOI AND SHIN’S CO., LTD.
R1RI-477337	ILC	SIGHT	F110063	$25,105.57	25,105.57	MAY 24, 2011	SEP 15, 2011	HOPE POWER KNITWEAR, LTD
R1RI-477502	ILC	SIGHT	F110076	$281,916.13	281,916.13	JUN 06, 2011	SEP 15, 2011	TUN YUN TEXTILE CO., LTD.
R1RI-477503	ILC	SIGHT	R110001	$190,730.19	190,730.19	JUL 27, 2011	SEP 30, 2011	MENG IOK GARMENT FACTORY
R1RI-477504	ILC	SIGHT	R110002	$45,225.60	45,225.60	JUL 27, 2011	SEP 30, 2011	CARSON GARMENTS FACTORY LTD.
R1RI-477595	ILC	SIGHT	R110003	$128,715.51	128,715.51	JUL 27, 2011	SEP 20, 2011	VERDE GARMENT MANUFACTURING, LTD.
R1RI-477597	ILC	SIGHT	R110005	$30,032.10	30,032.10	JUL 27, 2011	SEP 20, 2011	SHENZHEN ZHAOWEN TEXTILE CLOTHING
R1RI-477598	ILC	SIGHT	F110080	$2,602.80	2,602.80	JUN 17, 2011	SEP 05, 2011	SHENZHEN ZHAOWEN TEXTILE CLOTHING
R1RI-477599	ILC	SIGHT	R110004	$131,046.83	131,046.83	JUL 27, 2011	SEP 20, 2011	VERDE GARMENT MANUFACTURING, LTD.
R1RI-477695	ILC	SIGHT	F110079	$62,112.90	62,112.90	JUN 13, 2011	SEP 20, 2011	EUHA INT’L., LTD.
R1RI-477696	ILC	SIGHT	R110006	$289,103.55	289,103.55	JUL 27, 2011	SEP 20, 2011	EUHA INT’L., LTD.
R1RI-477774	ILC	SIGHT	F110088	$49,865.74	49,865.74	JUN 30, 2011	SEP 15, 2011	PEOPLE’S GARMENT PUBLIC CO., LTD
R1RI-477945	ILC	SIGHT	F110077	$27,894.78	27,894.78	JUL 13, 2011	SEP 20, 2011	HONG KONG YING FENG FASHION FTY LTD
R1RI-477947	ILC	SIGHT	H110001	$76,418.00	76,418.00	JUL 27, 2011	SEP 20, 2011	EUHA INT’L., LTD.
R1RI-477949	ILC	SIGHT	R110007	$32,597.21	32,597.21	AUG 02, 2011	OCT 10, 2011	HONG KEE INT’L., LTD.
R1RI-477985	ILC	SIGHT	R110008	$375,708.69	375,708.69	JUL 27, 2011	SEP 25, 2011	ORIENT INT’L. HOLDING SHANGHAI
R1RI-477987	ILC	SIGHT	H110004	$411,685.26	411,685.26	JUL 27, 2011	OCT 10, 2011	SHENZHEN ZHAOWEN TEXTILE CLOTHING
R1RI-477988	ILC	SIGHT	H110005	$21,035.07	21,035.07	JUL 27, 2011	SEP 20, 2011	JECHIARNG GARMENT MANUFACTORY CORP.
R1RI-477989	ILC	SIGHT	H110006	$14,466.48	14,466.48	JUL 29, 2011	SEP 20, 2011	MENG IOK GARMENT FACTORY
R1RI-478035	ILC	SIGHT	H110007	$96,066.33	96,066.33	AUG 08, 2011	SEP 30, 2011	JIING SHENG KNITTING CO., LTD.
R1RI-478036	ILC	SIGHT	H110008	$192,004.47	192,004.47	JUL 27, 2011	OCT 05, 2011	TUN YUN TEXTILE CO., LTD.
R1RI-478037	ILC	SIGHT	H110009	$32,028.74	32,028.74	AUG 09, 2011	OCT 10, 2011	PERF STAR INT’L., LTD.
R1RI-478038	ILC	SIGHT	F110092	$37,953.43	37,953.43	JUL 27, 2011	SEP 20, 2011	ZHEJIANG JIAXIN SILK CORP., LTD.
R1RI-478039	ILC	SIGHT	F110093	$28,889.96	28,889.96	JUL 27, 2011	OCT 10, 2011	ZHEJIANG JIAXIN SILK CORP., LTD.
R1RI-478106	ILC	SIGHT	H110012	$462,968.43	462,968.43	JUL 27, 2011	OCT 15, 2011	CONCEPT CREATOR FASHION, LTD.
R1RI-478107	ILC	SIGHT	H110013	$378.12	378.12	JUL 27, 2011	SEP 05, 2011	SONLEY GLOVE MFY., LTD
R1RI-478109	ILC	SIGHT	H110014	$121,043.69	120,099.89	AUG 09, 2011	NOV 25, 2011	ZHEJIANG JIAXIN SILK CORP., LTD.
R1RI-478135	ILC	SIGHT	H110017	$169,028.90	169,028.90	AUG 23, 2011	SEP 20, 2011	ZHEJIANG JIAXIN SILK CORP., LTD.
R1RI-478136	ILC	SIGHT	H110003	$115,156.96	115,156.96	JUL 28, 2011	OCT 25, 2011	JIING SHENG KNITTING CO., LTD.
R1RI-478137	ILC	SIGHT	R110009	$349,450.50	349,450.50	AUG 09, 2011	OCT 10, 2011	CHOI AND SHIN’S CO., LTD.
R1RI-478138	ILC	SIGHT	R110010	$253,102.50	253,102.50	AUG 09, 2011	OCT 10, 2011	CHOI AND SHIN’S CO., LTD.

R1RI-478139	ILC	SIGHT	R110011	$117,753.30	117,753.30	JUL 29, 2011	SEP 30, 2011	CHOI AND SHIN’S CO., LTD.
R1RI-478210	ILC	SIGHT	H110015	$1,067,131.33	1,067,131.33	AUG 05, 2011	DEC 20, 2011	CHOI AND SHIN’S CO., LTD.
R1RI-478212	ILC	SIGHT	H110020	$40,658.47	40,658.47	JUL 29, 2011	SEP 20, 2011	ZHEJIANG JIAXIN SILK CORP., LTD.
R1RI-478213	ILC	SIGHT	H110021	$197,325.03	197,325.03	JUL 29, 2011	OCT 05, 2011	WELL START FASHION CO., LTD.
R1RI-478214	ILC	SIGHT	H110022	$15,745.75	15,745.75	AUG 16, 2011	SEP 25, 2011	ZHEJIANG SEVEN FORTUNE GROUP
R1RI-478215	ILC	SIGHT	H110023	$23,022.09	23,022.09	AUG 05, 2011	SEP 20, 2011	SUNBOARD INT’L., LTD.
R1RI-478216	ILC	SIGHT	H110024	$129,165.77	129,165.77	AUG 05, 2011	OCT 05, 2011	HONG KONG YING FENG FASHION FTY LTD
R1RI-478217	ILC	SIGHT	H110029	$289,668.70	289,668.70	AUG 05, 2011	OCT 25, 2011	ZHEJIANG JIAXIN SILK CORP., LTD.
R1RI-478218	ILC	SIGHT	H110032	$74,676.00	74,676.00	AUG 05, 2011	OCT 20, 2011	TAINAN ENTERPRISES CO., LTD.
R1RI-478219	ILC	SIGHT	R110012	$54,266.00	54,266.00	AUG 05, 2011	SEP 30, 2011	SUNBOARD INT’L., LTD.
R1RI-478225	ILC	SIGHT	R110013	$67,973.66	67,973.66	AUG 19, 2011	OCT 05, 2011	LEE FU GARMENT FACTORY, LTD.
R1RI-478226	ILC	SIGHT	R110014	$157,220.81	157,220.81	AUG 05, 2011	OCT 05, 2011	SONLEY GLOVE MFY., LTD.
R1RI-478227	ILC	SIGHT	R110015	$147,445.62	147,445.62	AUG 05, 2011	SEP 20, 2011	TWINCITY (CHINA) LTD.
R1RI-478228	ILC	SIGHT	R110016	$373,405.46	373,405.46	AUG 05, 2011	SEP 20, 2011	VERDE GARMENT MANUFACTURING, LTD.
R1RI-478229	ILC	SIGHT	R110017	$437,693.68	437,693.68	AUG 05, 2011	NOV 10, 2011	VERDE GARMENT MANUFACTURING, LTD.
R1RI-478285	ILC	SIGHT	R110018	$263,805.86	263,805.86	AUG 08, 2011	OCT 05, 2011	GREATWIND INT’L., LTD.
R1RI-478286	ILC	SIGHT	H110011	$545,174.69	545,174.69	AUG 16, 2011	NOV 05, 2011	CHOI AND SHIN’S CO., LTD.
R1RI-478287	ILC	SIGHT	H110018	$638,556.67	638,556.67	AUG 08, 2011	OCT 20, 2011	TUN YUN TEXTILE CO., LTD.
R1RI-478288	ILC	SIGHT	H110019	$75,845.35	75,845.35	AUG 08, 2011	SEP 20, 2011	SUNBOARD INT’L., LTD.
R1RI-478289	ILC	SIGHT	H110031	$12,896.25	12,896.25	AUG 08, 2011	OCT 10, 2011	SHANGHAI SILK GROUP CO., LTD.
R1RI-478290	ILC	SIGHT	H110028	$461,153.66	461,153.66	AUG 08, 2011	OCT 20, 2011	WELL START FASHION CO., LTD.
R1RI-478291	ILC	SIGHT	H110030	$148,335.56	148,335.56	AUG 08, 2011	OCT 25, 2011	TWINCITY (CHINA) LTD.
R1RI-478292	ILC	SIGHT	H110026	$171,049.05	171,049.05	AUG 10, 2011	SEP 30, 2011	IVORY CO., LTD.
R1RI-478293	ILC	SIGHT	H110027	$286,969.20	286,969.20	AUG 11, 2011	SEP 15, 2011	SG CORPORATION
R1RI-478294	ILC	SIGHT	H110043	$38,440.50	38,440.50	AUG 08, 2011	SEP 20, 2011	HONG KONG YING FENG FASHION FTY LTD
R1RI-478305	ILC	SIGHT	H110025	$161,699.16	161,699.16	AUG 16, 2011	NOV 05, 2011	DOKO HONG KONG, LTD., ROOM 1601-06
R1RI-478306	ILC	SIGHT	H110033	$107,799.54	107,799.54	AUG 10, 2011	NOV 10, 2011	MENG IOK GARMENT FACTORY
R1RI-478307	ILC	SIGHT	H110034	$654,219.64	501,626.49	AUG 12, 2011	NOV 10, 2011	SHENZHEN ZHAOWEN TEXTILE CLOTHING
R1RI-478308	ILC	SIGHT	H110035	$653,638.82	653,638.82	AUG 10, 2011	SEP 20, 2011	SHENZHEN ZHAOWEN TEXTILE CLOTHING
R1RI-478309	ILC	SIGHT	H110036	$197,404.89	197,404.89	AUG 10, 2011	OCT 20, 2011	PERF STAR INT’L., LTD.
R1RI-478315	ILC	SIGHT	H110038	$368,897.03	368,897.03	AUG 10, 2011	NOV 10, 2011	TAINAN ENTERPRISES CO., LTD.
R1RI-478316	ILC	SIGHT	H11039	$70,024.50	70,024.50	AUG 31, 2011	NOV 05, 2011	HOPE POWER KNITWEAR, LTD.
R1RI-478317	ILC	SIGHT	H110040	$325,642.63	325,642.63	AUG 10, 2011	OCT 05, 2011	HOPE POWER KNITWEAR, LTD.
R1RI-478318	ILC	SIGHT	H110041	$356,341.76	356,341.76	AUG 10, 2011	OCT 20, 2011	HOPE POWER KNITWEAR, LTD.
R1RI-478319	ILC	SIGHT	H110037	$20,412.00	20,412.00	AUG 09, 2011	OCT 05, 2011	JECHIARNG GARMENT MANUFACTORY CORP.
R1RI-478350	ILC	SIGHT	F110095	$56,358.75	56,358.75	AUG 24, 2011	OCT 20, 2011	TWINCITY (CHINA) LTD.
R1RI-478351	ILC	SIGHT	H110010	$1,300,367.33	1,300,367.33	AUG 11, 2011	NOV 20, 2011	CHOI AND SHIN’S CO., LTD.
R1RI-478352	ILC	SIGHT	H110045	$38,365.95	38,365.95	AUG 11, 2011	SEP 20, 2011	GREATWIND INT’L., LTD.
R1RI-478353	ILC	SIGHT	R110020	$139,482.24	139,482.24	AUG 19, 2011	NOV 05, 2011	PEOPLE’S GARMENT PUBLIC CO., LTD.
R1RI-478354	ILC	SIGHT	H110047	$1,025,095.49	1,025,095.49	AUG 17, 2011	OCT 20, 2011	HONG KONG YING FENG FASHION FTY LTD

R1RI-478395	ILC	SIGHT	H110048	$142,173.81	142,173.81	SEP 09, 2011	NOV 10, 2011	WELL START FASHION CO., LTD.
R1RI-478396	ILC	SIGHT	H110042	$547,985.78	547,985.78	AUG 17, 2011	NOV 05, 2011	ZHEJIANG JIAXIN SILK CORP., LTD.
R1RI-478397	ILC	SIGHT	H110044	$874,662.88	874,662.88	AUG 18, 2011	NOV 20, 2011	CHOI AND SHIN’S CO., LTD.
R1RI-478398	ILC	SIGHT	H110046	$670,501.31	670,501.31	AUG 19, 2011	NOV 25, 2011	GREATWIND INT’L., LTD.
R1RI-478399	ILC	SIGHT	H110049	$26,586.00	26,586.00	SEP 14, 2011	NOV 30, 2011	TUN YUN TEXTILE CO., LTD.
R1RI-478440	ILC	SIGHT	H110050	$25,302.38	25,302.38	SEP 09, 2011	NOV 10, 2011	MENG IOK GARMENT FACTORY
R1RI-478441	ILC	SIGHT	H110051	$162,593.55	162,593.55	SEP 01, 2011	NOV 15, 2011	EUHA INT’L., LTD.
R1RI-478442	ILC	SIGHT	H110052	$119,700.00	119,700.00	SEP 09, 2011	NOV 10, 2011	SHENZHEN ZHAOWEN TEXTILE CLOTHING
R1RI-478444	ILC	SIGHT	H110055	$648,423.53	648,423.53	AUG 24, 2011	NOV 30, 2011	TUN YUN TEXTILE CO., LTD.
R1RI-478450	ILC	SIGHT	H110060	$119,747.13	119,747.13	AUG 31, 2011	OCT 20, 2011	HONG KONG YING FENG FASHION FTY LTD
R1RI-478451	ILC	SIGHT	H110056	$15,589.35	15,589.35	SEP 01, 2011	NOV 05, 2011	CONCEPT CREATOR FASHION, LTD.
R1RI-478452	ILC	SIGHT	H110057	$30,520.14	30,520.14	SEP 09, 2011	NOV 10, 2011	SUNBOARD INT’L., LTD.
R1RI-478453	ILC	SIGHT	H110058	$92,769.08	92,769.08	SEP 09, 2011	NOV 10, 2011	WELL START FASHION CO., LTD.
R1RI-478454	ILC	SIGHT	H110059	$48,730.71	48,730.71	SEP 09, 2011	NOV 15, 2011	ZHEJIANG JIAXIN SILK CORP., LTD.
R1RI-478455	ILC	SIGHT	H110054	$1,076,375.87	1,076,375.87	AUG 24, 2011	NOV 30, 2011	PERF STAR INT’L., LTD.
R1RI-478456	ILC	SIGHT	R110021	$194,563.30	194,563.30	AUG 31, 2011	OCT 30, 2011	HOPE POWER KNITWEAR, LTD.
R1RI-478457	ILC	SIGHT	H110053	$189,416.33	189,416.33	SEP 01, 2011	DEC 05, 2011	JIING SHENG KNITTING CO., LTD.
R1RI-478458	ILC	SIGHT	H110061	$430,167.87	430,167.87	AUG 31, 2011	NOV 15, 2011	SUNBOARD INT’L., LTD.
R1RI-478459	ILC	SIGHT	S120001	$85,004.75	85,004.75	SEP 09, 2011	DEC 10, 2011	EUHA INT’L., LTD.
R1RI-478597	ILC	SIGHT	H110062	$569,771.01	569,771.01	SEP 12, 2011	NOV 10, 2011	HOPE POWER KNITWEAR, LTD.
R1RI-478598	ILC	SIGHT	F110097	$27,121.50	27,121.50	SEP 14, 2011	OCT 25, 2011	SUNBOARD INT’L., LTD.
CPCS-776627	NLC	SIGHT		$117,500.00	117,500.00	OCT 21, 2009	JAN 31, 2012	CELINE, INC. C/O LVMH MOET
CPCS-838991	NLC	SIGHT		$131,250.00	131,250.00	MAY 17, 2010	AUG 01, 2012	382/384 PERRY RETAIL, LLC
CPCS-842785	NLC	SIGHT		$503,300.00	350,000.00	JUL 12, 2010	DEC 15, 2011	BNP PARIBAS
CPCS-852928	NLC	SIGHT		$1,500,000.00	1,500,000.00	SEP 10, 2010	AUG 31, 2012	BOND SAFEGUARD INSURANCE COMPANY
CPCS-870086	NLC	SIGHT		$140,625.00	140,625.00	SEP 20, 2010	SEP 01, 2012	DEZER PROPERTIES 133 LLC
CPCS-881252	NLC	SIGHT		$500,000.00	500,000.00	OCT 06, 2010	OCT 31, 2011	360 N. RODEO DRIVE
CPCS-892391	NLC	SIGHT		$250,000.00	250,000.00	JAN 07, 2011	DEC 31, 2011	THE ROBERT ALLEN GROUP, INC.
CPCS-897730	NLC	SIGHT		$1,000,000.00	1,000,000.00	JAN 18, 2011	DEC 31, 2011	RCPI LANDMARK PROPERTIES, L.L.C.
CPCS-917287	NLC	SIGHT		$414,625.02	414,625.02	APR 15, 2011	SEP 30, 2012	SPUSV5 ONE MEADOWLANDS, LP
CPCS-918590	NLC	SIGHT		$108,000.00	108,000.00	MAR 07, 2011	FEB 28, 2012	WHIP HOLDINGS, LLC
CPCS-943773	NLC	SIGHT		$420,000.00	420,000.00	JUL 12, 2011	JUL 31, 2012	667 MADISON AVENUE SPE, INC.
T-712985	NLC	SIGHT	L040003	$2,156,328.00	2,156,328.00	JUL 21, 2004	JUN 30, 2012	11 WEST REALTY INVESTORS, L.L.C.
TPTS-351497	NLC	SIGHT		$90,949.68	90,949.68	AUG 03, 2007	OCT 01, 2012	VALHAR CHEMICAL CORPORATION
TPTS-379118	NLC	SIGHT		$365,475.00	365,475.00	AUG 16, 2007	AUG 20, 2012	URBAN WILDLIFE
TPTS-722335	NLC	SIGHT		$1,900,000.00	1,900,000.00	APR 21, 2009	APR 30, 2012	BOND SAFEGUARD INSURANCE COMPANY
TPTS-738063	NLC	SIGHT		$313,246.98	313,246.98	FEB 20, 2009	JUN 28, 2012	MARTHA STEWART LIVING OMNIMEDIA,
CPCS-739698	NLC	SIGHT		$414,144.00	288,000.00	APR 30, 2009	APR 15, 2012	UNICREDITO ITALIANO SPA
RJII-932051	ILC	SIGHT	PART IN COMMERCIAL	$6,028.64	83,128.81	APR 28, 2011	JUL 31, 2012	PART IN
4L4I-739451		SIGHT			$12,057.28		7-Nov-11
I-478399		SIGHT			$26,586.00	14-Sep-11	30-Nov-11
I-478598		SIGHT			$27,121.50	14-Sep-11	25-Oct-11
I-478599		SIGHT			$582,042.63	14-Sep-11	30-Nov-11

Schedule 1.01B

FOREIGN SUBSIDIARY RESPONSIBLE OFFICERS

Michael Kors (Europe) B.V.

John D. Idol – Director A

Joseph B. Parsons – Director A

and any other Director A

Michael Kors (Switzerland) GmbH

John D. Idol – Managing Officer

Nicholas Crespin – Managing Officer

Cedric Wilmotte – Managing Officer

and any other Managing Officer

Michael Kors (Canada) Co.

John D. Idol – Chief Executive Officer

Joseph B. Parsons – Chief Financial Officer and Executive Vice President

Lee Sporn – Senior Vice President, General Counsel and Secretary

Rosina Silla – Vice President of Finance and Operations

and any other person holding any of the foregoing offices

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$40,000,000
Wells Fargo Bank, National Association	$35,000,000
HSBC Bank USA, National Association	$25,000,000
TOTAL	$100,000,000

Schedule 3.05

DISCLOSED MATTERS AS TO LITIGATION

None.

Schedule 3.08

DISCLOSED MATTERS AS TO ENVIRONMENTAL COMPLIANCE

None.

Schedule 3.09B

OTHER LEASED AND OWNED PROPERTY

Address	Owned/Leased	Legal Entity	Occupancy

865 Market Street, # SLL220, San Francisco, CA 94103	Leased	Michael Kors Stores (California) Inc.	Retail Store Storage

1689 Arden Way, Space # Tcfb27a, Sacramento, CA 95815 (Arden Fair)	Leased	Michael Kors Stores (California) Inc.	Retail Store Storage

3424 Simpson St. , QUEH3G253	Leased	Michael Kors (Canada) Co.	Offices/Show Rooms

460 Richmond Street Suite 300 – Toronto M5V 1Y1	Leased	Michael Kors (Canada) Co.	Offices/Show Rooms

9600 Meilleur St – #650 Montreal, QUEH2N 2E3	Leased	Michael Kors (Canada) Co.	Warehouse

TNT FASHION GROUP BV Eekboerstraat 25 7575 AV Oldenzaal The Netherlands	Leased	Michael Kors (Europe) B.V	European 3PL Warehouse

Theatiner Strasse 36 D-80333 Munich	Leased	Michael Kors (Germany) Gmbh	German Retail Store and Showroom

Storage Casaforte, Via Alassio, 10, 20156, Milano	Leased	Michael Kors Italy S.R.L	Milan Storage Space

Corso Venezia 46 20121 Milano	Leased	Michael Kors Italy S.R.L	Showroom

1-15-5 Jingumae Shibuya- Ku, Tokyo Japan	Leased	Michael Kors Japan K.K.	Office and Showroom

4-3-1 Rinkaicyo Edogawa-Ku, Tokyo Japan	N/A	Michael Kors Japan K.K.	Third Party Warehouse

5 Woodfield Mall, Schaumburg, IL 60173 Unit E-331	Leased	Michael Kors Retail Inc.	Retail Store Storage

Address	Owned/Leased	Legal Entity	Occupancy

1100 South Hayes St., Arlington, VA 22202 Unit SD-18	Leased	Michael Kors Retail Inc.	Retail Store Storage

250 SW 136th Ave, Davies Florida Units 564 & 570	Leased	Michael Kors Retail Inc.	Retail Store Storage

94-796 Lumaina St. #Storage Waipahu, HI 96797	Leased	Michael Kors Retail Inc.	Retail Store Storage

7465 Dean Martin Drive, Suite 103 Las Vegas, NV 89139 (Store 824)	Leased	Michael Kors Retail Inc.	Retail Store Storage

11401 N.W. 12th Street, Space # 618 Cage 12, Miami, FL 33172	Leased	Michael Kors Retail Inc.	Retail Store Storage

7014-590 East Camelback Road, Space Std42-C, Scottsdale, AZ 85251	Leased	Michael Kors Retail Inc.	Retail Store Storage

3355 Las Vegas Blvd So., Space 2879; Las Vegas, NV 89109	Leased	Michael Kors Retail Inc.	Retail Store Storage

2223 North West Shore Blvd., #2537B, Tampa, FL 33607	Leased	Michael Kors Retail Inc.	Retail Store Storage

9700 Collins Avenue, # B14, Bal Harbour, FL 33154	Leased	Michael Kors Retail Inc.	Retail Store Storage

1961 Chair Bridge Road # Storage, Mclean, VA 22102 (Tyson Corners Center)	Leased	Michael Kors Retail Inc.	Retail Store Storage

27500 Novi Road, # E224, Novi, MI 48377 (Twelve Oaks, Novi, MI)	Leased	Michael Kors Retail Inc.	Retail Store Storage

1737G International Drive # B2, Mclean VA. 22102 (Tyson’s Galleria)	Leased	Michael Kors Retail Inc.	Retail Store Storage

100 Oakbrook Center # W035, Oak Brook, IL 60523 (Oakbrook -564)	Leased	Michael Kors Retail Inc.	Retail Store Storage

7101 Democracy Blvd.,Space S1266, Bethesda, MD, 20817	Leased	Michael Kors Retail Inc.	Retail Store Storage

Address	Owned/Leased	Legal Entity	Occupancy

(Montgomery Mall #568)

132 Christiana, Space 1840, Newark, DE 19702 (Christiana Mall)	Leased	Michael Kors Retail Inc.	Retail Store Storage

600 Pine Street Space 390 Seattle WA 98101 ( Pacific Place)	Leased	Michael Kors Retail Inc.	Retail Store Storage

Alfonso XII 38 1º Izquierda 28014 Madrid Spain	Leased	Michael Kors Spain S.L	Showroom

530 7th Avenue 27th Floor New York NY	Leased	Michael Kors Stores LLC	Sublease To Signature Apparel

37 Elkay Drive, Chester NY 10918 (Woodbury Storage)	Leased	Michael Kors Stores LLC	Retail Storage

313 Smith Haven Mall, Lake Grove NY 11755 (UPSTAIR CAGE # 2)	Leased	Michael Kors Stores LLC	Retail Store Storage

Strada Regina 42 – 6934 Bioggio Switzerland	Leased	Michael Kors (Switzerland) Gmbh	European Office

301 Penhorn Plaza Secaucus NJ	Leased	Michael Kors (USA) Inc.	Leased Warehouse Space

11 West 42nd Street, 20, 21, 23 & 25 Floor New York , NY 10036	Leased	Michael Kors (USA) Inc.	Office, Showroom

333 Meadowlands Pkwy, 3, 4 & 5th Floor, Secaucus, NY 07094	Leased	Michael Kors (USA) Inc.	Office Space

201 West Carob Street, Compton, CA 90220 (Womens RTW)	Leased	Michael Kors (USA) Inc.	Warehouse Space

255 West Carob Street, Compton, CA 90220 (Lifestyle/Outlet/Cutups)	Leased	Michael Kors (USA) Inc.	Warehouse Space

1600 S. Anderson, Compton California 90220 (Shoes & Access)	Leased	Michael Kors (USA) Inc.	Warehouse Space

Address	Owned/Leased	Legal Entity	Occupancy

One Meadowlands Place East Rutherford, NJ 07073	Leased	Michael Kors (USA) Inc.	Corporate Office

Schedule 3.16

SUBSIDIARIES

Owner	Subsidiary	Jurisdiction	Interest

Michael Kors Holdings Limited	Michael Kors Corporation	British Virgin Islands	100%

Michael Kors Corporation	Michael Kors (USA), Inc. (M)	Delaware	100%

	Michael Kors International Limited	British Virgin Islands	100%

	Michael Kors (Europe) Holdings B.V.	Curacao	100%

Michael Kors (USA), Inc.	Michael Kors, L.L.C.	Delaware	100%

	Michael Kors Stores (California), Inc.	Delaware	100%

	Michael Kors Retail, Inc.	Delaware	100%

Michael Kors, L.L.C.	Michael Kors Stores, L.L.C.	New York	100%

Michael Kors (Europe) Holdings B.V.	Michael Kors (Europe) Holding Cooperatie U.A.	Netherlands	99%

Michael Kors International Limited	Michael Kors (Europe) Holding Cooperatie U.A.	Netherlands	1%

Michael Kors (Europe) Holding Cooperatie U.A.	Michael Kors do Brasil Participacoes Ltda	Brazil	1%

	Michael Kors (Europe) B.V. (M)	Netherlands	100%

Michael Kors (Europe) B.V.	Michael Kors (UK) Limited (M)	England and Wales	100%

	Michael Kors (Switzerland) GmbH (M)	Switzerland	100%

	Michael Kors Japan K.K.	Japan	100%

	Michael Kors Spain, S.L.	Spain	100%

	Michael Kors Italy S.R.L. Con Socio Unico	Italy	100%

	Michael Kors (Austria), GmbH	Austria	100%

	Michael Kors (Canada) Co. (M)	Nova Scotia	100%

	Michael Kors do Brasil Participacoes Ltda	Brazil	99%

Michael Kors (UK) Limited	Michael Kors (France) SAS	France	100%

	Michael Kors (Germany) GmbH	Germany	100%

(M):	Denotes Material Subsidiaries

Schedule 6.01

EXISTING INDEBTEDNESS

1.	The following letters of credit issued by HSBC Bank Canada for the account of Michael Kors (Canada) Co.:

Reference	Limit	Start	Due	CCY	LCY Amount
DC HMN114265	IMP 01	15JUL11	16SEP11	USD	6,409.57-
DC HMN114511	IMP 01	27JUL11	14OCT11	USD	11,983.99-
DC HMN114762	IMP 01	09AUG11	07NOV11	USD	64,444.52-
DC HMN114821	IMP 01	11AUG11	07NOV11	USD	14,167.31-
DC HMN114822	IMP 01	11AUG11	04NOV11	USD	13,540.62-
DC HMN114863	IMP 01	15AUG11	19SEP11	USD	29,362.52-
DC HMN114915	IMP 01	18AUG11	14OCT11	USD	20,854.08-
DC HMN114917	IMP 01	16AUG11	04NOV11	USD	61,729.58-
DC HMN114928	IMP 01	17AUG11	14OCT11	USD	11,983.99-
DC HMN114930	IMP 01	17AUG11	07NOV11	USD	43,404.90-
DC HMN114981	IMP 01	18AUG11	03OCT11	USD	19,857.60-
DC HMN114982	IMP 01	18AUG11	21OCT11	USD	131,686.90-
DC HMN115285	IMP 01	01SEP11	10OCT11	USD	28,728.13-
DC HMN115286	IMP 01	01SEP11	17OCT11	USD	19,031.89-
DC HMN115334	IMP 01	06SEP11	14NOV11	USD	36,280.93-

2.	The following shipping guarantees issued by HSBC Bank Canada for the account of Michael Kors (Canada) Co.:

Reference	Limit	Start	CCY	LCY Amount
SGTHMN110626	IMP 01	27JUN11	USD	12,455.31-
SGTHMN110639	IMP 01	30JUN11	USD	7,880.43-
SGTHMN110654	IMP 01	12JUL11	USD	3,790.02-
SGTHMN110664	IMP 01	13JUL11	USD	1,618.13-
SGTHMN110675	IMP 01	14JUL11	USD	3,299.51-
SGTHMN110721	IMP 01	22JUL11	USD	10,529.79-
SGTHMN110849	IMP 01	17AUG11	USD	11,524.38-
SGTHMN110882	IMP 01	24AUG11	USD	17,218.05-

3.	The following currency forward contracts issued by HSBC Bank Canada for the account of Michael Kors (Canada) Co.:

As of 9-12-11

Transaction reference	Product type	Deal date (dd-Mmm-yyyy)	Value date (dd-Mmm-yyyy)	Buy CCY	Buy amount	Sell CCY	Sell amount	Exchange rate
OFD110100008	Option Forward	10-Jan-2011	01-Sep-2011	USD	250,000.00	CAD	252,200.00	1.008800000
Start date: 01-Sep-2011 End date: 30-Sep-2011 Balance: USD 250,000.00

OFD110889936	Option Forward	29-Mar-2011	01-Dec-2011	USD	250,000.00	CAD	247,627.25	0.990509000
Start date: 01-Dec-2011 End date: 30-Dec-2011 Balance: USD 250,000.00

OFD110889938	Option Forward	29-Mar-2011	01-Nov-2011	USD	250,000.00	CAD	247,375.00	0.989500000
Start date: 01-Nov-2011 End date: 30-Nov-2011 Balance: USD 250,000.00

OFD110889939	Option Forward	29-Mar-2011	03-Oct-2011	USD	250,000.00	CAD	247,125.00	0.988500000
Start date: 03-Oct-2011 End date: 31-Oct-2011 Balance: USD 250,000.00

OFD110889940	Option Forward	29-Mar-2011	01-Sep-2011	USD	250,000.00	CAD	246,875.00	0.987500000
Start date: 01-Sep-2011 End date: 30-Sep-2011 Balance: USD 250,000.00

Schedule 6.02

EXISTING LIENS

1.	Pursuant to terms of the Amended and Restated Employment Agreement, dated as of July 7, 2011, by and between Michael Kors (USA), Inc., Michael Kors Holdings Limited, Michael Kors, and, solely for purposes of Section 10(d) thereof, Sportswear Holdings Limited (the “Employment Agreement”), the consent of Michael Kors is required to, among other things, sell, license, lease or convey any interest in the Marks (as defined in the Employment Agreement) and create, incur, assume or suffer to exist any indebtedness in connection with which a lien is created on any Mark (as defined in the Employment Agreement) or interest in the Marks.

2.	NYC tax warrant lien in respect of NYC Department of Finance, as creditor and Michael Kors Inc., as debtor in the amount of $435.84 dated as of January 3, 1994.

3.	$70,000 cash collateral deposited in HSBC Bank Canada cash collateral account, account number 001-199250-071, to secure the obligations of Michael Kors (Canada) Co. in respect of the shipping guarantees set forth as item 2 on Schedule 6.01, as such cash collateral may be increased to support additional shipping guarantees issued by HSBC Bank Canada in respect of the letters of credit issued by HSBC Bank Canada and set forth as item 1 on Schedule 6.01.

Schedule 6.03

FISCAL YEAR END

The fiscal year of each of the Loan Parties ends on the Saturday occurring closest to March 31 of each year.

Schedule 6.04

EXISTING INVESTMENTS

1.	Investments in Subsidiaries set forth on Schedule 3.16.

Schedule 6.07

TRANSACTION WITH AFFILIATES

1.	Subscription Agreement dated as of July 7, 2011 among MK Holdings, the persons listed on Schedule I thereto and the investors named on the signature pages thereof.

2.	Shareholders Agreement dated as of July 7, 2011 among MK Holdings and the shareholders of MK Holdings named therein.

3.	Voting and Lock-up Agreement dated as of July 7, 2011 among MK Holdings and the persons listed on Schedule I thereto under the heading “ Existing Shareholders”.

4.	Restructuring Agreement dated as of July 7, 2011 among MK Holdings and the direct and indirect equityholders of MK Holdings party thereto.

Schedule 6.08

EXISTING RESTRICTIONS

1.	Restrictions under the Wells Fargo Factoring Agreement and related agreements.

2.	See item 1 set forth on Schedule 6.02.

EXHIBIT A

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: _________________

2.	Assignee: ___________________

[and is an Affiliate of [identify Lender]1]

3.	Borrowers: Michael Kors (USA), Inc., Michael Kors (Europe) B.V., Michael Kors (Canada) Co., Michael Kors (Switzerland) GmbH and the other Foreign Subsidiary Borrowers from time to time party thereto

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Collateral Agent: Wells Fargo Bank, National Association (successor by merger to Wells Fargo Trade Capital, LLC), as collateral agent under the Credit Agreement

6.	Credit Agreement: The up to $100,000,000 Second Amended and Restated Credit Agreement dated as of September 15, 2011 among Michael Kors (USA), Inc., the Foreign Subsidiary Borrowers from time to time parties thereto, the Guarantors parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association (successor by merger to Wells Fargo

[1]	Select as applicable.

Trade Capital, LLC), as Collateral Agent, as amended.

7.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date: _________ ___, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

MICHAEL KORS (USA), INC., as Company

By:
Name:
Title:

[SWISS BORROWER] [as applicable]

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Financing Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is a Swiss [Non-] Qualifying Bank, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Lender not organized under the laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

A-4

Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (without regard to the conflict of laws principles thereof).

A-5

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

FORM OF PROMISSORY NOTE

$_________.00	New York, New York _________, 20___

FOR VALUE RECEIVED, the undersigned, Michael Kors (USA), Inc., a Delaware corporation, Michael Kors (Europe) B.V., a Dutch private limited liability company with its corporate seat in Amsterdam, The Netherlands, Michael Kors (Canada) Co., an unlimited liability corporation incorporated under the laws of the Province of Nova Scotia and Michael Kors (Switzerland) GmbH, a limited liability company organized under the laws of Switzerland (collectively, the “Borrowers”), hereby promise, on a joint and several basis (subject to Section 2.24 of the Credit Agreement), to pay to the order of                      (the “Lender”), at                     , New York, New York                     , on the Maturity Date, as defined in the Second Amended and Restated Credit Agreement, dated as of September 15, 2011, among the Borrowers, the other Foreign Subsidiary Borrowers from time to time parties thereto, the Guarantors parties thereto, the Lender and the other lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Credit Agreement”), or earlier as provided for in the Credit Agreement, the lesser of the sum of [                    ] DOLLARS ($                .00) or the Lender’s ratable share of the aggregate unpaid principal amount of all Loans (as defined in the Credit Agreement) made to the Borrowers pursuant to the terms of the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and, in each case, payable on such dates as determined pursuant to the terms of the Credit Agreement.

Each Borrower promises to pay, on a joint and several basis (subject to Section 2.24 of the Credit Agreement), interest, on demand, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

Except as provided in the Credit Agreement, each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder of this Promissory Note of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Loans evidenced by this Promissory Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not in any manner affect the obligation of the Borrowers to make payments of principal and interest in accordance with the terms of this Promissory Note and the Credit Agreement.

This Promissory Note is one of the notes referred to in Section 2.08(e) of the Credit Agreement (and is secured by the Collateral referred to in the Credit Agreement), which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

MICHAEL KORS (USA), INC.

By:
Name:
Title:

MICHAEL KORS (EUROPE) B.V.

By:
Name:
Title:

By:
Name:
Title:

MICHAEL KORS (CANADA), CO.

By:
Name:
Title:

MICHAEL KORS (SWITZERLAND) GMBH

By:
Name:
Title:

SCHEDULE OF BORROWINGS

This Promissory Note evidences Loans made under the within-described Second Amended and Restated Credit Agreement to the Borrowers, on the dates, in the principal amounts and bearing interest at the rates set forth below, and subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

EXHIBIT D

FORM OF BORROWING REQUEST

                    , 20__

JPMorgan Chase Bank, N.A., as Administrative Agent

270 Park Avenue, 43rd Floor

New York, NY 10017

Attention: James T. Knight, Vice President (Telecopy No. (646) 534-3081)

Ladies and Gentlemen:

The undersigned, Michael Kors (USA), Inc., a Delaware corporation (the “Company”), refers to that certain Second Amended and Restated Credit Agreement, dated as of September 15, 2011, among the Company, the Foreign Subsidiary Borrowers from time to time parties thereto, the Guarantors parties thereto, the Lenders and the other lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent (such Second Amended and Restated Credit Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement). Pursuant to Section 2.01 of the Credit Agreement, the Company hereby requests a Loan under the Credit Agreement and in that connection sets forth below the information relating to such Loan (the “Proposed Loan”), as required by Section              of the Credit Agreement:

1.	The Borrower is .

2.	The date of the Proposed Loan is , .

3.	The aggregate amount and Agreed Currency of the Proposed Loan is .

4.	The type of Proposed Loan will be [a Eurocurrency Loan] [a Base Rate Loan][a Canadian Base Rate Loan][a BA Equivalent Loan].

5.	[With regard to the Eurocurrency Loan, the length of the initial Interest Period shall be months.]

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Loan:

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The representations and warranties contained in each Financing Document and certificate or other writing delivered to the Lenders prior to, on or after the Effective Date and on or prior to the date for the Proposed Loan are correct on and as of the date hereof in all material respects as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date in which case they shall have been true and correct as of such earlier date; and

No Default has occurred and is continuing or would result from the making of the Proposed Loan and the Company shall otherwise be in compliance with the provisions of Sections 2.01, 2.04(b) or 2.19(a), as applicable and, without limiting the foregoing, Availability shall not be less than zero as of the date hereof.

Very truly yours, [ ]

By:
Name:
Title:

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EXHIBIT E

FORM OF BORROWING BASE CERTIFICATE

[ATTACHED]

The attached form of Borrowing Base Certificate may be modified to provide such additional detail as the Agents may reasonably request.

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Michael Kors (USA), Inc.

Borrowing Base Calculation

For the week ending: 09.03.11

			Amount		Totals
A.	Eligible Receivables Amount without duplication:
	Factored Receivable net of any amounts owing to factors, for which the factor has not advanced cash, funded the purchase price or otherwise made payment, and net of sales, excise or similar taxes		96,159
	Credit Support Receivable, net of sales, excise or similar taxes		0
	House Receivable, net of sales, excise or similar taxes		12,999
	Macy’s Receivable, net of sales, excise or similar taxes		0
	Royalty Receivable, net of sales, excise or similar taxes		2,744

	Sub Total		111,902
	Less:
	1) Receivables subject to any Lien (other than Permitted Encumbrances)		0
	2) Receivables for which (i) more than 90 days have elapsed since the date of the original invoice therefor or (ii) more than 60 days have elapsed since the original due date		0
	3) Receivables of a single Customer for which payments due on more than 50% of all Receivables from such Customer are (i) more than 90 days past the original invoice therefor and (ii) more than 60 days past the original due date (without duplication of item (3) above)		0
	4) Receivables owing by a Customer which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind, unless such account debtor is classified as a debtor in possession		0
	5) Receivables of Customers that are not a U.S. or Canadian person and are located outside of the U.S., Puerto Rico or Canada, unless they are either Factored or Credit Support Receivables
	6) Receivables not denominated in U.S. or Canadian dollars (unless subject to a currency swap or hedge) or not payable in the U.S. or Canada or, if in Euros, is either a Factored or Credit Support Receivable		0
	7) Receivables for which the Borrowing Base Entity received payment but has not applied such payment		0
	8) Other (see Credit Agreement)		0

	Eligible Receivables (Receivables less sum of numbers 1 through 8):		111,902
	Less Dilution Reserve		7,231	(a)
	Less House Receivables in excess of $10 MM		2,999
	Less non-Factored receivables of a single Customer in excess of 20% of Eligible Receivables		0

	Total Eligible Receivables		101,672
(i)	Advanced Receivables	80.0%			81,338

(a)	Markdown Allowance issued and outstanding to date $ 16,533 and total dilution issued and outstanding is $19,116

B.	Eligible Inventory Amount:
	Inventory value (lower of cost or FMV) of all finished goods inventory of the Borrower and its Subsidiaries other than inventory which is In Transit		101,277
	Inventory value (lower of cost or FMV) of all finished goods inventory of the Borrower and its Subsidiaries which is In Transit and supported by a Letter of Credit		22,952
	Inventory value (lower of cost or FMV) of all finished goods inventory of the Borrower and its Subsidiaries which has been paid for and is in-transit.		3,639

	Sub Total		127,868
	Less:
	1) Inventory subject to a Lien (other than a Permitted Encumbrance) or as to which perfection of the security interest therein would not be governed by the UCC or PPSA		0
	2) Inventory not located at a location listed on Schedule A to the Pledge and Security Agreement (other than inventory that is (i) In Transit and is supported by a Letter of Credit or (ii) in transit to a warehouse or retail store location		0
	3) Inventory that is obsolete, slow-moving or unmerchantable, or is not saleable at prices approximating at least cost		0
	4) Inventory that is placed on consignment		0
	5) Inventory located at a property leased or owned by a third party without necessary landlord’s or processor’s waiver (unless waiver requirement does not apply to location, or location is covered by an appropriate rent reserve)		0
	6) Other (see Credit Agreement)		0

	Eligible Inventory (total inventory less sum of numbers 1 through 6):		127,868	(b)
(ii) (iii)	Advanced Inventory	60.0%			76,721
(iv)	Value of Michael Kors Trademark		30,000		30,000
	Borrowing Base				188,059

	Lower of (i) Borrowing Base and (ii) total Commitments				100,000

C.	Less Trade Letter of Credit obligations outstanding		22,952
	Less Stand-by Letter of Credit obligations outstanding		10,725
	Less Loans outstanding		20,890
	Less Availability Reserves (if any, including any rent reserves per item B5 above)		468

	Subtotal		55,036
	Availability				44,964

D.	(b) Gross inventory value is $133,332

EXHIBIT F

FORM OF SECOND AMENDED AND RESTATED GUARANTEE AGREEMENT

[ATTACHED]

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EXECUTION COPY

SECOND AMENDED AND RESTATED GUARANTEE AGREEMENT

This Second Amended and Restated Guarantee Agreement (this “Guarantee”), dated as of September 15, 2011, is made by MICHAEL KORS (USA), INC., a Delaware corporation (the “Company”), MICHAEL KORS (EUROPE) B.V., a Dutch private limited liability company with its corporate seat in Amsterdam, The Netherlands (“MKE”), MICHAEL KORS (CANADA) CO., an unlimited liability corporation incorporated under the laws of the Province of Nova Scotia (“MK Canada”), MICHAEL KORS (SWITZERLAND) GMBH, a company organized under the laws of Switzerland (“MK Switzerland” and, collectively with the Company, MKE and MK Canada, the “Borrowers”), MICHAEL KORS HOLDINGS LIMITED, a British Virgin Islands company (“MK Holdings”), MICHAEL KORS CORPORATION, a British Virgin Islands company (“MKC”), MICHAEL KORS, L.L.C., a Delaware limited liability company (“MK Licensing”), MICHAEL KORS INTERNATIONAL LIMITED, a British Virgin Islands company (“MK International”), MICHAEL KORS STORES (CALIFORNIA), INC., a Delaware corporation (“MK Stores California”), MICHAEL KORS STORES, L.L.C., a New York limited liability company (“MK Stores NY”), MICHAEL KORS RETAIL, INC., a Delaware corporation (“MK Retail”), MICHAEL KORS (EUROPE) HOLDING COOPERATIE U.A., a co-operative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) organized and existing under the laws of the Netherlands (“MKE Cooperatie”), MICHAEL KORS (EUROPE) HOLDINGS B.V., a private limited liability company incorporated under the laws of Curaçao (“MKE Holdings”) and MICHAEL KORS (UK) LIMITED, a private limited company incorporated under the laws of England and Wales with registered number 6481234 (“MK UK” and, together with the Borrowers, MK Holdings, MKC, MK Licensing, MK International, MK Stores California, MK Stores NY, MK Retail, MKE Cooperatie, MKE Holdings and any other guarantors made parties hereto pursuant to a supplement in the form of Annex I hereto, the “Guarantors” and each, individually, a “Guarantor”), in favor of the financial institutions (the “Lenders”) party from time to time to the Second Amended and Restated Credit Agreement referred to below, JPMORGAN CHASE BANK, N.A., a New York banking corporation, as Administrative Agent (the “Administrative Agent”) for the Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent for the Lenders and the other “Secured Parties” referred to in the Credit Agreement (the “Collateral Agent” and, together with the Administrative Agent, the “Agents”).

Recitals

A. The Borrowers, the other Foreign Subsidiary Borrowers party thereto from time to time, the other Guarantors, the Lenders and the Agents have entered into a Second Amended and Restated Credit Agreement dated as of September 15, 2011 (said Agreement, as it may be amended, restated or otherwise modified from time to time, herein called the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein, and the rules of interpretation set forth in Section 1.03 of the Credit Agreement are incorporated herein by reference.

B. In connection with the “Original Agreement” (as defined in the Credit Agreement), certain of the Guarantors executed and delivered an Amended and Restated Guarantee Agreement in favor of the Agents and the Lenders party to the Original Agreement, dated as of August 30, 2007 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Guarantee”), which in turn amended and restated a Guarantee Agreement dated as of March 31, 2004.

C. The parties hereto desire to enter into this Guarantee in order to amend and restate the Original Guarantee in its entirety.

D. The Guarantors have business relationships with the Borrowers that cause them to have a substantial economic interest in the continuing health of the business, condition (financial and otherwise), operations, performance, properties and prospects of the Borrowers. It is a condition precedent to the extension of credit by the Lenders under the Credit Agreement that the Guarantors execute and deliver this Guarantee. Accordingly, the Guarantors hereby agree as set forth below.

Section 1. Guarantee.

(a) The Guarantors hereby absolutely and unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under the Credit Agreement and the other Financing Documents, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal (including reimbursement for amounts drawn under Letters of Credit), interest, fees, expenses, indemnification or otherwise, and all Derivative Obligations and Banking Services Obligations of the Guarantors and their Subsidiaries owing to one or more Lenders or their respective Affiliates (the “Guaranteed Obligations”). Each of the Guarantors hereby agrees that this Guarantee is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

(b) The Guarantors agree to pay, in addition, any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents or the Lenders in enforcing any rights under this Guarantee.

(c) Without limiting the generality of the foregoing, this Guarantee guarantees, to the extent provided herein, the payment of all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents or any of the Secured Parties under any Financing Document or pursuant to any Derivative Obligations or Banking Services Obligations including those that are unenforceable or not allowable against the Borrowers due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrowers.

(d) The obligations of the Guarantors under this Guarantee are independent of the Guaranteed Obligations, and a separate action may be brought and prosecuted against the Guarantors to enforce this Guarantee up to the full amount of the Guaranteed Obligations, irrespective of whether any action is brought against the Borrowers or any other Guarantors or whether the Borrowers or any other Guarantors are joined in any such action or actions, and without proceeding against any other Guarantors, against any security for the Guaranteed Obligations or under any other guaranty covering all or any portion of the Guaranteed Obligations.

(e) It is the intention of the Guarantors, the Secured Parties and the Agents that the amount of the Guaranteed Obligations guaranteed by the Guarantors shall be in, but not in excess of, the maximum amount permitted by fraudulent-conveyance, fraudulent-transfer and similar laws applicable to the Guarantors. Accordingly, notwithstanding anything to the contrary contained in this Guarantee or in any other agreement or instrument executed in connection with the payment of any of the Guaranteed Obligations, the amount of the Guaranteed Obligations guaranteed by the Guarantors under this Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render the Guarantors’ obligations hereunder subject to avoidance under the Bankruptcy Code or any other applicable law (after giving effect to the right of contribution established in Section 4 below and the right of subrogation established in Section 5 below).

(f) If at any time any payment of the principal of or interest on any Loan, Guaranteed Obligation or any other amount payable by the Borrower or any other party under the Credit Agreement, any Hedging Contract, any Banking Services Agreement or any other Financing

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Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(g) The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in U.S. Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

Section 2. Guarantee Absolute. The Guarantors guarantee that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the other Financing Documents or any Hedging Contract or Banking Services Agreement, regardless of any law, rule or regulation now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or any of the Secured Parties with respect thereto. The liability of the Guarantors under this Guarantee shall be absolute and unconditional, irrespective of the following:

(a) any lack of validity or enforceability of, or any release or discharge of the Borrowers from liability under, the Credit Agreement or any other Financing Document or any Hedging Contract or Banking Services Agreement;

(b) any change in the time, manner or place of payment of, or in any other term of, any or all of the Guaranteed Obligations; or any other amendment or waiver of, or any consent to departure from, the Credit Agreement or any other Financing Document or any Hedging Contract or Banking Services Agreement, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers;

(c) any taking, subordination, compromise, exchange, release, nonperfection or liquidation of any collateral, or any release, amendment or waiver of, or consent to departure from, any other guaranty, for any or all of the Guaranteed Obligations;

(d) any exercise or nonexercise by an Agent or any Secured Party of any right or privilege under this Guarantee or any of the other Financing Documents or any Hedging Contract or Banking Services Agreement;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Borrower or any Guarantor; or any action taken with respect to this Guarantee by any trustee, receiver or court in any such proceeding, whether or not any Guarantor has had notice or knowledge of any of the foregoing;

(f) any borrowing or grant of a security interest by a Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(g) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Secured Parties or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

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(h) any assignment or other transfer, in whole or in part, of this Guarantee or any of the other Financing Documents or any Hedging Contract or Banking Services Agreement;

(i) any acceptance of partial performance of the Guaranteed Obligations;

(j) any consent to the transfer of, or any bid or purchase at sale of, any collateral for the Guaranteed Obligations (other than payment of the Guaranteed Obligations);

(k) any manner of application of collateral, or proceeds thereof, to any or all of the Guaranteed Obligations; or any manner of sale or other disposition of any collateral or any other assets of any Borrower;

(l) any change, restructuring or termination of the corporate structure or existence of any Borrower or any Guarantor; or

(m) any other circumstance (including any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Guarantors of the Guaranteed Obligations (other than payment of the Guaranteed Obligations).

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower, any Guarantor or otherwise, all as though such payment had not been made.

Section 3. Waivers.

(a) The Guarantors irrevocably waive the following, to the extent permitted by applicable law:

(i) promptness, diligence, notice of acceptance, demand of payment, presentation and any other notice with respect to any of the Guaranteed Obligations or this Guarantee;

(ii) any requirement that the Agents, any Secured Party or any other Person protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or assert any remedy or take any action against any Borrower, any other Person or any collateral;

(iii) any duty on the part of the Agents or any Secured Party to disclose to the Guarantors any matter, fact or thing relating to the business, operation or condition of any Borrower or its assets now known or hereafter known by the Agents or such Secured Party;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

(v) any defense based upon any legal disability or other defense of any Borrower, or by reason of the cessation or limitation of the liability of such Borrower from any cause (other than full payment of all Guaranteed Obligations),

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including, but not limited to, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;

(vi) any defense based upon any legal disability or other defense of any other Guarantor or other Person;

(vii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(viii) any defense based on legal prohibition of the Agents’ or any Secured Party’s acceleration of the maturity of the Guaranteed Obligations during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of the Secured Parties with respect to the Guaranteed Obligations and the security therefor; and

(ix) the benefits of any statute of limitation affecting the liability of the Guarantors hereunder or the enforcement hereof.

(b) Without limiting the generality of any other provision of this Guarantee, the Guarantors waive all rights and defenses arising out of an election of remedies by the Agents or any Secured Party.

Section 4. Right of Contribution.

(a) To the extent that any Guarantor shall make a payment under this Guarantee (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the “Guarantee Termination Date” (as defined in Section 10 below), such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b ) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 4 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 4 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guarantee.

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(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Guarantors against other Guarantors under this Section 4 shall be exercisable following the Guarantee Termination Date.

(f) Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 below. The provisions of this Section 4 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Section 5. Waiver of Subrogation and Contribution. Each Guarantor hereby irrevocably waives, until the Guarantee Termination Date has occurred, any claims and other rights that it now has or may hereafter acquire against the Borrowers or the other Guarantors that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guarantee or any other Financing Document or any Hedging Contract or Banking Services Agreement, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents or any Secured Party against the Borrowers, the other Guarantors or any collateral that the Agents or any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrowers, directly or indirectly, in cash or other property, by setoff or in any other manner, payment or security on account of any such claim or other right. If any amount is paid to the Guarantors in violation of the preceding sentence and the Guarantee Termination Date has not occurred, such amount shall be deemed to have been paid to the Guarantors for the benefit of, and held in trust for the benefit of, the Agents and the Secured Parties and shall be forthwith paid to the Collateral Agent for the benefit of the Secured Parties to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the other Financing Documents. The Guarantors acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Section 5 is knowingly made in contemplation of such benefits.

Section 6. Amendments, Etc. Except as provided in Section 16 below, no amendment or waiver of any provision of this Guarantee or consent to any departure by the Guarantors therefrom shall in any event be effective unless the same is in writing and signed by the Agents, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including communication by telecopier) and shall be mailed, telecopied or delivered to the Guarantors or the Agents, as the case may be, at the address therefor (or, in the case of the Guarantors, for Michael Kors (USA), Inc.) set forth in the Credit Agreement or at such other address as may be designated by any such party in a written notice to the other parties complying with the terms of this section. All such notices and other communications shall be effective as provided in the Credit Agreement. Delivery by telecopier of an executed counterpart of any amendment or waiver of, or consent to departure from, any provision of this Guarantee shall be effective as delivery of an originally executed counterpart thereof.

Section 8. No Waiver; Remedies. No failure on the part of the Agents or any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any right hereunder shall preclude any other or further exercise

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thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 9. Right of Setoff. Upon the occurrence and during the continuation of any Event of Default, each Lender, Agent and Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, Agent or Issuing Bank to or for the credit or the account of the Guarantors against any and all of the obligations of the Guarantors now or hereafter existing under this Guarantee, irrespective of whether such Lender, Agent or Issuing Bank has made any demand under this Guarantee and although such obligations may be contingent and unmatured. Each Lender, Agent and Issuing Bank agrees to notify the Guarantors promptly after any such setoff and application made by such Lender, Agent or Issuing Bank; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender, Agent and Issuing Bank under this section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Agent or Issuing Bank may have.

Section 10. Continuing Guarantee. This Guarantee is a continuing guaranty and shall (a) remain in full force and effect until the date of payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guarantee (in each case, other than (x) Derivative Obligations as to which arrangements satisfactory to the Agents shall have been made, (y) Cash Management Obligations as to which arrangements satisfactory to the Agents shall have been made and (z) contingent obligations for indemnification) and expiration or termination of the Commitments and all Letters of Credit or, in the case of Letters of Credit, cash collateralization thereof in accordance with the Credit Agreement (such date, the “Guarantee Termination Date”), (b) be binding upon the Guarantors and their successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer any or all of its rights and obligations under the Financing Documents to any other Person, and such other Person shall thereupon become vested with all of the rights in respect thereof granted to such Lender herein or otherwise, subject, however, to the provisions of Article VIII (concerning the Agents) and Section 9.04 of the Credit Agreement.

Section 11. GOVERNING LAW. THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 12. Headings. The section and subsection headings used herein have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Guarantee.

Section 13. Execution in Counterparts. This Guarantee may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Guarantee shall be effective as delivery of an originally executed counterpart of this Guarantee.

Section 14. WAIVER OF JURY TRIAL. IN CONNECTION WITH ANY ACTION OR PROCEEDING, WHETHER BROUGHT IN STATE OR FEDERAL COURT, THE GUARANTORS, THE SECURED PARTIES AND THE AGENTS HEREBY EXPRESSLY, INTENTIONALLY AND

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IRREVOCABLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE TO TRIAL BY JURY OF ANY CLAIM.

Section 15. Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against any other Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined) or against any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations (each an “Obligor”), or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations, provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, such Guarantor may make loans to and receive payments with respect to such Intercompany Indebtedness from each such Obligor to the extent not prohibited by the terms of the Financing Documents. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties and the Agents in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until this Guarantee has terminated in accordance with Section 10 hereof. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until the Guarantee Termination Date shall have occurred; provided, that notwithstanding anything in the foregoing to the contrary, indebtedness in respect of the promissory notes set forth on Schedule A hereto shall not constitute Intercompany Indebtedness for purposes of this Section 15 and shall not be subject to the provisions of this Section 15. Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the Guarantee Termination Date, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Secured Parties. If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the termination of this Guarantee in accordance with Section 10, no Guarantor will assign or transfer to any Person (other than the Administrative Agent or another Guarantor) any claim any such Guarantor has or may have against any Obligor.

Section 16. Supplemental Guarantors. Pursuant to Section 5.11 of the Credit Agreement, additional Subsidiaries shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Administrative Agent a supplemental guaranty in the form of Annex I attached hereto (with blanks appropriately filled in and any other modifications as shall be acceptable to the Administrative Agent), together with such additional supporting documentation required pursuant to Section 5.11 of the Credit Agreement.

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Section 17. Judgment Currency. For the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by any Secured Party (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Secured Party (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Secured Party (including the Administrative Agent), as the case may be, in the Specified Currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party (including the Administrative Agent), as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds (a) the sum originally due to any Secured Party (including the Administrative Agent), as the case may be, in the Specified Currency and (b) amounts shared with other Secured Parties as a result of allocations of such excess as a disproportionate payment to such other Secured Party under Section 2.18 of the Credit Agreement, such Secured Party (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

Section 18. Financial Assistance.

(a) If and to the extent that a payment in fulfilling the guarantee obligations under this Guarantee of MK Switzerland or any other Guarantor organized under the laws of Switzerland (collectively with MK Switzerland, the “Swiss Guarantors”) would, at the time payment is due, under Swiss law and practice (inter alia, prohibiting capital repayments or restricting profit distributions) not be permitted, in particular if and to the extent that such Swiss Guarantor guarantees obligations other than obligations of one of its subsidiaries (i.e. obligations of its direct or indirect parent companies (up-stream guarantee) or sister companies (cross-stream guarantee)) (such obligations, “Restricted Obligations”), then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid; provided that such limited amount shall at no time be less than such Swiss Guarantor’s profits and reserves available for distribution as dividends (being the balance sheet profits and any reserves available for this purpose, in each case in accordance with art. 675(2) and art. 671(1) and (2), no. 3, of the Swiss Federal Code of Obligations) at the time or times payment under or pursuant to this Guarantee is requested from such Swiss Guarantor, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free such Swiss Guarantor from payment obligations hereunder in excess thereof, but merely postpone the payment date therefor until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Finance Documents including, in particular, Section 2.15(c) of the Credit Agreement shall be construed in a manner consistent with the provisos herein contained.

(b) In respect of Restricted Obligations, each Swiss Guarantor shall:

(i) if and to the extent required by applicable law in force at the relevant time:

A.	subject to any applicable double taxation treaty, deduct Swiss anticipatory tax (Verrechnungssteuer; “Swiss Withholding Tax”) at the rate of 35% (or

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such other rate as in force from time to time) from any payment made by it in respect of Restricted Obligations;

B.	pay any such deduction to the Swiss Federal Tax Administration; and

C.	notify (or ensure that the Company notifies) the Administrative Agent that such a deduction has been made and provide the Administrative Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration, all in accordance with Section 2.15(a) of the Credit Agreement; and

(ii) to the extent such a deduction is made, not be obliged to either gross-up in accordance with Section 2.15(a) of the Credit Agreement or indemnify the Secured Parties in accordance with Section 2.15(c) of the Credit Agreement in relation to any such payment made by it in respect of Restricted Obligations unless grossing-up is permitted under the laws of Switzerland then in force.

(c) If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Agents (or the other Secured Parties) to obtain a maximum benefit under the guarantee obligations of this Guarantee, each Swiss Guarantor undertakes to promptly implement all such measures and/or to promptly obtain the fulfilment of all prerequisites allowing it to promptly make the requested payment(s) hereunder from time to time, including the following:

(i)	preparation of an up-to-date audited balance sheet of such Swiss Guarantor;

(ii)	confirmation of the auditors of such Swiss Guarantor that the relevant amount represents the maximum freely distributable profits;

(iii)	approval by a quotaholders’ meeting of such Swiss Guarantor of the resulting profit distribution; and

(iv)	all such other measures necessary or useful to allow such Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

Section 19. Amendment and Restatement; No Novation of Original Guarantee. This Guarantee amends and restates in its entirety the Original Guarantee and this Guarantee is in no way intended to constitute a novation of any obligations owed by the Guarantors to the Agents or the other Secured Parties under the Original Guarantee, all of which are hereby reaffirmed, ratified and confirmed.

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IN WITNESS WHEREOF, the undersigned have executed this Guarantee as of the date first written above.

MICHAEL KORS (USA), INC.	MICHAEL KORS (EUROPE) B.V.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

MICHAEL KORS (CANADA) CO.	MICHAEL KORS (SWITZERLAND) GMBH

By:	By:
Name:	Name:
Title:	Title:

MICHAEL KORS HOLDINGS LIMITED	MICHAEL KORS CORPORATION

By:	By:
Name:	Name:
Title:	Title:

MICHAEL KORS, L.L.C.	MICHAEL KORS INTERNATIONAL LIMITED

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Second Amended and Restated Guarantee Agreement

MICHAEL KORS STORES (CALIFORNIA), INC.	MICHAEL KORS STORES, L.L.C.

By:	By:
Name:	Name:
Title:	Title:

MICHAEL KORS RETAIL, INC.	MICHAEL KORS (EUROPE) HOLDING COOPERATIE U.A.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

MICHAEL KORS (EUROPE) HOLDINGS B.V.	MICHAEL KORS (UK) LIMITED

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

Signature Page to Second Amended and Restated Guarantee Agreement

SCHEDULE A

SPECIFIED INTERCOMPANY NOTES

1. Promissory Note dated as of January 29, 2003 issued by Michael Kors (USA), Inc. in favor of Michael Kors (Switzerland) GmbH (as assignee of Michael Kors Corporation) in the principal amount of $20,000,000.

2. Promissory Note dated as of June 10, 2004 issued by Michael Kors (USA), Inc. in favor of Michael Kors (Switzerland) GmbH (as assignee of Michael Kors Corporation) in the principal amount of $10,000,000.

3. Promissory Note dated as of July 12, 2004 issued by Michael Kors (USA), Inc. in favor of Michael Kors (Switzerland) GmbH (as assignee of Michael Kors Corporation) in the principal amount of $10,000,000.

4. Promissory Note dated as of December 10, 2004 issued by Michael Kors (USA), Inc. in favor of Michael Kors (Switzerland) GmbH (as assignee of Michael Kors Corporation) in the principal amount of $10,000,000.

5. Promissory Note dated as of June 7, 2005 issued by Michael Kors (USA), Inc. in favor of Michael Kors (Switzerland) GmbH (as assignee of Michael Kors Corporation) in the principal amount of $15,000,000.

6. Promissory Note dated as of October 21, 2005 issued by Michael Kors (USA), Inc. in favor of Michael Kors (Switzerland) GmbH (as assignee of Michael Kors Corporation) in the principal amount of $5,000,000.

ANNEX I TO SECOND AMENDED AND RESTATED GUARANTEE AGREEMENT

Reference is hereby made to (i) the Second Amended and Restated Guarantee Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), dated as of September 15, 2011, made by and among MICHAEL KORS (USA), INC., a Delaware corporation (the “Company”), MICHAEL KORS (EUROPE) B.V., a Dutch private limited liability company with its corporate seat in Amsterdam, The Netherlands (“MKE”), MICHAEL KORS (CANADA) CO., an unlimited liability corporation incorporated under the laws of the Province of Nova Scotia (“MK Canada”), MICHAEL KORS (SWITZERLAND) GMBH, a company organized under the laws of Switzerland (“MK Switzerland” and, collectively with the Company, MKE and MK Canada, the “Borrowers”), MICHAEL KORS HOLDINGS LIMITED, a British Virgin Islands company (“MK Holdings”), MICHAEL KORS CORPORATION, a British Virgin Islands company (“MKC”), MICHAEL KORS, L.L.C., a Delaware limited liability company (“MK Licensing”), MICHAEL KORS INTERNATIONAL LIMITED, a British Virgin Islands company (“MK International”), MICHAEL KORS STORES (CALIFORNIA), INC., a Delaware corporation (“MK Stores California”), MICHAEL KORS STORES, L.L.C., a New York limited liability company (“MK Stores NY”), MICHAEL KORS RETAIL, INC., a Delaware corporation (“MK Retail”), MICHAEL KORS (EUROPE) HOLDING COOPERATIE U.A., a co-operative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) organized and existing under the laws of the Netherlands (“MKE Cooperatie”), MICHAEL KORS (EUROPE) HOLDINGS B.V., a private limited liability company incorporated under the laws of Curaçao (“MKE Holdings”) and MICHAEL KORS (UK) LIMITED, a private limited company incorporated under the laws of England and Wales with registered number 6481234 (“MK UK” and, together with the Borrowers, MK Holdings, MKC, MK Licensing, MK International, MK Stores California, MK Stores NY, MK Retail, MKE Cooperatie, MKE Holdings and any other guarantors made parties hereto pursuant to a supplement in the form of Annex I hereto, the “Guarantors” and each, individually, a “Guarantor”), in favor of the financial institutions (the “Lenders”) party from time to time to the Credit Agreement (defined below), JPMORGAN CHASE BANK, N.A., a New York banking corporation, as Administrative Agent (the “Administrative Agent”) for the Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent for the “Secured Parties” referred to in the Guarantee (the “Collateral Agent” and, together with the Administrative Agent, the “Agents”) and (ii) the Second Amended and Restated Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of September 15, 2011, made by and among the Guarantors (including in their capacities as Borrowers, to the extent applicable), the Lenders from time to time party thereto and the Agents. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guarantee.

By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [                                ] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, (i) a Guarantor under the Guarantee and (ii) a Guarantor and a Loan Party [and a [BVI][Canadian][Netherlands][UK] Loan Party][and a Swiss Subsidiary] under the Credit Agreement, and agrees to be bound by such Guarantee and Credit Agreement as if originally a party thereto. Without limiting the foregoing, the undersigned hereby absolutely and unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Guaranteed Obligations.1 The undersigned agrees that the Guarantee is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Article III of the Credit

[1]	Jurisdiction-specific limitations to be inserted.

Agreement made with respect to itself are true and correct in material all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guarantee as of this              day of                     , 20    .

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

2

EXHIBIT G

FORM OF AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

[ATTACHED]

EXECUTION COPY

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

This AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is dated as of September 15, 2011 and made by MICHAEL KORS (USA), INC., a Delaware corporation (the “Company”), MICHAEL KORS HOLDINGS LIMITED, a British Virgin Islands company (“MK Holdings”), MICHAEL KORS CORPORATION, a British Virgin Islands company (“MKC”), MICHAEL KORS, L.L.C., a Delaware limited liability company (“MK Licensing”), MICHAEL KORS INTERNATIONAL LIMITED, a British Virgin Islands company (“MK International”), MICHAEL KORS STORES (CALIFORNIA), INC., a Delaware corporation (“MK Stores California”), MICHAEL KORS STORES, L.L.C., a New York limited liability company (“MK Stores”) and MICHAEL KORS RETAIL, INC., a Delaware corporation (“MK Retail”), and any other grantors made parties hereto pursuant to a supplement in the form of Annex I hereto (collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Second Amended and Restated Credit Agreement referred to below, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Trade Capital, LLC), as collateral agent for the Lenders and the other “Secured Parties” referred to in the Credit Agreement (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”).

Recitals

The Agents, the Foreign Subsidiary Borrowers from time to time party thereto, the Grantors and the Lenders have entered into a Second Amended and Restated Credit Agreement, dated as of September 15, 2011 (said Agreement, as it may be amended, modified or restated from time to time, the “Credit Agreement”), with the Grantors.

In connection with the “Original Agreement” (as defined in the Credit Agreement), (i) the Company entered into an Amended and Restated Borrower Pledge and Security Agreement, dated as of August 30, 2007 , which in turn amended and restated a Borrower Pledge and Security Agreement, dated March 31, 2004, and (ii) each of MKC, MK Licensing, MK International, MK Stores California, MK Stores and MK Retail entered into separate Amended and Restated Pledge and Security Agreements, each dated as of August 30, 2007, each of which in turn amended and restated a Guarantor Pledge and Security Agreement, dated as of March 31, 2004 (each such agreement, as amended, supplemented or otherwise modified prior to the date hereof, and all such agreements being referred to collectively as the “Original Security Agreements”). The parties hereto desire to enter into this Agreement in order to collectively amend and restate the Original Security Agreements in their entirety.

It is a condition precedent to the extension of credit by the Lenders under the Credit Agreement that the Grantors shall have executed and delivered this Agreement.

Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein, and the rules of interpretation set forth in Section 1.03 of the Credit Agreement are incorporated herein by reference.

Agreement

NOW, THEREFORE, in order to induce the Lenders to enter into the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby represents, warrants, covenants, agrees, assigns and grants as follows:

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SECTION 1. Definitions. Unless the context otherwise requires, terms defined in the Uniform Commercial Code of the State of New York or any other state the laws of which are required as a result thereof to be applied in connection with the attachments, perfection or priority of, or remedies with respect to, the Lien on the Collateral created hereby (the “Uniform Commercial Code”) and not otherwise defined in this Agreement or in the Credit Agreement shall have the meanings defined for those terms in the Uniform Commercial Code. In addition, the following terms shall have the meanings respectively set forth after each:

“Collateral”: all present and future right, title and interest of any Grantor in or to any personal property or assets whatsoever, whether now owned or existing or hereafter arising or acquired and wheresoever located, and all rights and powers of any Grantor to transfer any interest in or to any personal property or assets whatsoever, including any and all of the following personal property:

(a) Intellectual Property, including registrations and applications for any of the foregoing in the United States Patent and Trademark Office, United States Copyright Office or in any other office or with any other official anywhere in the world or which are used in the United States or any state, territory or possession thereof, or in any other place, nation or jurisdiction anywhere in the world, including, without limitation, the Intellectual Property registrations and applications listed on Schedule F, attached hereto and made a part hereof, and (i) all renewals thereof, (ii) all income, royalties, license fees, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith and damages and payments for past or future infringements thereof, (iii) the right to sue for past, present and future infringements, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds thereof, and (iv) all rights corresponding thereto throughout the world; provided, however, that the Collateral shall not include any “intent-to-use” based application for a trademark or service mark until such time that a statement of use has been filed with the United States Patent and Trademark Office for such application;

(b) license agreements with any other party in connection with any Intellectual Property or such other party’s Intellectual Property applications, whether the applicable Grantor is a licensor or licensee under any such license agreement, including, but not limited to, the license agreements listed on Schedule G attached hereto and made a part hereof, and the right to prepare for sale, sell and advertise for sale, all of the inventory now or hereafter owned by any Grantor and now or hereafter covered by such license agreements (all of the foregoing being hereinafter referred to collectively as the “Licenses”);

(c) the goodwill of any Grantor’s business connected with and symbolized by the trademarks or service marks owned by such Grantor;

(d) All present and future accounts, accounts receivable, agreements, guaranties, contracts, leases, licenses, contract rights, and other rights to payment (collectively, the “Accounts”), together with all instruments, documents, chattel paper, security agreements, guaranties, undertakings, surety bonds, insurance policies, notes and drafts, all other supporting obligations and all forms of obligations owing to any Grantor or in which any Grantor may have any interest, however created or arising;

(e) All present and future general intangibles, payment intangibles, letters of credit, letter of credit rights and other rights to payment, all tax refunds of every kind and nature to which any Grantor now or hereafter may become entitled, however arising, all other refunds, and all deposits, goodwill, choses in action, trade secrets, computer programs, software, customer lists, licenses, technology, processes, proprietary information, insurance proceeds and warranties;

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(f) All present and future (i) demand, time, savings, passbook, deposit and like accounts (general or special), (ii) security entitlements, securities accounts, commodity accounts, investment and/or brokerage accounts and (iii) other investment property and all dividends, distributions (in cash or in kind) or liquidation payments with respect thereto (collectively, the “Deposit Accounts”) in which any Grantor has any interest which are maintained with any bank, savings and loan association, credit union, securities company or like organization, including each account listed on Schedule C attached hereto and made a part hereof, and all money, cash and cash equivalents, investment property, dividends or distributions of any Grantor, whether or not deposited in any Deposit Account;

(g) All present and future books and records, including books of account and ledgers of every kind and nature, all electronically recorded data relating to any Grantor or the business thereof, all receptacles and containers for such records, and all files and correspondence;

(h) All present and future goods, including all equipment, machinery, spare parts, tools, molds, dies, furniture, furnishings, fixtures, trade fixtures, motor vehicles and all other goods used in connection with or in the conduct of any Grantor’s business (collectively, the “Equipment”);

(i) All present and future inventory and merchandise, including all present and future goods held for sale or lease or to be furnished under a contract of service, all recorded media, all raw materials, work in process and finished goods, all packing materials, supplies and containers relating to or used in connection with any of the foregoing, and all bills of lading, warehouse receipts and documents of title relating to any of the foregoing (collectively, the “Inventory”);

(j) All commercial tort claims, including those specifically described on Schedule H hereto;

(k) All present and future accessions, appurtenances, components, repairs, repair parts, spare parts, replacements, substitutions, additions, issue and/or improvements to or of or with respect to any of the foregoing;

(l) All rights, remedies, powers and/or privileges of any Grantor with respect to any of the foregoing;

(m) Any and all proceeds and products of the foregoing, including all money, accounts, general intangibles, Deposit Accounts, documents, instruments, letter-of-credit rights, investment property, chattel paper, goods, insurance proceeds and any other tangible or intangible property received upon the sale or disposition of any of the foregoing; and

(n) to the extent not included in the foregoing, all other accounts, general intangibles, instruments, investment property, documents, chattel paper, goods, moneys, letters of credit, letter of credit rights, certificates of deposit, deposit accounts, commercial tort claims, oil, gas and minerals, and all other property and interests in property of each Grantor, whether tangible or intangible;

provided, however, that notwithstanding any of the other provisions set forth in this Agreement, this Agreement shall not constitute a grant of a security interest in, and “Collateral” shall not include, (a) any property to the extent that a grant of a security interest therein (i) is prohibited by any applicable law, rule or regulation or determination of any Governmental Authority binding upon any Grantor or its properties, (ii) requires the consent of any Governmental Authority not obtained or (iii) is prohibited by, or constitutes a breach or default under, or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or governing such property or, in the case of any investment property or other equity interest, any applicable

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shareholder or similar agreement (to the extent such contract, license, agreement, instrument, or other document, or shareholder or similar agreement, is otherwise permitted under, or not prohibited by, the Credit Agreement), except to the extent that such law, rule or regulation or determination, or the term in such contract, license, agreement, instrument or other documents, or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law or (b) any voting stock or similar equity interest of any direct Foreign Subsidiary of any Grantor that is a Domestic Subsidiary of MK Holdings in excess of 65% of the total outstanding voting stock or other similar equity interest of such Subsidiary.

“Deposit Account Control Agreement”: a control agreement, restricted-account agreement or similar agreement or document, in each case in form and substance reasonably satisfactory to the Administrative Agent and entered into for the purpose of perfecting a security interest in one or more Deposit Accounts of the Grantors that are deposit accounts, securities accounts or commodities accounts.

SECTION 2. Creation of Security Interest; Reaffirmation; Amendment and Restatement. Each of the Grantors hereby assigns and pledges to the Collateral Agent, for the ratable benefit of each Secured Party, and grants to the Collateral Agent, for the ratable benefit of each Secured Party, a security interest in and to, all right, title and interest of such Grantor in and to all presently existing and hereafter acquired Collateral. Without limiting the foregoing, each Grantor party to an Original Security Agreement reaffirms the assignments, pledges and grants of any and all security interests made under the terms and conditions of such Original Security Agreement as of the earliest date such security interest was granted and agrees that such assignments, pledges and security interests (including, without limitation, any filings made in connection therewith) remain in full force and effect and are hereby ratified, reaffirmed and confirmed in order to secure the prompt and complete payment and performance of the Obligations, with the same force, effect and priority in effect both immediately prior to and after entering into this Agreement. Each Grantor acknowledges and agrees with the Agents that the Original Security Agreements are amended and restated collectively and in their entirety pursuant to the terms hereof; provided, that this Agreement is in no way intended to constitute a novation of any obligations owed by the Grantors to the Agents or the other Secured Parties under the Original Security Agreements, all of which are hereby reaffirmed, ratified and confirmed.

SECTION 3. Security for Obligations. This Agreement and the assignments and pledges made and reaffirmed, and security interests granted and reaffirmed herein secure the prompt payment, in full in cash, and full performance of all “Obligations” as defined in the Credit Agreement, including obligations of the Borrowers and the Guarantors to any or all of the Lenders and/or the Agents now or hereafter existing under any Financing Document, whether for principal, interest, fees, expenses or otherwise, including all obligations of the Borrowers and the Guarantors now or hereafter existing under this Agreement and all interest that accrues (whether or not allowed) at the then applicable rate (including interest at the default rate described in Section 2.11(c) of the Credit Agreement) specified in the Credit Agreement on all or any part of any of such obligations after the filing of any petition or pleading against the Borrowers or the Guarantors for a proceeding under any bankruptcy or related law, together with all Derivative Obligations and Banking Services Obligations of the Loan Parties and their Subsidiaries owing to one or more Lenders or their respective Affiliates.

SECTION 4. Further Assurances. (a) At any time and from time to time at the request of either Agent, each Grantor shall execute and deliver to the Agents, at such Grantor’s expense, all such financing statements and other instruments, certificates and documents in form and substance reasonably satisfactory to the Agents, and perform all such other acts as shall be necessary or reasonably desirable to fully perfect or protect or maintain, when filed, recorded, delivered or performed, the Secured Parties’ security interests granted pursuant to this Agreement or to enable the Secured Parties to exercise and enforce their rights and remedies hereunder with respect to any Collateral. Without limiting the

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generality of the foregoing, each Grantor: (i) shall, at the reasonable request of either Agent, mark conspicuously each document included in the Inventory and each other contract relating to the accounts included in the Accounts (excluding invoices), and all chattel paper, instruments and other documents and each of its records pertaining to the Collateral, with a legend, in form and substance reasonably satisfactory to the Agents, indicating that such document, contract, chattel paper, instrument or Collateral is subject to the security interest granted hereby, provided that such Grantor shall be required to so mark each such document, contract, chattel paper, instrument and record only to the extent that the same is in such Grantor’s possession; (ii) shall, at the request of either Agent, if any Collateral shall constitute or be evidenced by a promissory note or other instrument in a principal amount in excess of $1,000,000, deliver and pledge to the Collateral Agent, for the ratable benefit of the Secured Parties, such note or other instrument duly endorsed and accompanied by duly executed undated instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Agents; (iii) hereby authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or reasonably desirable, or as either Agent may reasonably request, in order to perfect and preserve, with the required priority, the security interests granted, or purported to be granted hereby; (iv) shall, at the request of either Agent but subject to the requirements of Section 5.12 of the Credit Agreement, (A) use commercially reasonably efforts to cause Deposit Account Control Agreements to be executed by all parties necessary to establish “control” as defined in the Uniform Commercial Code in favor of the Collateral Agent with respect to all Deposit Accounts that are deposit accounts (other than Excluded Deposit Accounts), securities accounts or commodities accounts located in the United States designated by either Agent and (B) with respect to Deposit Accounts that are deposit accounts (other than Excluded Deposit Accounts), securities accounts or commodities accounts located outside of the United States, use commercially reasonable efforts to grant the Collateral Agent a perfected security interest in such accounts under the laws of the jurisdiction governing such accounts in a manner that is reasonably satisfactory to the Agents; and (v) shall, in the case of leased locations where inventory is located other than leased retail stores and self-storage facilities at which the inventory has an aggregate value less than $1,000,000, use commercially reasonable efforts to obtain Inventory Consents from the applicable third party and, in the case of any owned locations, comply with Section 5.11(b) of the Credit Agreement.

(b) At any time and from time to time, the Collateral Agent shall be entitled to file and/or record any or all such financing statements (including amendments thereto and continuations thereof), instruments and documents held by it, and any or all such further financing statements (including amendments thereto and continuations thereof), documents and instruments, relative to the Collateral or any part thereof in each instance, and to take all such other actions as the Collateral Agent may reasonably deem appropriate to perfect and to maintain perfected the security interests granted herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets of the debtor whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof.”

(c) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Grantor where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

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(d) Each Grantor shall furnish to the Agents from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as any Agent may reasonably request.

(e) Upon any Grantor’s obtaining any rights or interests in any tangible chattel paper or electronic chattel paper in an aggregate amount in excess of $1,000,000, such Grantor shall, in addition to all other acts required to be performed in respect thereof pursuant to this Agreement, promptly notify the Agents of such rights or interests.

SECTION 5. New Intellectual Property. Each Grantor represents and warrants that the Intellectual Property and Licenses listed on Schedules F and G constitute all of the significant Intellectual Property (for which registrations have been issued and/or applications have been filed by the Grantors as of the date hereof) and material license agreements relating to Intellectual Property entered into by the Grantors as of the date hereof. If, before the Agreement Termination Date (as defined in Section 20 below), any Grantor shall, after the date hereof, (i) obtain rights to any new Intellectual Property for which registrations have been issued and/or applications for registration and/or issuance have been filed or (ii) enter into any new Intellectual Property license agreements, the provisions of this Agreement shall automatically apply thereto, and such Grantor shall give to the Agents written notice thereof (provided, that, with respect to Intellectual Property license agreements such Grantor shall provide such notice of material Intellectual Property license agreements) in accordance with Section 8(j). Each Grantor hereby authorizes the Administrative Agent to modify this Agreement by amending Schedules F and G to include all such Intellectual Property and license agreements.

SECTION 6. Restrictions on Future Agreements. Each Grantor agrees that until the Agreement Termination Date, such Grantor will not, without the Administrative Agent’s prior written consent, abandon any Intellectual Property, except as would not have a Material Adverse Effect, or enter into any agreement, including, without limitation, any license agreement (other than as necessary to maintain or protect any Intellectual Property), which is inconsistent with such Grantor’s obligations under this Agreement, and each Grantor further agrees that it will not take any action, or permit any action to be taken by any other Persons to the extent that such Persons are subject to its control, including licensees, or fail to take any action, which would affect the validity, priority, perfection or enforcement of the rights transferred to the Agents, or any one of them, under this Agreement, and any such agreement or action if it shall take place shall be null and void and of no effect whatsoever.

SECTION 7. Grantors’ Representations and Warranties. Each Grantor represents and warrants (and, to the extent applicable, covenants) as follows:

(a) (i) The locations listed in Part I of Schedule A attached hereto and made a part hereof constitute all locations, by street address, at which Equipment is located as of the date of this Agreement; and the locations referred to in Part II of Schedule A attached hereto constitute all locations, by street address, at which Inventory is located as of the date of this Agreement; (ii) the chief executive office of such Grantor is located as of the date of this Agreement (and has been located for the past five (5) years) at the address set forth for such Grantor on Schedule B attached hereto and made a part hereof; (iii) all records concerning any Account and all originals of all contracts and other writings which evidence any Account are located as of the date of this Agreement at the addresses listed on Schedule B attached hereto; (iv) such Grantor’s exact legal name (as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization), and the place of formation of such Grantor, are, as of the date of this Agreement, (and have been for the past five (5) years) as set forth in Schedule E attached hereto; (v) each trade name or other fictitious name under which such Grantor conducts business, or has conducted business in the 12-month period preceding the

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Effective Date, is set forth on Schedule E attached hereto; and (vi) such Grantor’s state organizational identification number, if any, as of the date of this Agreement, is set forth on Schedule E attached hereto.

(b) Such Grantor is the legal and beneficial owner of the Collateral owned by it free and clear of all Liens except for Liens permitted by Section 6.02 of the Credit Agreement. Such Grantor has the power, authority and legal right to grant the security interest in the Collateral owned by it and purported to be granted hereby, and to execute, deliver and perform this Agreement. The pledge of the Collateral owned by it pursuant to this Agreement creates a valid security interest in such Collateral. Upon (i) the filing of appropriate financing statements in the filing offices set forth on Schedule E attached hereto, (ii) the making of appropriate filings with the United State Copyright Office and the United State Patent and Trademark Office, (iii) with respect to any Letter of Credit rights, obtaining the consent to the assignment of the proceeds of the relevant Letter of Credit by the issuer or any nominated person in respect thereof, except to the extent that such Letter of Credit right is a supporting obligation, (iv) the Secured Parties’ taking possession of all money of such Grantor, and (v) the execution of Deposit Account Control Agreements, the Secured Parties will have a first-priority (except for any Liens or security interests permitted under Section 6.02 of the Credit Agreement) perfected security interest in the Collateral owned by such Grantor for which perfection is governed by the UCC (other than in proceeds, to the extent such a security interest may be perfected under the UCC only by possession) or achieved by filing with the United States Copyright Office or the United States Patent and Trademark Office.

(c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority (other than such authorizations, approvals and other actions as have already been taken and are in full force and effect, the filings described in Section 5(b) above and compliance with the applicable perfection requirements, if any, of the laws of foreign jurisdictions) are required (i) for the pledge of the Collateral owned by it or the grant of the security interest in the Collateral owned by it by such Grantor hereby or for the execution, delivery or performance of this Agreement by such Grantor, or (ii) for the exercise by the Collateral Agent of the rights or remedies in respect of the Collateral hereunder.

(d) Schedule C attached hereto and made a part hereof sets forth all of such Grantor’s Deposit Accounts and all letters of credit issued for the benefit of the Grantors as of the date of this Agreement. Such Grantor has no chattel paper or electronic chattel paper as of the date of this Agreement.

(e) Schedule D attached hereto and made a part hereof sets forth all of such Grantor’s stock or other equity interests in its Subsidiaries and other investment property constituting Collateral (other than Deposit Accounts) and instruments as of the date of this Agreement.

(f) Schedule G sets forth a list of (i) all material license agreements to which the Grantors and any of their Subsidiaries are a party as a licensor and (ii) all material trademark license agreements and other material license agreements to which the Grantors or any Subsidiaries are a party as licensee, in each case as of the Effective Date.

(g) Schedule H attached hereto and made a part hereof sets forth in reasonable detail all of such Grantor’s commercial tort claims as of the date of this Agreement with respect to which such Grantor is claiming monetary damages of $1,000,000 or more and the aggregate amount of monetary damages claimed with respect to the commercial tort claims of all Grantors as of the date of this Agreement that are not set forth on Schedule H hereto does not exceed $5,000,000.

(h) Since the date of this Agreement, such Grantor has not made an assignment, transfer or agreement with respect to Intellectual Property in conflict with the provisions hereof or

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constituting a present or future assignment, transfer, or encumbrance on any of the Collateral other than as permitted under the Financing Documents.

(i) So long as the Agreement Termination Date has not occurred, it will not execute any effective security agreement or authorize the filing of any financing statement or similar instrument covering the Collateral except as otherwise contemplated or permitted hereby or by the Credit Agreement and the other Financing Documents.

(j) To the best of such Grantor’s knowledge and belief following diligent inquiry, no infringement or unauthorized use presently is being made of any of the Intellectual Property or Licenses which has or may reasonably be expected to have, alone or in the aggregate, a Material Adverse Effect.

(k) Such Grantor will not sell, assign or otherwise transfer any of its right, title or interest in any of the Intellectual Property except as permitted by the Credit Agreement.

SECTION 8. Grantors’ Covenants. In addition to the other covenants and agreements set forth herein and in the other Financing Documents, and except as otherwise expressly set forth in the Credit Agreement, each Grantor covenants and agrees as follows:

(a) Such Grantor will pay, prior to delinquency, all taxes, governmental charges, Liens and assessments against the Collateral owned by it, except those with respect to which the amount or validity is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Grantor.

(b) The Collateral will not be used in violation in any material respect of any law, regulation or ordinance applicable to such Grantor, nor used in any way that will void or impair any insurance required to be carried in connection therewith.

(c) Such Grantor will keep the Collateral owned by it in reasonably good repair, working order and operating condition (normal wear and tear excluded), and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and, as appropriate and applicable, will otherwise deal with the Collateral in all such ways as are considered customary practice by owners of like property.

(d) Such Grantor will take all reasonable steps to preserve and protect the Collateral.

(e) Such Grantor will maintain all insurance coverage required pursuant to the Financing Documents.

(f) Such Grantor will promptly notify the Agents in writing in the event of any material damage to the Collateral from any source whatsoever.

(g) Such Grantor will not (i) move its principal place of business or chief executive office, (ii) create any chattel paper in an amount in excess of $1,000,000 without promptly placing a legend on the chattel paper reasonably acceptable to the Collateral Agent indicating the Secured Parties’ security interest therein or (iii) change its legal name, its place of incorporation, formation or organization (as applicable) or its state organizational identification number, from those specified in the preamble to this Agreement and Schedule E, except in each case described above upon not less than 10 days’ prior written notice to the Agents and such Grantor’s prior compliance with all applicable requirements of Section 4 hereof necessary or reasonably desirable to perfect the Collateral Agent’s security interest hereunder for the benefit of the Secured Parties.

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(h) Such Grantor will give the Agents prompt notice after it acquires any Letter of Credit in an amount in excess of $1,000,000 issued for the benefit of such Grantor.

(i) Such Grantor will give the Agents notice of any “intent-to-use” filing which is delivered to or made with the United States Patent and Trademark Office regarding a trademark or service mark no less frequently than quarterly.

(j) Commencing with the fiscal quarter ending on or about December 31, 2011, the Borrower will provide to the Agents, concurrently with the delivery of the certificate of a Financial Officer of the Borrower as required by Section 5.01(d) of the Credit Agreement, updated versions of the Schedules to this Agreement (provided that if there have been no changes to any such Schedules since the previous updating thereof required hereby, the Borrower shall indicate that there has been “no change” to the applicable Schedule(s)). Nothing in this Section 8(j) shall limit the obligation of any Grantor to provide earlier notice of the information set forth in such Schedule to the extent required by the terms of this Agreement or any other Loan Document.

(k) Forthwith following execution of this Agreement, each Grantor incorporated in the British Virgin Islands (including MK Holdings, MKC and MK International) (each a “BVI Grantor”) shall:

(i) until the full and final unconditional discharge and release of the security granted or otherwise constituted pursuant to this Agreement (the “Discharge Date”), keep and maintain a register of charges (the “Register of Charges”), at such BVI Grantor’s registered office (the “Registered Office”) in the British Virgin Islands (the “BVI”), in accordance with Section 162(1) of the BVI Business Companies Act, 2004 (the “BVI Business Companies Act”);

(ii) until the Discharge Date, enter into the Register of Charges (and maintain therein) appropriate particulars of the security granted or otherwise constituted by this Agreement and any other security granted or otherwise constituted by such BVI Grantor in favour of the Collateral Agent (collectively the “Security”) (which particulars shall include all particulars required to be kept in such Register of Charges pursuant to the provisions of Section 162(1) of the BVI Business Companies Act), such particulars to be in form and substance reasonably satisfactory to the Collateral Agent;

(iii) provide a copy of the Register of Charges (containing all such particulars as referred to foregoing) to the Agents (such copy of the Register of Charges being certified, by a Director of such BVI Grantor, as a “true, accurate and complete copy of the original”); and

(iv) register, or cause to be registered, in accordance with Section 163 of the BVI Business Companies Act, appropriate particulars of the Security with the Registrar of Corporate Affairs (the “Registrar”) in the BVI (such particulars to be in form and substance satisfactory to the Collateral Agent), and such BVI Grantor shall cause such registration to be maintained until the Discharge Date, and such BVI Grantor shall forthwith, following such registration in accordance with Section 163 of the BVI Business Companies Act as referred to foregoing, provide a copy of the certificate of registration (as issued by the Registrar pursuant to Section 163(4)(b) of the BVI Business Companies Act) for the Security to the Agents (such copy of the certificate of registration being certified, by a Director of such BVI Grantor, as a “true, accurate and complete copy of the original”).

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SECTION 9. Collateral Agent’s Rights Regarding Collateral. At any time and from time to time, the Collateral Agent (for the benefit of the Secured Parties) may, to the extent necessary or desirable to protect the security hereunder, but the Collateral Agent shall not be obligated to: (a) visit and inspect any Grantor’s properties and examine and make abstracts from any of its books and records and discuss the affairs, finances, accounts and such books and records of such Grantor and its Subsidiaries with officers and senior employees of such Grantor and its Subsidiaries and with its accountants, in each case to the extent permitted and otherwise in accordance with Section 5.04 of the Credit Agreement or (b) if an Event of Default has occurred and is continuing, at the expense of the Grantors, perform any obligation of the Grantors under this Agreement. At any time and from time to time after an Event of Default has occurred and is continuing, at the expense of the Grantors, the Collateral Agent (for the benefit of the Secured Parties) may, to the extent necessary or reasonably desirable to protect the security hereunder, but the Collateral Agent shall not be obligated to: (i) notify obligors on the Collateral that the Collateral has been assigned as security to the Collateral Agent for the benefit of the Secured Parties; (ii) at any time and from time to time request from obligors on the Collateral, in the name of the Grantors or in the name of the Secured Parties, information concerning the Collateral and the amounts owing thereon; and (iii) direct obligors under the contracts or other Accounts included in the Collateral to which any Grantor is party to direct their performance to the Collateral Agent or the Administrative Agent. Any such direction letter referred to in clause (iii) of the immediately preceding sentence shall be in the form attached to the Credit Agreement as Exhibit K or shall be in such other form reasonably acceptable to the Collateral Agent. Each Grantor shall keep proper books and records and accounts in which full, true and correct entries in conformity with GAAP and all applicable laws, rules and regulations shall be made of all material dealings and transactions pertaining to the Collateral. To the extent provided in Section 5.04 of the Credit Agreement, the Collateral Agent shall at all reasonable times on reasonable notice have full access to and the right to audit any and all of the Grantors’ books and records pertaining to the Collateral, and to confirm and verify the value of the Collateral. No Secured Party shall be under any duty or obligation whatsoever to take any action to preserve any rights of or against any prior or other parties in connection with the Collateral, to exercise any voting rights or managerial rights with respect to any Collateral or to make or give any presentments for payment, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor or notices of any other nature whatsoever in connection with the Collateral or the Obligations. Subject to the Collateral Agent’s obligation to exercise reasonable care with respect to any Collateral in its possession, custody or control as set forth in Section 9 hereof, no Secured Party shall be under any duty or obligation whatsoever to take any action to protect or preserve the Collateral or any rights of the Grantors therein, or to make collections or enforce payment thereon, or to participate in any foreclosure or other proceeding in connection therewith. Nothing contained herein or in any consent by the Collateral Agent shall constitute an assumption by the Secured Parties of any obligations of any Grantor under the contracts assigned hereunder unless the Collateral Agent shall have given written notice to the counterparty to such assigned contract of the Secured Parties’ intention to assume such contract. Such Grantor shall continue to be liable for performance of its obligations under such contracts.

SECTION 10. Collections on Collateral. Except as provided to the contrary in the Credit Agreement, each Grantor shall have the right to use and to continue to make collections on and receive dividends and other proceeds from all of the Collateral in the ordinary course of business so long as no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent, each Grantor’s right to make collections on and receive dividends and other proceeds of the Collateral and to use or dispose of such collections and proceeds shall terminate, and any and all dividends, proceeds and collections, including all partial or total prepayments, then held or thereafter received on or on account of the Collateral will be held or received by such Grantor in trust for the Secured Parties and promptly delivered in kind to the Collateral Agent (duly endorsed to the Collateral Agent, if required), to be applied to the Obligations or held as Collateral, as the Collateral Agent shall elect. Upon the occurrence and during the continuance of an

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Event of Default, the Collateral Agent shall at its election have the right at all times to receive, receipt for, endorse, assign, deposit and deliver, in the name of the Administrative Agent, the Collateral Agent or the Lenders or in the name of the Grantors, any and all checks, notes, drafts and other instruments for the payment of money constituting proceeds of or otherwise relating to the Collateral; and each Grantor hereby authorizes the Collateral Agent to affix, by facsimile signature or otherwise, the general or special endorsement of such Grantor, in such manner as the Collateral Agent shall deem advisable, to any such instrument in the event the same has been delivered to or obtained by the Collateral Agent without appropriate endorsement, and the Collateral Agent and any collecting bank are hereby authorized to consider such endorsement to be a sufficient, valid and effective endorsement by such Grantor, to the same extent as though it were manually executed by the duly authorized representative of such Grantor, regardless of by whom or under what circumstances or by what authority such endorsement actually is affixed, without duty of inquiry or responsibility as to such matters, and each Grantor hereby expressly waives demand, presentment, protest and notice of protest or dishonor and all other notices of every kind and nature with respect to any such instrument.

SECTION 11. Possession of Collateral by the Collateral Agent. All the Collateral now, heretofore or hereafter delivered to the Collateral Agent shall be held by the Collateral Agent in its possession, custody and control. Any or all of the Collateral delivered to the Collateral Agent constituting cash or cash equivalents shall, prior to the occurrence of any Event of Default, be held in an interest-bearing account with the Administrative Agent, and shall be, upon request of any Grantor, invested in investments permitted by Section 6.04 of the Credit Agreement. Nothing herein shall obligate the Collateral Agent to obtain any particular return thereon. Upon the occurrence and during the continuance of an Event of Default, whenever any of the Collateral is in the Collateral Agent’s possession, custody or control, the Collateral Agent may use, operate and consume the Collateral, whether for the purpose of preserving and/or protecting the Collateral, or for the purpose of performing any of the Grantors’ obligations with respect thereto, or otherwise, and, subject to the terms of Section 2.16 of the Credit Agreement, any or all of the Collateral delivered to the Collateral Agent constituting cash or cash equivalents shall be applied by the Collateral Agent to payment of the Obligations to the extent permitted by the terms of the Credit Agreement or otherwise held as Collateral as the Collateral Agent shall elect. The Collateral Agent may at any time deliver or redeliver the Collateral or any part thereof to any Grantor, and the receipt of any of the same by such Grantor shall be complete and full acquittance for the Collateral so delivered, and the Collateral Agent thereafter shall be discharged from any liability or responsibility arising after such delivery to such Grantor. So long as the Collateral Agent exercises reasonable care with respect to any Collateral in its possession, custody or control, neither the Collateral Agent nor the any other Secured Party shall have any liability for any loss of or damage to any Collateral, and in no event shall the Collateral Agent or the Secured Parties have liability for any diminution in value of Collateral occasioned by economic or market conditions or events, absent the gross negligence or willful misconduct of the Collateral Agent or any of the Secured Parties. The Collateral Agent shall be deemed to have exercised reasonable care within the meaning of the preceding sentence if the Collateral in the possession, custody or control of the Collateral Agent is accorded treatment substantially equal to that which the Collateral Agent accords similar property for its own account, it being understood that neither the Collateral Agent nor the Secured Parties shall have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not either of the Collateral Agent or any Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

SECTION 12. Remedies.

(a) Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Grantors shall be in default hereunder and the Collateral Agent for the benefit

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of the Secured Parties shall have, in any jurisdiction where enforcement is sought, in addition to all other rights and remedies that the Collateral Agent on behalf of the Secured Parties may have under this Agreement and under applicable laws or in equity, all rights and remedies of a secured party under the Uniform Commercial Code as enacted in any such jurisdiction in effect at that time, and in addition the following rights and remedies, all of which may be exercised with or without further notice to the Grantors except such notice as may be specifically required by applicable law: (i) to foreclose the Liens and security interests created hereunder or under any other Financing Document by any available judicial procedure or without judicial process; (ii) to enter any premises where any Collateral may be located for the purpose of securing, protecting, inventorying, appraising, inspecting, repairing, preserving, storing, preparing, processing, taking possession of or removing the same; (iii) to sell, assign, lease or otherwise dispose of any Collateral or any part thereof, either at public or private sale or at any broker’s board, in lot or in bulk, for cash, on credit or otherwise, with or without representations or warranties and upon such terms as shall be commercially reasonable; (iv) to notify obligors on the Collateral that the Collateral has been assigned to the Collateral Agent for the benefit of the Secured Parties and that all payments thereon, or performance with respect thereto, are to be made directly and exclusively to the Collateral Agent for the account of the Secured Parties; (v) to collect by legal proceedings or otherwise all dividends, distributions, interest, principal or other sums now or hereafter payable upon or on account of the Collateral; (vi) to enter into any extension, reorganization, disposition, merger or consolidation agreement, or any other agreement relating to or affecting the Collateral, and in connection therewith the Collateral Agent may deposit or surrender control of the Collateral and/or accept other property in exchange for the Collateral as the Collateral Agent reasonably deems appropriate and is commercially reasonable; (vii) to settle, compromise or release, on terms acceptable to the Collateral Agent, in whole or in part, any amounts owing on the Collateral and/or any disputes with respect thereto; (viii) to extend the time of payment, make allowances and adjustments and issue credits in connection with the Collateral in the name of the Collateral Agent for the benefit of the Secured Parties or in the name of the Grantors; (ix) to enforce payment and prosecute any action or proceeding with respect to any or all of the Collateral and take or bring, in the name of the Secured Parties or in the name of the Grantors, any and all steps, actions, suits or proceedings deemed necessary or reasonably desirable by the Collateral Agent to effect collection of or to realize upon the Collateral, including any judicial or nonjudicial foreclosure thereof or thereon, and each Grantor specifically consent to any nonjudicial foreclosure of any or all of the Collateral or any other action taken by the Secured Parties which may release any obligor from personal liability on any of the Collateral, and each Grantor waives, to the extent permitted by applicable law, any right to receive notice of any public or private judicial or nonjudicial sale or foreclosure of any security or any of the Collateral, and any money or other property received by the Collateral Agent in exchange for or on account of the Collateral, whether representing collections or proceeds of Collateral, and whether resulting from voluntary payments or foreclosure proceedings or other legal action taken by the Collateral Agent or any Grantor may be applied by the Collateral Agent, without notice to any Grantor, to the Obligations in such order and manner as the Collateral Agent in its sole discretion shall determine; (x) to insure, protect and preserve the Collateral; (xi) to exercise all rights, remedies, powers or privileges provided under any of the Financing Documents; (xii) to remove, from any premises where the same may be located, the Collateral and any and all documents, instruments, files and records, and any receptacles and cabinets containing the same, relating to the Collateral, and the Collateral Agent may, at the cost and expense of the Grantors, use such of their supplies, equipment, facilities and space at its places of business as may be necessary or appropriate to properly administer, process, store, control, prepare for sale or disposition and/or sell or dispose of the Collateral or to properly administer and control the handling of collections and realizations thereon, and the Collateral Agent shall be deemed to have a rent-free tenancy of any premises of any Grantor for such purposes and for such periods of time as reasonably required by the Collateral Agent; (xiii) concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Collateral consisting of instruments, securities or other investment property of such Grantor, to exchange certificates or instruments representing or evidencing such Collateral for certificates or instruments of smaller or larger

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denominations and exercise the voting and all other rights as a holder with respect thereto; and (xiv) to give notice of sole control or any other instruction under any Deposit Account Control Agreement or and take any action therein with respect to such Collateral. Each Grantor will, at the Collateral Agent’s request, assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent may designate, whether at the premises of such Grantor or elsewhere, and will make available to the Collateral Agent, free of cost, all premises, equipment and facilities of such Grantor for the purpose of the Collateral Agent’s taking possession of the Collateral or storing the same or removing or putting the Collateral in salable form or selling or disposing of the same.

(b) Possession by the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent also shall have the right, without notice or demand, either in person, by the Collateral Agent or by a receiver to be appointed by a court in accordance with the provisions of applicable law (and each Grantor hereby expressly consents, to the fullest extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default to the appointment of such a receiver), and, to the extent permitted by applicable law, without regard to the adequacy of any security for the Obligations, to take possession of the Collateral or any part thereof and to collect and receive the rents, issues, profits, income and proceeds thereof. The taking possession of the Collateral by the Collateral Agent shall not cure or waive any Event of Default or notice thereof or invalidate any act done pursuant to such notice. The rights, remedies and powers of any receiver appointed by a court shall be as ordered by said court.

(c) Sale of Collateral. Any public or private sale or other disposition of the Collateral may be held at any office of the Collateral Agent, or at any Grantor’s place of business, or at any other place permitted by applicable law, and without the necessity of the Collateral’s being within the view of prospective purchasers. The Collateral Agent may direct the order and manner of sale of the Collateral, or portions thereof, as it in its sole and absolute discretion may determine provided such sale is commercially reasonable, and each Grantor expressly waives, to the extent permitted by applicable law, any right to direct the order and manner of sale of any Collateral. The Secured Parties or any Person acting on the Secured Parties’ behalf may bid and purchase at any such sale or other disposition. In addition to the other rights of the Collateral Agent and the Secured Parties hereunder, each Grantor hereby grants to the Collateral Agent, the Administrative Agent and the Secured Parties a license or other right to use, without charge, but only after the occurrence and during the continuance of an Event of Default, such Grantor’s labels, copyrights, patents, rights of use of any name, trade names, trademarks and advertising matter, or any property of a similar nature, in advertising for sale and selling any Collateral.

(d) Notice of Sale. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give each Grantor reasonable notice of the time and place of any public sale thereof or of the time on or after which any private sale thereof is to be made. The requirement of reasonable notice conclusively shall be met if such notice is mailed, certified mail, postage prepaid, to such Grantor at its address set forth on the signature pages hereto or delivered or otherwise sent to such Grantor, at least ten (10) Business Days before the date of the sale. Each Grantor expressly waives, to the fullest extent permitted by applicable law, any right to receive notice of any public or private sale of any Collateral or other security for the Obligations except as expressly provided for in this paragraph. The Collateral Agent shall not be obligated to make any sale of the Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Collateral may have been given. The Collateral Agent may, without notice or publication, except as required by applicable law, adjourn the sale from time to time by announcement at the time and place fixed for sale; and such sale may, without further notice (except as required by applicable law), be made at the time and place to which the same was so adjourned.

13

(e) Title of Purchasers. Upon consummation of any sale of Collateral hereunder, the Collateral Agent on behalf of the Secured Parties shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the Collateral so sold absolutely free from any claim or right upon the part of any Grantor or any other Person claiming through such Grantor, and each Grantor hereby waives (to the extent permitted by applicable laws) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. If the sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral Agent shall not be required to apply any portion of the sale price to the Obligations until such amount actually is received by the Collateral Agent, and any Collateral so sold may be retained by the Collateral Agent until the sale price is paid in full by the purchaser or purchasers thereof. The Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to pay for the Collateral so sold, and, in case of any such failure, the Collateral may be sold again.

(f) Disposition of Proceeds of Sale. The proceeds resulting from the collection, liquidation, sale or other disposition of the Collateral shall be applied in the manner set forth in Section 2.16(b) of the Credit Agreement.

(g) Certain Waivers. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands against the Agents and the Secured Parties arising out of the repossession, retention or sale of the Collateral, or any part or parts thereof, except to the extent any such claims, damages and awards arise out of the gross negligence or willful misconduct of the Agents or the Secured Parties.

(h) Remedies Cumulative. The rights and remedies provided under this Agreement are cumulative and may be exercised singly or concurrently, and are not exclusive of any other rights and remedies provided by law or equity.

(i) Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Section 10 are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, the Grantors shall remain liable for any deficiency.

SECTION 13. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent as such Grantor’s proxy and attorney-in-fact, effective upon and during the continuance of an Event of Default, with full authority in the place and stead of such Grantor, and in the name of such Grantor, or otherwise, from time to time, in the Collateral Agent’s sole and absolute discretion to do any of the following acts or things: (a) to do all acts and things and to execute all documents necessary or reasonably desirable to perfect and continue perfected the security interests created by this Agreement and to preserve, maintain and protect the Collateral; (b) to do any and every act which such Grantor is obligated to do under this Agreement; (c) to prepare, sign, file and record, in such Grantor’s name, any financing statement covering the Collateral; (d) to endorse and transfer the Collateral upon foreclosure by the Collateral Agent; and (e) to vote any of the pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of such Collateral would be entitled (including giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings); provided, however, that the Collateral Agent shall be under no obligation whatsoever to take any of the foregoing actions, and neither the Collateral Agent nor the Secured Parties shall have any liability or responsibility for any act or omission (other than the Collateral Agent’s or the Secured Parties’ own gross negligence or willful misconduct) taken with respect thereto. The above appointment of the Collateral Agent as the attorney-in-fact for each BVI Grantor is made by way of further security for the prompt payment in full in cash, and full performance of all the Obligations

14

and in order to more fully secure the performance of each BVI Grantor’s obligations under this Agreement and in further consideration of the payment by the Collateral Agent to each BVI Grantor of $1.00 (one U.S. Dollar) (the receipt and sufficiency of which is hereby acknowledged).

SECTION 14. Costs and Expenses. Each Grantor agrees to pay to the Agents all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) (a) of the Agents and the Lenders incurred thereby in the enforcement or attempted enforcement of this Agreement, whether or not an action is filed in connection therewith, and (b) of the Agents incurred thereby in connection with any waiver or amendment of any term or provision hereof. All reasonable out-of-pocket advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Agents and/or the Lenders in exercising any right, privilege, power or remedy conferred by this Agreement (including the right to perform any Obligation of such Grantor), or in the enforcement or attempted enforcement thereof, shall be secured hereby and shall become a part of the Obligations and shall be due and payable to the Agents and/or the Lenders, as applicable, by such Grantor on demand therefor.

SECTION 15. Transfers and Other Liens. Each Grantor agrees that, except as permitted under the Credit Agreement or any other Financing Document, it will not (i) sell, assign, exchange, transfer or otherwise dispose of, or contract to sell, assign, exchange, transfer or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral, except for Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

SECTION 16. Understandings with Respect to Waivers and Consents. Each Grantor warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise may have against the Secured Parties or others, or against any Collateral. If any of the waivers or consents herein are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

SECTION 17. Indemnity. Each Grantor agrees to indemnify the Collateral Agent, the Administrative Agent and the other Secured Parties from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including enforcement of this Agreement), except to the extent, as to any such indemnified Person, such claims, losses or liabilities result from such Person’s gross negligence or willful misconduct as determined by a court or competent jurisdiction by a final and nonappealable judgment.

SECTION 18. Amendments, Etc. Except as provided in Section 24 below, no amendment or waiver of any provision of this Agreement nor consent to any departure by any Grantor herefrom (other than supplements to the Schedules hereto in accordance with the terms of this Agreement) shall in any event be effective unless the same shall be in writing and executed by the Agents, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 19. Notices. All notices and other communications provided for hereunder shall be given in the manner, and to the respective addresses, set forth in Section 9.01 of the Credit Agreement.

SECTION 20. Continuing Security Interest; Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the date upon which the following occurs: payment in full in cash of the Obligations and all other amounts payable under this Agreement (in each case, other than (x) Derivative Obligations as to which

15

arrangements satisfactory to the Agents shall have been made, (y) Cash Management Obligations as to which arrangements satisfactory to the Agents shall have been made and (z) contingent obligations for indemnification) and expiration or termination of the Commitments and all Letters of Credit or, in the case of Letters of Credit, cash collateralization thereof in accordance with the Credit Agreement (such date, the “Agreement Termination Date”) , (b) be binding upon the Grantors, their successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent and Administrative Agent hereunder, to the benefit of the Secured Parties, any successor Collateral Agent or Administrative Agent, subject to the terms and conditions of the Credit Agreement. Subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans, Commitments, participations in Letters of Credit, or any rights in Collateral held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Collateral Agent, Administrative Agent or Lender herein or otherwise. Nothing set forth herein or in any other Financing Document is intended or shall be construed to give to any other party any right, remedy or claim under, to or in respect of this Agreement or any other Financing Document or any Collateral. The Grantors’ successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession thereof or therefor, provided that, none of the rights or obligations of the Grantors hereunder may be assigned or otherwise transferred without the prior written consent of the Agents.

SECTION 21. Release of Grantors. (a) This Agreement and all obligations of the Grantors hereunder and all security interests granted hereby shall be released and terminated on the Agreement Termination Date. Upon the occurrence of the Agreement Termination Date and such release and termination of the security interest hereunder, all rights in and to the Collateral pledged or assigned by any Grantor hereunder shall automatically revert to such Grantor, and the Collateral Agent and the Secured Parties shall return any pledged Collateral in their possession to such Grantor, or to the Person or Persons legally entitled thereto, and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to such Grantor, or to the Person or Persons legally entitled thereto, and to evidence or document the release of the interests of the Secured Parties arising under this Agreement, all as reasonably requested by, and at the sole expense of, such Grantor.

(b) The Collateral Agent agrees that if an asset Disposition permitted under the Credit Agreement occurs (other than a disposition from a Grantor to another Grantor), the Collateral Agent shall release the Collateral that is the subject of such asset Disposition to the Grantor that owns it free and clear of the Lien and security interest under this Agreement; provided that so long as the Agreement Termination Date has not occurred, the Collateral Agent shall have no obligation to make such release until arrangements reasonably satisfactory to it have been made for delivery to it of any Net Proceeds of any asset disposition to the extent required to be used to prepay the Loans pursuant to Section 2.09 of the Credit Agreement.

SECTION 22. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 23. Copies of Certificates Etc. Whenever any Grantor is required to deliver notices, certificates, opinions, statements or other information hereunder to the Collateral Agent or the Administrative Agent for further delivery to any Lender, it shall do so in such number of copies as the Collateral Agent or the Administrative Agent shall reasonably specify.

SECTION 24. Supplemental Grantors. Pursuant to Section 5.11 of the Credit Agreement, additional Subsidiaries shall become Grantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Administrative Agent a supplement in the form of Annex I

16

attached hereto (with blanks appropriately filled in and any other modifications as shall be acceptable to the Administrative Agent). together with such additional supporting documentation required pursuant to Section 5.11 of the Credit Agreement.

17

IN WITNESS WHEREOF, each Grantor has executed this Agreement by its duly authorized representative as of the date first written above.

GRANTOR

MICHAEL KORS (USA), INC.

By:
Name:
Title:

MICHAEL KORS, L.L.C.

By:
Name:
Title:

MICHAEL KORS STORES (CALIFORNIA), INC.

By:
Name:
Title:

MICHAEL KORS STORES, L.L.C.

By:
Name:
Title:

MICHAEL KORS RETAIL, INC.

By:
Name:
Title:

Signature Page to Amended and Restated Pledge and Security Agreement

Executed and delivered as a Deed )

by )
MICHAEL KORS HOLDINGS LIMITED )
in the presence of: )
)	Per:
)	Title:	Duly Authorised Director/Attorney-In-Fact
Name:

Witness’s Signature

(Name)	………………….

(Address)	………………….

(Occupation)	………………….

(Note: The above details are to be completed in the witness’s own handwriting.)

Signature Page to Amended and Restated Pledge and Security Agreement

Executed and delivered as a Deed )

by )
MICHAEL KORS CORPORATION )
in the presence of: )
)	Per:
)	Title:	Duly Authorised Director/Attorney-In-Fact
Name:

Witness’s Signature

(Name)	………………….

(Address)	………………….

(Occupation)	………………….

(Note: The above details are to be completed in the witness’s own handwriting.)

Signature Page to Amended and Restated Pledge and Security Agreement

Executed and delivered as a Deed )

by )
MICHAEL KORS INTERNATIONAL LIMITED )
in the presence of: )
)	Per:
)	Title:	Duly Authorised Director/Attorney-In-Fact
Name:

Witness’s Signature

(Name)	………………….

(Address)	………………….

(Occupation)	………………….

(Note: The above details are to be completed in the witness’s own handwriting.)

Signature Page to Amended and Restated Pledge and Security Agreement

SCHEDULE A

Locations of Equipment and Inventory

Part I. Locations of Equipment, by street address

Part II. Locations of Inventory, by street address, as of date hereof.

See the following contractor and facility list

RAW MATERIALS	FINISHED GOODS

DOMESTIC CONTRACTOR LIST

CONTRACTOR

SCHEDULE B

LOCATIONS OF BOOKS AND RECORDS

1.	Chief Executive Office

2.	Location of Account Records and Chattel Paper

SCHEDULE C

DEPOSIT ACCOUNTS AND LETTERS OF CREDIT

1.	Deposit Accounts

Name and Address of Institution Holding Account	Account No.

2.	Letters of Credit Issued for Benefit of Grantors

SCHEDULE D

PLEDGED STOCK AND OTHER INVESTMENT PROPERTY

AND INSTRUMENTS

[Name of Subsidiary] Certificates No. [            ] [            ] Shares

SCHEDULE E

LEGAL AND OTHER NAMES, UCC FILING OFFICE AND STATE ORGANIZATIONAL

IDENTIFICATION NUMBER

1.	Legal Names

2.	Trade Names and Fictitious Names

3.	Filing Office

4.	State Organizational Identification Number

SCHEDULE F

INTELLECTUAL PROPERTY

SCHEDULE G

MATERIAL LICENSE AGREEMENTS

27

SCHEDULE H

COMMERCIAL TORT CLAIMS

28

ANNEX I

to

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Reference is hereby made to the Pledge and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of September 15, 2011, made by MICHAEL KORS (USA), INC., a Delaware corporation (the “Company”), MICHAEL KORS HOLDINGS LIMITED, a British Virgin Islands company, MICHAEL KORS CORPORATION, a British Virgin Islands company, MICHAEL KORS, L.L.C., a Delaware limited liability company, MICHAEL KORS INTERNATIONAL LIMITED, a British Virgin Islands company, MICHAEL KORS STORES (CALIFORNIA), INC., a Delaware corporation, MICHAEL KORS STORES, L.L.C., a New York limited liability company and MICHAEL KORS RETAIL, INC., a Delaware corporation, and any other grantors made parties hereto pursuant to a supplement in the form of Annex I thereto, including the undersigned (collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Second Amended and Restated Credit Agreement referred to below, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Trade Capital, LLC), as collateral agent for the Lenders and the other “Secured Parties” referred to in the Credit Agreement (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”)]. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement.

By its execution below, the undersigned, [NAME OF NEW GRANTOR], a [            ] [corporation/limited liability company/limited partnership] (the “New Grantor”) agrees to become, and does hereby become, a Grantor under the Agreement and agrees to be bound by the Agreement as if originally a party thereto. The New Grantor hereby collaterally assigns and pledges to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties, a security interest in all of the New Grantor’s right, title and interest in and to the Collateral, whether now owned or hereafter acquired, to secure the prompt and complete payment and performance of the Obligations.

By its execution below, the New Grantor represents and warrants as to itself that all of the representations and warranties contained in the Agreement as they relate to the undersigned are true and correct in all material respects as of the date hereof (with any references to the date of the Agreement being deemed to mean the date hereof). The New Grantor represents and warrants that the supplements to the Exhibits to the Agreement attached hereto are true and correct in all material respects and that such supplements set forth all information required to be scheduled under the Agreement with respect to the New Grantor. The New Grantor shall take all steps necessary and required under the Agreement to perfect, in favor of the Administrative Agent, a first-priority security interest in and lien against the New Grantor’s Collateral.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

29

IN WITNESS WHEREOF, the New Grantor has executed and delivered this Security Agreement Supplement as of this              day of             , 20    .

[NAME OF NEW GRANTOR]

By:
Title:

30

EXHIBIT H

[RESERVED]

H-1

EXHIBIT I

[RESERVED]

I-18

EXHIBIT J

[RESERVED]

J-1

EXHIBIT K

FORM OF TRI-PARTY NOTIFICATION

[Date]

[ADDRESS OF THIRD PARTY]

Attention: [                        ]

Re:	Notice of Security Interest

Dear                     :

We refer to the (i) Second Amended and Restated Credit Agreement, dated as of September 15, 2011 (the “Credit Agreement”), among MICHAEL KORS (USA), INC., a Delaware corporation, (the “Company”) as borrower, the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent (the “Collateral Agent”) and (ii) the Amended and Restated Pledge and Security Agreement, dated as of September 15, 2011, among the Company, the other Guarantors, the Lenders, the Administrative Agent and the Collateral Agent (the “Pledge and Security Agreement”). Terms defined in the Credit Agreement or the Pledge and Security Agreement (as applicable) are used herein with the same meanings.

NOTICE IS HEREBY GIVEN that, pursuant to the Credit Agreement and the Pledge and Security Agreement, the Company and the other Loan Parties (collectively, the “Borrower”) have granted to the Lenders a security interest in the Collateral, including a security interest in any and all amounts owed by you to the Borrower. The Company’s records reflect that you are currently depositing funds owing to the Borrower in                     , Account #                    . This notice also will serve to confirm that this account is the correct account into which such payments should be deposited.

Sincerely,

MICHAEL KORS (USA), INC.

By:
Name:
Title:

MICHAEL KORS (CANADA) CO.

By:
Name:
Title:

MICHAEL KORS (EUROPE) B.V.

By:
Name:
Title:

By:
Name:
Title:

MICHAEL KORS (SWITZERLAND) GMBH

By:
Name:
Title:

MICHAEL KORS HOLDINGS LIMITED

By:
Name:
Title:

MICHAEL KORS CORPORATION

By:
Name:
Title:

MICHAEL KORS, L.L.C.

By:
Name:
Title:

MICHAEL KORS INTERNATIONAL LIMITED

By:
Name:
Title:

MICHAEL KORS STORES (CALIFORNIA), INC.

By:
Name:
Title:

MICHAEL KORS STORES, L.L.C.

By:
Name:
Title:

MICHAEL KORS RETAIL, INC.

By:
Name:
Title:

MICHAEL KORS (EUROPE) HOLDING COOPERATIE U.A.

By:
Name:
Title:

By:
Name:
Title:

MICHAEL KORS (EUROPE) HOLDINGS B.V.

By:
Name:
Title:

By:
Name:
Title:

MICHAEL KORS (UK) LIMITED

By:
Name:
Title:

EXHIBIT L

EXHIBIT L-1

FORM OF U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 15, 2011 (the “Credit Agreement”), among MICHAEL KORS (USA), INC., a Delaware corporation, (the “Company”), the Foreign Subsidiary Borrowers party thereto from time to time, the Guarantors party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

L-1-1

EXHIBIT L-2

FORM OF U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 15, 2011 (the “Credit Agreement”), among MICHAEL KORS (USA), INC., a Delaware corporation, (the “Company”), the Foreign Subsidiary Borrowers party thereto from time to time, the Guarantors party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

L-2-1

EXHIBIT L-3

FORM OF U.S. TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 15, 2011 (the “Credit Agreement”), among MICHAEL KORS (USA), INC., a Delaware corporation, (the “Company”), the Foreign Subsidiary Borrowers party thereto from time to time, the Guarantors party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non- U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

L-3-1

EXHIBIT L-4

FORM OF U.S. TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of September 15, 2011 (the “Credit Agreement”), among MICHAEL KORS (USA), INC., a Delaware corporation, (the “Company”), the Foreign Subsidiary Borrowers party thereto from time to time, the Guarantors party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

L-4-1

EXHIBIT M

JPMORGAN CONTINUING AGREEMENT FOR COMMERCIAL AND STANDBY

LETTERS OF CREDIT

[ATTACHED]

M-1

J.P.Morgan

CONTINUING AGREEMENT FOR

COMMERCIAL & STANDBY LETTERS OF CREDIT BETWEEN

MICAHEL KORS (USA) INC., AND JPMORGAN CHASE BANK, N.A.

To induce JPMorgan Chase Bank, N.A. and/or any of its domestic or foreign subsidiaries or affiliates (individually and collectively, “Bank”), in its sole discretion, to issue for the account of the Applicant or for the account of the Account Party named in the Application, one or more standby or commercial letters of credit or other independent undertakings, from time to time at the request of the undersigned (individually and collectively, “Applicant”; jointly and severally, if more than one), Applicant agrees as to each letter of credit or undertaking (together with any replacements, extensions or modifications, a “Credit”, collectively, “Credits”) as follows.

All Credits issued pursuant to this Continuing Agreement (the “Agreement”) are issued under and pursuant to the terms, provisions and covenants of the Amended and Restated Credit Agreement (as amended, extended, restated or otherwise modified from time to time, the “Credit Agreement”) dated as of August 31, 2007 among the Lenders party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent. Capitalized terms used herein and not otherwise defined have the meaning assigned to them in the Credit Agreement. All references made herein to Sections shall be construed to refer to Sections of the Credit Agreement.

The provisions relating to letters of credit set forth in the Credit Agreement, including without limitation, rights and remedies of the Bank as issuing bank and lender shall apply to the Credit(s) and will be secured by Collateral (if any), described in the Credit Agreement and other loan documents as such terms are defined in the Credit Agreement. In the event of any inconsistency between the terms and conditions of the Credit Agreement and the terms and conditions of this Agreement, the terms and conditions of the Credit Agreement shall control, except that provisions relating to indemnification and limitation of the Bank’s liability as set forth in this Agreement shall also apply.

1. Definitions: The following terms shall have the meanings set forth below:

“Application” means each request to issue a Credit.

“Costs” means any and all claims, suits, judgments, costs, losses, fines, penalties, damages, liabilities, and expenses, including reasonable and documented expert witness fees and legal fees, charges and disbursements of any counsel for any Indemnified Person.

“Drawing Document” means any document presented for purposes of drawing under a Credit.

“Good Faith” means honesty in fact in the conduct of the transaction concerned.

“Instructions” means inquiries, communications and instructions (whether oral, telephonic, written, telegraphic, facsimile, electronic or other) regarding a Credit; each Application and this Agreement are each referred to herein as “Instructions” (and the term “Application” is subsumed within the term “Instruction”).

“ISP” means International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adhered to by Bank on the date such Credit is issued.

“LOI’s” means steamship guarantees, releases or letters of indemnity in favor of a carrier issued by Bank upon Instruction of Applicant.

“Obligations” means all obligations and liabilities of Applicant to Bank in respect of any and all Credits and LOI’s issued hereunder (if any) and under this Agreement, whether matured or unmatured, absolute or contingent, now existing or hereafter incurred.

“Property” means all property of any kind whatsoever (now existing or hereafter acquired) including, without limitation,

any and all right, title and interest of Applicant in any goods, equipment, inventory, money, documents, letters of credit, warehouse receipts, instruments, securities, security entitlements, financial assets, investment property, precious and base metals, chattel paper, electronic chattel paper, accounts, commercial tort claims, deposit accounts, general intangibles (including any claims for breach of contract, breach of warranty claims and any insurance policies and proceeds), letter of credit rights, choses in action and the proceeds of any and all thereof (including any and all of the aforesaid referred to in any Credit or the Drawing Documents relating thereto).

“Released Merchandise” means all Property referred to in or relating to the applicable Credit, released (including pursuant to a forwarders cargo receipt or by any other means whatsoever) or consigned to Applicant or any Person designated by Applicant in connection with such Credit or a LOI.

“Standard Letter of Credit Practice” means, for Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Bank issued the applicable Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Credit, as the case may be. Such practices shall be (i) of banks that regularly issue Credits in the particular city and (ii) required or permitted under the UCP or the ISP, as chosen in the applicable Credit.

“UCP” means Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 or No. 600, as applicable to any Credit and any subsequent revision thereof adhered to by Bank on the date such Credit is issued. If a Credit subject to UCP does not specify which revision is applicable, the Credit shall be subject to Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600.

“UN Convention” means the United Nations Convention on Independent Guarantees and Standby Letters of Credit.

2. Applications/Instructions. Each Application shall be irrevocable and in such form as Bank shall from time to time require or agree to accept (including any type of electronic form or means of communication). Bank’s records of the content of any Instruction shall be conclusive absent manifest error. Bank may transmit a Credit and any amendment thereto by S.W.I.F.T. message and thereby bind Applicant directly and as indemnitor to the S.W.I.F.T. rules, including rules obligating Applicant or Bank to pay charges. Terms regarding LOI’s are set forth on Annex I.

3. Amendment; Waiver. Bank shall not be deemed to have amended or modified any term hereof, or waived any of its rights unless Bank consents in writing to such amendment, modification or waiver. No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to such waiver, nor as to any continuance of a breach after such waiver. Bank’s consent to any amendment, waiver, or modification does not mean that Bank shall consent or has consented to any other or subsequent Instruction to amend, modify, or waive a term of this Agreement or any Credit.

4. Indemnification; Limitation of Liability. (a) Without limiting any other provisions of this Agreement or the Credit Agreement, Bank and each other Indemnitee (as defined in the Credit Agreement), shall not be responsible to Applicant for, and Bank’s rights and remedies against Applicant and Applicant’s obligation to reimburse the Bank under the Credit Agreement shall not be impaired by: (i) honor of a presentation under any Credit which on its face substantially complies with the terms of such Credit; (ii) honor of a presentation of any Drawing Documents which appear on their face to have been signed, presented or issued (X) by any purported successor or transferee of any beneficiary or other party required to sign, present or issue the Drawing Documents or (Y) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Credit, even if nonnegotiable or not in the form of a draft, and may disregard any requirement that such draft, demand or request bear any or adequate reference to the Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness, or legal effect of any presentation under any Credit or of any Drawing Documents; (v) disregard of any non-documentary conditions stated in any Credit; (vi) acting upon any Instruction which it, in Good Faith, believes to have been given by a Person or entity authorized to give such Instruction; (vii) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation; (viii) any delay in giving or failing to give any notice; (ix) any acts, omissions or fraud by, or the solvency of, any beneficiary, any nominated Person or any other Person; (x) any breach of contract between the beneficiary and Applicant or any of the parties to the underlying transaction; (xi) assertion or waiver of any provision of the UCP or ISP which primarily benefits an issuer of a letter of credit, including, any requirement that any Drawing Document be presented to it at a particular hour or place; (xii) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the Standard Letter of Credit Practice applicable to it; (xiii) dishonor of any presentation upon or during any Event of Default or for which Applicant is unable or unwilling to reimburse or indemnify Bank (provided that Applicant acknowledges that if Bank shall later be required to honor the presentation, Applicant shall be liable therefore in accordance with Section 2.04(f) of the Credit Agreement); or (xiv) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where it has issued, confirmed, advised or negotiated such Credit, as the case may be.

(b) Without limiting Section 9.03(b) of the Credit Agreement, such Section 9.03(b) shall apply to the Bank and each related Indemnitee notwithstanding the occurrence of any of the events specified in clause (a) of this Section 4 subject to the proviso set forth in such Section 9.03(b).

(c) If a Credit is to be governed by a law other than that of the State of New York, Bank shall not be liable for any Costs resulting from any act or omission by Bank in accord with the UCP or the ISP, as applicable, and Applicant shall indemnify Bank for all such Costs.

5. Foreign Currency. If the amount drawn under any Credit is in non-United States currency (“foreign currency”), Applicant shall pay the Bank for each Credit the amount of each drawing paid by Bank under the Credit, on demand, the United States dollar equivalent of the amount computed at Bank’s selling rate, as of the date of Applicant’s payment, for cable transfers of such foreign currency to the place of payment; provided, further, that if, for any reason, Bank has no selling rate for cable transfers of that currency to such place on the payment date, Applicant shall pay Bank an amount in United States currency equivalent to Bank’s actual cost of settlement of its obligation.

6. Compliance with Laws. Applicant will comply with all foreign and domestic laws, rules and regulations (including the USA Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to each Credit, the transactions underlying such Credit or Applicant’s execution, delivery and performance of this Agreement.

7. Representations and Warranties. Applicant hereby represents and warrants that this Agreement constitutes the legal, valid and binding obligation of Applicant enforceable against it in accordance with its terms and makes each of the representations and warranties set forth in the Credit Agreement as of the date of this Agreement (and with each request for the issuance of a Credit represents and warrants the same as of the date of the request).

8. Assertion of Rights. To the extent Bank honors a presentation for which Bank remains unpaid, Bank may assert rights of Applicant and Applicant shall cooperate with Bank in its assertion of Applicant’s rights, if any, against the beneficiary, the beneficiary’s rights against Applicant and any other rights that Bank may have by subordination, subrogation, reimbursement, indemnity or assignment.

9. Electronic Transmissions. Bank is authorized to accept and process any Application and any amendments, transfers, assignments of proceeds, Instructions, consents, waivers and all documents relating to the Credit or the Application which are sent to Bank by electronic transmission, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Applicant. Bank may, but shall not be obligated to, require authentication of such electronic transmission or that Bank receives original documents prior to acting on such electronic transmission. If it is a condition of the Credit that payment may be made upon receipt by Bank of an electronic transmission advising negotiation, Applicant hereby agrees to reimburse Bank on demand for the amount indicated in such electronic transmission advice, and further agrees to hold Bank harmless if the documents fail to arrive, or if, upon the arrival of the documents, Bank should determine that the documents do not comply with the terms and conditions of the Credit.

10. COMMERCIAL CREDITS

Acceptance of Drawing Documents; No Waiver. Applicant’s acceptance or retention of a Drawing Document presented under or in connection with any Credit (whether or not the document is genuine) or of any Released Merchandise shall ratify Bank’s honor of the presentation and preclude Applicant from raising a defense, set-off or claim with respect to Bank’s honor of such Credit. Bank shall not be required to seek any waiver of discrepancies from Applicant or to grant any waiver of discrepancies which Applicant approves or requests.

Possession of Drawing Documents. If Bank shall agree to honor (accept) Drawing Documents under a Credit on a time draft or deferred payment basis, Applicant shall not take possession of the Drawing Documents or the underlying Property except for the purpose of loading, unloading, storing, shipping, transshipping, manufacturing, processing or otherwise dealing with such Property in a manner preliminary to its sale or exchange. An Instruction to release any such Drawing Document or Property shall be deemed a representation by Applicant to Bank that Applicant seeks such release for one of said purposes. In each such case, Applicant immediately shall apply the sale proceeds of such Property to the Obligations relating to the applicable Credit.

Absence of Written Instructions. In the absence of written instructions to the contrary, the Applicant agrees that (a) if the Credit authorizes drawings and/or shipments in installments and any installment is not drawn and/or shipped within the period allowed for that installment but the Applicant waives such discrepancy, the Bank is authorized to honor any subsequent installments so long as documents for such installments are presented within the period allowed for such installments; and (b) each negotiation Credit shall expire at the counters of the nominated person even if notice of the presentation or any documents contained in the presentation is not received by the Bank until after the expiry date of the Credit or any installment thereof.

Release of Documents or Claiming of Goods from the Carrier. In the event Bank, upon Applicant’s request, agrees to deliver to Applicant, a customs broker or any other person designated by the Applicant, any of the documents of title relating to the Credit, prior to having received payment in full of all the Obligations, Applicant agrees to obtain possession of any goods represented by such documents within twenty-one days after the date of delivery of such documents, and if Applicant fails to do so, Applicant agrees to return such documents or to have them returned to Bank prior to the expiration of the twenty-one day period. Applicant further agrees to execute and deliver to Bank receipts for such documents and the goods represented thereby identifying and describing such documents and goods. If Applicant claims from the carrier any goods identified in the shipping documents required under the Credit, (by virtue of a steamship release, air release, letter of indemnity or any other means), with or without the assistance of Bank, and such goods have been released to Applicant or a customs broker or agent acting on Applicant’s behalf, the Applicant hereby authorizes Bank to immediately, and without further inquiry and consideration, debit any account of Applicant in an amount equal to the fair market value of such goods, that have been released, together with any out-of-pocket charges or expenses owing to the Bank.

11. STAND BY CREDIT(S)

Installments. If the Credit is issued subject to UCP 500 or 600, unless otherwise agreed, in the event that any installment of the Credit is not drawn within the period allowed for that installment, the Credit may continue to be available for any subsequent installments in the sole discretion of the Bank, notwithstanding Article 41 of UCP 500 or Article 32 of UCP 600.

Auto Extend Notice. If the Credit provides for automatic extension without amendment, Applicant agrees that it will notify Bank in writing at least sixty (60) days prior to the last day specified in the Credit by which Bank must give notice of nonextension as to whether or not it wishes the Credit to be extended. Any decision to extend or not extend the Credit shall be in Bank’s sole discretion and judgment. Applicant hereby acknowledges that in the event Bank notifies the beneficiary of the Credit that it has elected not to extend the Credit and the beneficiary draws on the Credit after receiving the notice of non-extension, Applicant acknowledges and agrees that Applicant shall have no claim or cause of action against Bank or defense against payment under the agreement for Bank’s discretionary decision to extend or not extend the Credit.

Pending Expiry Notice. If a Credit’s terms and conditions provide that Bank give beneficiary a notice of pending expiration, Applicant agrees that it will notify Bank in writing at least sixty (60) days prior to the last day specified in the Credit by which Bank must give such notice of the pending expiration date. In the event Applicant fails to so notify Bank and the Credit is extended, Applicant’s Obligations under this Agreement shall continue in effect and be binding on Applicant with regard to the Credit as so extended.

12. Waiver of Defense; Joint and Several Liability. Applicant waives any defense whatsoever which might constitute a defense available to, or discharge of, a surety or a guarantor. If more than one Person signs this Agreement or an Application hereunder, each of them shall be jointly and severally liable hereunder and thereunder and all the terms and provisions regarding liabilities, obligations and Property of such Persons shall apply to any liabilities, obligations and Property of any and all of them.

13. Continuing Agreement. This Agreement is a continuing agreement and may not be terminated by Applicant except upon (i) thirty (30) days’ prior written notice of such termination by Applicant to Bank at the address of Bank set forth on the most recent Credit issued hereunder, (ii) payment of all Obligations and (iii) the expiration or cancellation of all Credits issued hereunder. Notwithstanding the foregoing sentence, if a Credit is issued in favor of a sovereign or commercial entity, which is to issue a guarantee or undertaking on Applicant’s behalf in connection therewith, or is issued as support for such a guarantee, the Applicant shall remain liable with respect to such Credit until Bank is fully released in writing by such entity.

14. Commencement of Action. Any action or proceeding in respect of any matter arising under or in connection with Credits, the Applications or this Agreement must be brought by Applicant against the Bank within the time period specified in Section 5-115 of the Uniform Commercial Code.

15. Jurisdiction; Waiver of Jury Trial; Applicable Law. Applicant agrees to be bound by the provisions in the Credit Agreement relating to jurisdiction, venue, and waiver of jury trial and that such provisions shall also apply to this Agreement. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

16. No Third Party Benefits; Successor; Integration; Delivery by Facsimile; Notices. This Agreement shall be binding upon and inure to the benefit of Bank and Applicant and their respective successors and permitted assigns. This Agreement shall not confer any right or benefit upon any Person other than the parties to this Agreement, the Indemnified Persons and their respective successors and permitted assigns. Applicant may not assign this Agreement without the prior written consent of Bank. This Agreement may be signed and delivered by facsimile transmission. Notices to Bank shall be sent to the address of Bank as set forth on the Credit and shall be delivered by hand, overnight courier or certified mail, return receipt requested. Notices to Applicant shall be sent to the address set forth below the signature line hereto. THIS AGREEMENT AND THE CREDIT AGREEMENT CONSTITUTE THE ENTIRE CONTRACT AND FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

17. Survival. The provisions of Sections 4, 13, and 15 shall survive and remain in full force and effect regardless of the consummation of any transactions contemplated hereby, the reimbursement or repayment of any drawings or Obligations, the expiration or termination of the Credits or LOIs or the termination of this Agreement or any provision hereof.

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH HEREIN, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

Michael Kors (USA) Inc.
(Applicant/Obligor)

/s/ Laura Lentini
(Authorized Signature)

SVP+ Controller
(Title)

201-453-5069
(Phone)

201-453-5569
(Fax)

10/26/10
(Date)

THE FOLLOWING IS TO BE EXECUTED IF THE CREDIT IS TO BE ISSUED FOR THE ACCOUNT OF A PERSON OTHER THAN THE PERSON SIGNING ABOVE:

AUTHORIZATION AND AGREEMENT OF ADDITIONAL PARTY NAMED AS ACCOUNT PARTY

To: THE ISSUER OF THE CREDIT

We join in the above Agreement, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree (i) that the above Applicant has sole right to give instructions and make agreements with respect to this Agreement and the Credit, and the disposition of documents, and we have no right or claim against you, any of your affiliates or subsidiaries, or any correspondent in respect of any matter arising in connection with any of the foregoing and (ii) to be bound by the Agreement and all obligations of the Applicant thereunder as if we were a party thereto. The Applicant is authorized to assign or transfer to you all or any part of any security held by the Applicant for our obligations arising in connection with this transaction and, upon any such assignment or transfer, you shall be vested with all powers and rights in respect of the security transferred or assigned to you and you may enforce your rights under this Agreement against us or our Property in accordance with the terms hereof.

(Account Party)

(Authorized Signature)

(Title)

(Phone)

(Fax)

(Date)

THE UNDERSIGNED HEREBY AGREES TO ALL THE TERMS AND CONDITIONS SET FORTH HEREIN, ALL OF WHICH HAVE BEEN READ AND UNDERSTOOD BY THE UNDERSIGNED.

Michael Kors (USA) Inc.
(Applicant/Obligor)

/s/ Laura Lentini
(Authorized Signature)

SVP+ Controller
(Title)

201-453-5069
(Phone)

201-453-5569
(Fax)

10/26/10
(Date)

THE FOLLOWING IS TO BE EXECUTED IF THE CREDIT IS TO BE ISSUED FOR THE ACCOUNT OF A PERSON OTHER THAN THE PERSON SIGNING ABOVE:

AUTHORIZATION AND AGREEMENT OF ADDITIONAL PARTY NAMED AS ACCOUNT PARTY

To: THE ISSUER OF THE CREDIT

We join in the above Agreement, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree (i) that the above Applicant has sole right to give instructions and make agreements with respect to this Agreement and the Credit, and the disposition of documents, and we have no right or claim against you, any of your affiliates or subsidiaries, or any correspondent in respect of any matter arising in connection with any of the foregoing and (ii) to be bound by the Agreement and all obligations of the Applicant thereunder as if we were a party thereto. The Applicant is authorized to assign or transfer to you all or any part of any security held by the Applicant for our obligations arising in connection with this transaction and, upon any such assignment or transfer, you shall be vested with all powers and rights in respect of the security transferred or assigned to you and you may enforce your rights under this Agreement against us or our Property in accordance with the terms hereof.

(Account Party)

(Authorized Signature)

(Title)

(Phone)

(Fax)

(Date)

Appendix A

To the Continuing Agreement for Commercial & Standby Letters of Credit

(To be completed by Account Party/Applicant/Correspondent Bank)

This Appendix will remain in effect until further notice in writing is received by the JPMorgan Chase Bank, N.A. from the Account Party/Applicant/Correspondent Bank. Changes to this Appendix require a new Appendix A to be executed and delivered to JPMorgan Chase Bank, N.A.

A)	In the event JPMorgan Chase Bank, N.A. issues or amends a Commercial or a Standby Letter of Credit (“Credit”), any one of the following individual(s) shall be authorized to sign on the behalf of:

Michael Kors (USA) Inc.

(Print Name of Account Party/Applicant/Correspondent Bank)

Joseph B. Parsons	EVP + CFO	/s/ Joseph B. Parsons	10/26/10
(Printed Name)	(Title)	(Authorized Signature)	(Date)

Laura Lentini	SVP + Controller	/s/ Laura Lentini	10/26/10
(Printed Name)	(Title)	(Authorized Signature)	(Date)

B)	In regards to any “Credit”, JPMorgan Chase Bank, N.A. may accept and rely on instructions including without limitation, (a) waiving of discrepancies, (b) mailings/returning shipping documents, (c) changing Credit terms and conditions prior to issuance, and amendments to Credits which do not extend, increase or change the tenor of the draft(s) transmitted by the following authorized representatives of:

Michael Kors (USA) Inc.

(Print Name of Account Party/Applicant/Correspondent Bank)

Joseph B. Parsons	EVP + CFO	/s/ Joseph B. Parsons	10/26/10
(Printed Name)	(Title)	(Authorized Signature)	(Date)

Laura Lentini	SVP + Controller	/s/ Laura Lentini	10/26/10
(Printed Name)	(Title)	(Authorized Signature)	(Date)

Herb Lang	Accounts Payable Manager		10/26/10
(Printed Name)	(Title)	(Authorized Signature)	(Date)

C)	Signature Verification (To be completed by “Bank”):

The above individual(s) is/are authorized to execute and sign applications, amendments and instructions on behalf of the Account Party/Applicant/Correspondent Bank.

(Print Relationship Manager “RM” Name)	(“RM” Title)	(“RM” Authorized Signature)	(Date)

Appendix A

To the Continuing Agreement for Commercial & Standby Letters of Credit

(To be completed by Account Party/Applicant/Correspondent Bank)

This Appendix will remain in effect until further notice in writing is received by the JPMorgan Chase Bank, N.A. from the Account Party/Applicant/Correspondent Bank. Changes to this Appendix require a new Appendix A to be executed and delivered to JPMorgan Chase Bank, N.A.

A)	In the event JPMorgan Chase Bank, N.A. issues or amends a Commercial or a Standby Letter of Credit (“Credit”), any one of the following individual(s) shall be authorized to sign on the behalf of:

Michael Kors (USA) Inc.

(Print Name of Account Party/Applicant/Correspondent Bank)

Joseph B. Parsons	EVP + CFO	/s/ Joseph B. Parsons	10/26/10
(Printed Name)	(Title)	(Authorized Signature)	(Date)

Laura Lentini	SVP + Controller	/s/ Laura Lentini	10/26/10
(Printed Name)	(Title)	(Authorized Signature)	(Date)

B)	In regards to any “Credit”, JPMorgan Chase Bank, N.A. may accept and rely on instructions including without limitation, (a) waiving of discrepancies, (b) mailings/returning shipping documents, (c) changing Credit terms and conditions prior to issuance, and amendments to Credits which do not extend, increase or change the tenor of the draft(s) transmitted by the following authorized representatives of:

Michael Kors (USA) Inc.

(Print Name of Account Party/Applicant/Correspondent Bank)

Joseph B. Parsons	EVP + CFO	/s/ Joseph B. Parsons	10/26/10
(Printed Name)	(Title)	(Authorized Signature)	(Date)

Laura Lentini	SVP + Controller	/s/ Laura Lentini	10/26/10
(Printed Name)	(Title)	(Authorized Signature)	(Date)

Herb Lang	Accounts Payable Manager		10/26/10
(Printed Name)	(Title)	(Authorized Signature)	(Date)

C)	Signature Verification (To be completed by “Bank”): The above individual(s) is/are authorized to execute and sign applications, amendments and instructions on behalf of the Account Party/Applicant/Correspondent Bank.

Lilwatie Wong (4058017)		/s/ Lilwatie Wong
(Print Relationship Manager “RM” Name)	(“RM” Title)	(“RM” Authorized Signature)	(Date)

ANNEX I TO AGREEMENT FOR COMMERCIAL LETTERS OF CREDIT ISSUED BY

JPMORGAN CHASE BANK, N.A.

If Bank issues a LOI or endorses a bill of lading at the Instruction of Applicant or otherwise pursuant hereto, Applicant agrees as follows:

Except as otherwise set forth in this Annex I or expressly set forth elsewhere in this Agreement, LOI’s shall be deemed issued by Bank subject to the same terms and conditions set forth herein for Credits, including, without limitation, payment obligations, indemnification provisions and limitations of liability benefiting Bank and other Indemnified Persons. Applicant shall be liable for payments made under any LOI on demand and otherwise subject to Section 2.04(f) of the Credit Agreement. Bank shall have the right in its sole discretion and without notice to or approval of Applicant, to pay, settle or adjust any claim or demand made against or upon Bank in connection therewith without inquiry or determination, on Bank’s part, of the circumstances, merits or validity of any claim or demand. Applicant shall take whatever steps are necessary to obtain the shipping documents concerning the Released Merchandise. Upon Applicant’s receipt of such shipping documents, Applicant shall deliver them to the carrier, duly endorsed by all parties whose endorsement is required by the carrier, and obtain from the carrier and deliver to Bank, the LOI and a release of Bank’s liability to the carrier. Bank may make payments against any drawing under the Credit related to an LOI, whether or not the drawing shall comply with the terms and conditions of such Credit, without any liability whatsoever to Bank. Applicant expressly acknowledges that Applicant may be required to reimburse Bank for payments made by Bank under both the LOI and such Credit with respect to the same Released Merchandise. Applicant shall account by delivering to Bank, immediately upon the receipt thereof by Applicant, the proceeds of the sale of the Released Merchandise or the documents related thereto in whatever form received (with Applicant’s endorsement where necessary) to be applied by Bank to the payment of any drawing under the Credit. If any proceeds shall be notes, accounts, acceptances, or in any form other than cash, they shall not be applied by Bank until paid in cash. Bank shall have the option at any time to sell or discount these items and so apply the net proceeds, conditionally upon final payment of these items. Applicant shall pay all charges in connection with the Released Merchandise and shall at all times hold it separate and apart from the Property of Applicant and shall definitively show such separation in all its records and entries. Applicant shall at all times keep the Released Merchandise fully insured at Applicant’s expense in favor of, and to the satisfaction of, Bank against loss by fire, theft, and any other risk to which it may be subject. Applicant shall deposit the insurance policies with Bank upon its demand. If for any reason any of such policies fail to provide for payment of the loss thereunder to Bank as its interest may appear, Applicant hereby (1) assigns and makes the loss payable under any of such policies payable to Bank as its interest may appear, (2) assigns to Bank all of the avails and proceeds of any and all of such policies, and (3) agrees to accept such avails and proceeds in trust for Bank and to forthwith deliver the same to Bank in the exact form received (with the endorsement of Applicant where necessary). Bank shall have no responsibility for the existence, quantity, quality, condition, value or delivery of any Released Merchandise or the correctness, validity or genuineness of the documents purporting to represent Released Merchandise.

EXHIBIT N

[RESERVED]

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EXHIBIT O

RESERVE COSTS

1.	The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from an office of such Lender in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all applicable Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

AB + C(B – D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than Pounds Sterling:

E x 0.01	percent per annum
300

Where:

A.	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B.	is the percentage rate of interest (excluding the applicable interest rate margin under Section 2.11(a) (shown as a number of bps in the definition of Applicable Rate) and the Mandatory Costs Rate and, if the Loan is due and unpaid, the additional rate of interest specified in Section 2.11(c)) payable for the relevant Interest Period on the Loan.

C.	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D.	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E.	is designed to compensate Lenders for amounts payable under the Fees Rules and is the most recent rate of charge payable by the Administrative Agent to the Financial Services Authority pursuant to the Fee Rules in respect of the relevant financial year of the Financial Services Authority and expressed in Pounds Sterling per £1,000,000.

5.	For the purposes of this Exhibit:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

8.

The percentages of each Lender for the purpose of A and C above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraph 7 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 7 above is true and correct in all respects.

10.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 7 above.

11.	Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

12.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	Capitalized terms used but not defined herein have the meanings ascribed to them in that certain Second Amended and Restated Credit Agreement, dated as of September 15, 2011, by and among MICHAEL KORS (USA), INC., a Delaware corporation, as a borrower, the Foreign Subsidiary Borrowers from time to time party thereto, MICHAEL KORS HOLDINGS LIMITED, a British Virgin Islands company, MICHAEL KORS CORPORATION, a British Virgin Islands company, MICHAEL KORS, L.L.C., a Delaware limited liability company, MICHAEL KORS INTERNATIONAL LIMITED, a British Virgin Islands company, MICHAEL KORS STORES (CALIFORNIA), INC., a Delaware corporation, MICHAEL KORS STORES, L.L.C., a New York limited liability company, MICHAEL KORS RETAIL, INC., a Delaware corporation, MICHAEL KORS (EUROPE) HOLDING COOPERATIE U.A., a co-operative with excluded liability (coöperatie met uitgesloten aansprakelijkheid) organized and existing under the laws of the Netherlands, MICHAEL KORS (EUROPE) HOLDINGS B.V., a private limited liability company incorporated under the laws of Curaçao, and MICHAEL KORS (UK) LIMITED, a private limited company incorporated under the laws of England and Wales with registered number 6481234, as Guarantors, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent, as amended.

EXHIBIT P

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated                     , 20         (this “Supplement”), by and among each of the signatories hereto, to the Second Amended and Restated Credit Agreement, dated as of September 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Michael Kors (USA), Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Trade Capital, LLC), as collateral agent.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment;

WHEREAS, the Company has given notice to the Administrative Agent of its intention to increase the Aggregate Commitment pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $[            ], thereby making the aggregate amount of its total Commitments equal to $[            ].

2. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

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IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

MICHAEL KORS (USA), INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

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EXHIBIT Q

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated                     , 20         (this “Supplement”), to the Second Amended and Restated Credit Agreement, dated as of September 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Michael Kors (USA), Inc. (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Trade Capital, LLC), as collateral agent (in such capacity, the “Collateral Agent”).

1. W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may extend Commitments under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment with respect to Loans of $[            ].

2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[            ]

4. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

2. [remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

MICHAEL KORS (USA), INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

EXHIBIT R

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [            ], among Michael Kors (USA), Inc., a Delaware corporation (the “Company”), [Name of Foreign Subsidiary Borrower], a [            ] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of September 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Foreign Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Foreign Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [            ].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date. [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with, or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 of England and Wales (as amended).]3[INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS] Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

[3]	To be included only if a New Borrowing Subsidiary will be a Borrower organized under the laws of England and Wales.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

MICHAEL KORS (USA), INC.

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

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EXHIBIT S

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.

as Administrative Agent

for the Lenders referred to below

270 Park Avenue, 43rd Floor

New York, NY 10017

Attention: James T. Knight, Vice President (Telecopy No. (646) 534-3081)

[Date]

Ladies and Gentlemen:

The undersigned, Michael Kors (USA), Inc. (the “Company”), refers to the Second Amended and Restated Credit Agreement dated as of September 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Trade Capital, LLC), as Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [            ] (the “Terminated Borrowing Subsidiary”) as a Foreign Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

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(b) This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

MICHAEL KORS (USA), INC.

By:
Name:
Title:

Copy to: JPMorgan Chase Bank, N.A.

                [                     ]

                [                     ]

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